****************************************************************************
*                                                                          *
*  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1994 *
*                                               REGISTRATION NO. 33-54209  *
*                                                                          *
****************************************************************************


                       SECURITIES AND EXCHANGE COMMISSION

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                            WAXMAN INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                      5074
            (Primary Standard Industrial Classification Code Number)
                                   34-0899894
                    (I.R.S. Employer Identification Number)
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
              (Address, including zip code, and telephone number,
            including area code, of registrant's principal offices)

                                 ARMOND WAXMAN
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
           (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)
                                   Copies to:

                            SCOTT M. ZIMMERMAN, ESQ.
                      Shereff, Friedman, Hoffman & Goodman
                                919 Third Avenue
                           New York, New York  10022
                                 (212) 758-9500

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

  If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                           WAXMAN INDUSTRIES, INC.

                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K


             FORM S-4 ITEM NUMBER AND HEADING                        PROSPECTUS CAPTION OR LOCATION
             --------------------------------                        ------------------------------
 A.  INFORMATION ABOUT THE TRANSACTION

 1.      Forepart of the Registration Statement and         Outside Front Cover Page of Prospectus
         Outside Front Cover Page of Prospectus

 2.      Inside Front and Outside Back Cover Pages of       Available Information; Inside Front Cover and
         Prospectus                                         Outside Back Cover Pages of Prospectus

 3.      Risk Factors, Ratio of Earnings to Fixed           Prospectus Summary; Selected Financial Data;
         Charges, and Other Information                     Risk Factors; Consolidated Financial Statements

 4.      Terms of the Transaction                           Prospectus Summary; Use of Proceeds; The
                                                            Exchange Offer; Certain Federal Income Tax
                                                            Considerations; Description of Notes

 5.      Pro Forma Financial Information                    Not Applicable

 6.      Material Contacts with the Company Being           Not Applicable
         Acquired

 7.      Additional Information Required for Reoffering     Not Applicable
         Persons and Parties Deemed to be Underwriters

 8.      Interests of Named Experts and Counsel             Legal Matters; Experts

 9.      Disclosure of Commission Position on               Not Applicable
         Indemnification for Securities Act Liabilities

 B.  INFORMATION ABOUT THE REGISTRANT

 10.     Information With Respect to S-3 Registrants        Not Applicable

 11.     Incorporation of Certain Information by            Not Applicable
         Reference

 12.     Information With Respect to S-2 or S-3             Not Applicable
         Registrants

 13.     Incorporation of Certain Information by            Not Applicable
         Reference

 14.     Information With Respect to Registrants Other      Outside Front Cover Page of Prospectus;
         Than S-3 or S-2 Registrants                        Available Information; Prospectus Summary; Risk
                                                            Factors; Selected Financial Data; Management's
                                                            Discussion and Analysis of Financial Condition
                                                            and Results of Operations; Business; Management;
                                                            Principal Stockholders; Recent Securities
                                                            Offering and Related Matters; Consolidated
                                                            Financial Statements
 C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.     Information With Respect to S-3 Companies          Not Applicable

 16.     Information With Respect to S-2 or S-3             Not Applicable
         Companies

 17.     Information With Respect to Companies Other        Not Applicable
         Than S-3 or S-2 Companies

 D.  VOTING AND MANAGEMENT INFORMATION

 18.     Information if Proxies, Consents or                Not Applicable
         Authorizations are to be Solicited

 19.     Information if Proxies, Consents or                Management; Principal Stockholders
         Authorizations are not to be Solicited, or in
         an Exchange Offer

***************************************************************************
*  INFORMATION  CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.   *
*  A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED   *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY     *
*  NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE    *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS SHALL NOT   *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN        *
*  WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO      *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
***************************************************************************

       SUBJECT TO COMPLETION:  PRELIMINARY PROSPECTUS DATED AUGUST 16, 1994

PROSPECTUS

                       OFFER FOR ANY AND ALL OUTSTANDING
         SERIES A 12 3/4% SENIOR SECURED DEFERRED COUPON NOTES DUE 2004
                                IN EXCHANGE FOR
         SERIES B 12 3/4% SENIOR SECURED DEFERRED COUPON NOTES DUE 2004
                                       OF
                            WAXMAN INDUSTRIES, INC.
                  THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT,
          NEW YORK CITY TIME, ON SEPTEMBER __, 1994, UNLESS EXTENDED.

         Waxman Industries, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to issue an aggregate principal amount of up to $92,797,000 at maturity of Series B 12 3/4% Senior Secured Deferred Coupon Notes due 2004 (the "New Notes") of the Company in exchange for a like principal amount at maturity of the issued and outstanding Series A 12 3/4% Senior Secured Deferred Coupon Notes due 2004 (the "Old Notes" and, together with the New Notes, the "Notes") of the Company from the holders (the "Holders") thereof.


         The Old Notes were originally issued by the Company in a private placement to certain institutional investors. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("Portal") market and are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"). After the Exchange Offer, the Old Notes that remain outstanding will continue to be subject to the restrictions on transfer contained in the legend thereon and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to the registration requirements of, the Act. The Common Stock, par value $.01 per share, of the Company ("Common Stock"), is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "WAX". On August 12, 1994, the last reported sales price per share of Common Stock, as reported by the NYSE, was $1.88.

         The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The terms of the Notes are governed by the Indenture, dated as of May 20, 1994, between the Company and The Huntington National Bank, as Trustee (the "Trustee"), and all amendments and supplements thereto (the "Indenture"). The Notes are secured by all of the capital stock of Waxman USA Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Waxman USA"), and by all of the capital stock of the future direct subsidiaries of the Company. See "Description of Notes -- Security." Substantially all of the assets of Waxman USA are pledged to the lenders under the Debt Financing (as defined below) and thus the pledge of the capital stock of Waxman USA for the benefit of the holders of the Notes is structurally subordinated to the rights of such lenders. The capital stock of Waxman USA is privately held by the Company and constitutes substantially all of the Company's assets. The Company is dependent on distributions from Waxman USA (which is in turn dependent on distributions from its operating subsidiaries) in order to meet its debt service obligations, including its payment obligations with respect to the Notes. See "Risk Factors -- Reliance on Operations of Subsidiaries; Structural Subordination" and "-- Restrictions Imposed by Terms of Indebtedness."

         The indebtedness evidenced by the Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Company, and will rank pasi passu in right of payment with all other existing or future unsubordinated indebtedness of the Company. The indebtedness evidenced by the Notes will not be subordinate in right of payment to any existing or, without the consent of the holders of the Notes, future indebtedness of the Company. See "Description of the Notes -- Ranking."

         The New Notes and the Old Notes remaining after the Exchange Offer mature on June 1, 2004. The New Notes will be issued at a discount to their aggregate principal amount at maturity. Interest will not accrue on the New Notes and the Old Notes remaining after the Exchange Offer prior to June 1, 1999. Thereafter, interest on the Notes will be payable semiannually at the rate of 12 3/4% per annum until maturity. The Notes are redeemable at the option of the Company at any time on or after June 1, 1999 at the redemption prices set forth therein. See "Description of Notes -- Redemption."

         Upon a Public Equity Offering (as defined herein), up to $25.0 million principal amount at maturity of Notes may, until June 1, 1997, be redeemed at the option of the Company at 112.75% of the Accreted Value (as defined herein) thereof with the net proceeds of such Public Equity Offering; provided, however, that not less than $65.0 million aggregate principal amount at maturity of the Notes remains outstanding upon the completion of such redemption. In the event of a Change of Control (as defined herein), the Company will be obligated to make an offer to purchase all outstanding Notes at a redemption price of 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any.


         On May 20, 1994, the Company issued the Old Notes together with warrants (the "Warrants") to purchase 2,950,000 shares of Common Stock in exchange for $50,000,000 aggregate principal amount of the Company's then outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes, (ii) the establishment of a $55 million revolving credit facility, and a $15 million term loan, (iii) the solicitation of the consents of the holders of the Senior Secured Notes (as hereinafter defined) to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Secured Notes and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities. See "Recent Securities Offering and Related Matters -- The Reorganization."

         The offer and sale of the New Notes are being registered under the Registration Statement of which this Prospectus forms a part in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of May 20, 1994, among the Company and the Trustee, on behalf of the original purchasers of the Old Notes (the "Debt Registration Rights Agreement"). Based on interpretations by the Staff of the Securities and Exchange Commission (the "Commission") set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Act), without compliance with the registration and prospectus delivery provisions of the Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no intention, nor any arrangement with any person, to participate in the distribution of such New Notes. A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date (as defined herein), the Company will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         The Company will accept for exchange Old Notes validly tendered prior
to Midnight, New York City time, on      __, 1994, unless extended by the
Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

         The Company will not receive any proceeds from the Exchange Offer. Pursuant to the Debt Registration Rights Agreement, the Company will pay all the expenses incident to the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

         THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE NOTES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE NOTES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

         THIS DOCUMENT MAY NOT BE PASSED ON IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 9(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1988 OR IS A PERSON TO WHOM THIS DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

         NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                 THE DATE OF THIS PROSPECTUS IS _____ __, 1994.

                             AVAILABLE INFORMATION

       The Company has filed a Registration Statement on Form S-4 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act, with the Commission covering the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Registration Statement, as well as such periodic reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock is listed on the NYSE. Reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 1005.

                               TABLE OF CONTENTS




PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    vi
       The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    vi
       Background of Exchange Offer;
       Recent Securities Offering and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  viii
       The Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     x
       Consequences of Exchanging Old Notes
       Pursuant to the Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    xi
       Summary Description of the New Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    xi
       Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    xiii

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       Consequences of Failure to Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       Leverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
       Security for the Notes; Value of the Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       Reliance on Operations of Subsidiaries; Structural Subordination . . . . . . . . . . . . . . . . . . . . . . . . .     3
       Restrictions Imposed by Terms of Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
       Control by Principal Stockholders; Certain Anti-Takeover Effects . . . . . . . . . . . . . . . . . . . . . . . . .     4
       Deficiency of Earnings to Fixed Charges. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
       Foreign Sourcing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
       Reliance on Key Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
       Lack of Public Market. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
       Original Issue Discount Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

NOTES TO SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
       Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
       Nine Months Ended March 31, 1994 Versus March 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
       Fiscal 1993 Versus Fiscal 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
       Fiscal 1992 Versus Fiscal 1991 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
       Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
       Discussion of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
       Fixed Charge Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
       Impact of New Accounting Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
       Business Strategy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
       Barnett  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
       Consumer Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
       Other Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
       Import Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
       Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
       Environmental Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
       Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       Summary Compensation Table . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       Stock Option and SAR Grants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       Stock Option and SAR Exercises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

PRINCIPAL STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

RECENT SECURITIES OFFERING AND RELATED MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       Purpose of Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       Terms of the Exchange Offer; Period for Tendering Old Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       Procedures for Tendering Old Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       Acceptance of Old Notes for Exchange; Delivery of New Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       Book-Entry Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       Guaranteed Delivery Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Certain Conditions to the Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       Consequences of Failure to Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

DESCRIPTION OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       Maturity, Interest and Principal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       Ranking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       Provision of Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       Consolidation, Merger, Conveyance, Transfer or Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
       Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
       Defeasance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       Satisfaction and Discharge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       Regarding the Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
       Exchange of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
       Holding and Disposition of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
       Backup Withholding and Information Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. References in this Prospectus to a particular fiscal year refer to the 12-month period ended on June 30 in that year. Unless the context otherwise indicates, all references to the "Company" are to the continuing operations of Waxman Industries, Inc. and its subsidiaries and divisions and to the business conducted through such subsidiaries and divisions.

                                  THE COMPANY

       The Company believes it is one of the leading suppliers of plumbing products to the home repair and remodeling market in the United States. The Company conducts its business in the United States primarily through its wholly-owned subsidiaries, Barnett Inc. ("Barnett") and Waxman Consumer Products Group Inc. ("Consumer Products"). The Company distributes plumbing, electrical and hardware products, in both packaged and bulk form, to over 45,000 customers in the United States, including do-it-yourself ("D-I-Y") retailers, mass merchandisers, smaller independent retailers and plumbing and electrical repair and remodeling contractors. The Company's consolidated net sales (excluding sales from discontinued operations) were $204.8 million in fiscal 1993.

       The Company's domestic business is conducted primarily through Barnett and Consumer Products. Through their nationwide network of warehouses and distribution centers, Barnett and Consumer Products provide their customers with a single source for an extensive line of competitively priced quality products. The Company's strategy of being a low-cost supplier is facilitated by its purchase of a significant portion of its products from low-cost foreign sources. Barnett's marketing strategy is directed predominantly to repair and remodeling contractors and independent retailers, as compared to Consumer Products' strategy of focusing on mass merchandisers and larger D-I-Y retailers.

       Based on management's experience and knowledge of the industry, the Company believes that Barnett is the only national mail order and telemarketing operation distributing plumbing, electrical and hardware products in the United States. Barnett's marketing strategy is comprised of frequent catalog and promotional mailings, supported by 24-hour telemarketing operations. Barnett has averaged 15% net sales growth per annum during the period from fiscal 1991 to fiscal 1993 through (i) the expansion of its warehouse network to increase its market penetration, (ii) the introduction of new product offerings and
(iii) the introduction of an additional catalog targeted at a new customer base. Barnett's net sales were $82.9 million in fiscal 1993.

       Consumer Products markets and distributes its products to a wide variety of retailers, primarily national and regional warehouse home centers, home improvement centers and mass merchandisers. An integral element of Consumer Products' marketing strategy of serving as a single source supplier is offering mass merchandisers and D-I-Y retailers innovative comprehensive marketing and merchandising programs designed to improve their profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. Consumer Products' customers currently include national retailers such as Kmart, Builders Square, Home Depot and Wal-Mart, as well as large regional D-I-Y retailers. According to the most recent rankings of the largest D-I-Y retailers published by National Home Center News, an industry trade publication, Consumer Products' customers include 16 of the 25 largest D-I-Y retailers in the United States. Management believes that Consumer Products is the only supplier to the D-I-Y market that carries a complete line of plumbing, electrical and floor protective hardware products, in both package and bulk form. Consumer Products' net sales were $67.5 million in fiscal 1993 and have remained generally consistent since fiscal 1991.

       The Company, through its smaller domestic operations, also distributes a full line of security hardware products and copper tubing, brass fittings and other related products. Net sales from these other operations were $48.1 million in fiscal 1993.

       The Company's business strategy is designed to capitalize on the growth prospects for Barnett and Consumer Products. The Company's current strategy includes the following elements:

       o Expansion of Barnett. Since its acquisition in 1984, Barnett's revenues and operating income have grown at compound annual rates of 11.3% and 11.1% respectively. The Company intends to continue to expand Barnett's national warehouse network and expects to open as many as four new warehouses during each of the next several fiscal years. Barnett expects to fund this expansion using cash flow from operations and/or available borrowings under the Debt Financing. Barnett also intends to continue expanding its product offerings, allowing its customers to utilize its catalogs as a means of one-stop shopping for many of their needs. In an effort to further increase profitability, Barnett is also increasing the number of higher margin product offerings bearing its proprietary trade names and trademarks.

       o Enhance Competitive Position of Consumer Products. During the past 24 months, Consumer Products has restructured its sales and marketing functions in order to better serve the needs of its existing and potential customers. Consumer Products restructured its sales department by defining formal regions of the country for which regional sales managers would have responsibility. Prior to the restructuring, sales managers had responsibility for specific customers without regard to location. In addition, as part of the restructuring, in fiscal 1993 a marketing department was established, separate and apart from the sales department. The marketing department is staffed with product managers who have the responsibility of identifying new product programs. The restructuring of the sales and marketing departments is complete at this time. Consumer Products' strategy is to achieve consistent growth by expanding its business with existing customers and by developing new products and new customers. In order to increase business with existing customers, Consumer Products is focusing on developing strategic alliances with its customers. Consumer Products seeks to (i) introduce new products within existing categories, as well as new product categories,
              (ii) improve customer service, (iii) introduce full service marketing programs and (iv) achieve higher profitability for both the retailer and Consumer Products.

       The Reorganization described below was an important element of this strategy because it lowered the Company's cash interest expense, permitting the Company to reinvest a greater portion of its cash flow in its domestic businesses; stabilized the Company's capital structure by, among other things, eliminating the impact of the adverse operating results of the Company's discontinued Canadian operations on the Company's domestic operations; and generally provided the Company with greater operating and financial flexibility.

Discontinued Operations

       Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal Plumbing Group, Inc. ("Ideal"). Unlike the Company's United States operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily served customers in the Canadian new construction market through independent
contractors.   Accordingly, Ideal is reported as a discontinued operation at
March 31, 1994 and the consolidated financial statements and financial information contained herein as of such date have been reclassified to report separately Ideal's net assets and results of operations. Prior period consolidated financial statements and financial information have been reclassified to conform to the current period presentation.


       Ideal determined in April 1994 that, as of March 31, 1994, it was in violation of several financial covenants included in its Canadian bank credit agreements, including those related to the maintenance of a specified working capital ratio, interest coverage ratio and borrowing base formulas. In addition, on April 15, 1994, Ideal failed to make a Cdn. $150,000 payment on the term loan portion of such credit agreements.

       At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group of investors which included members of Ideal's management. Such transaction would have required the consent of the lenders under Ideal's Canadian bank credit agreements as borrowings under such credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank considered the management group's acquisition proposal; however, the proposal was subsequently rejected. On May 5, 1994, without advance notice, the bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements (borrowings under these agreements are non-recourse to Waxman Industries, Inc.). The Company has not contested the bank's efforts to effect the orderly disposition of Ideal. On May 30, 1994, Ideal was declared bankrupt by the Canadian courts and, as a result, the Company's ownership and control of Ideal effectively ceased on such date. Upon the petition of Ideal's Canadian lenders, Coopers & Lybrand Ltd. was appointed as trustee to liquidate the assets of Ideal. As of the date of this Prospectus, the Company has been advised that Ideal is no longer operating and that certain of Ideal's branch operations have been sold but that the trustee has not yet liquidated the remaining inventory, accounts receivable and fixed assets of Ideal.

       Ideal's defaults under its Canadian bank credit agreements and subsequent bankruptcy do not trigger a "cross-default" under, or result in any violation of the debt covenants contained in, the Company's or its subsidiaries' outstanding debt obligations other than under the Company's $155,000 principal amount outstanding of Convertible Debentures. In addition, neither the Company nor any of its subsidiaries has any liability to creditors of Ideal as a result of Idea's bankruptcy.

       The Company's principal executive offices are located at 24460 Aurora Road, Bedford Heights, Ohio 44146, Telephone (216) 439-1830.

                         BACKGROUND OF EXCHANGE OFFER;
                 RECENT SECURITIES OFFERING AND RELATED MATTERS


       On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accreted value of $50,000,000 (the "Old Notes") together with warrants (the "Warrants") to purchase 2,950,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock") in exchange for $50,000,000 aggregate principal amount of the Company's outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 (the "Senior Subordinated Notes") pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes (the "Senior Subordinated Consent Solicitation"), (ii) the establishment of a $55 million revolving credit facility (the "Domestic Credit Facility") and a $15 million term loan (the "Domestic Term Loan"; and together with the Domestic Credit Facility, the "Debt Financing"), (iii) the solicitation of the consents of the holders of the Senior Secured Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Secured Notes (the "12 1/4% Consent Solicitation") and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities (including $27.6 under the Company's then existing working capital credit facility and $1.2 million under the $5.0 million revolving credit facility of Barnett (the "Barnett Financing")). See "Recent Securities Offering and Related Matters -- The Reorganization."


       In connection with the Reorganization, the Company restructured (the "Corporate Restructuring") its domestic operations such that after giving effect thereto the Company became a holding company whose only material assets are the capital stock of its subsidiaries. As part of the Corporate Restructuring, the Company formed (a) Waxman USA Inc. ("Waxman USA"), as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Waxman Consumer Products Group Inc., a wholly owned subsidiary of Waxman USA, to own and operate Waxman Industries' Consumer Products Group Division (the "Consumer Products Division"; all references herein to "Consumer Products" shall include the Consumer Products Division and Waxman Consumer Products Group Inc., unless the context otherwise requires), and (c) WOC Inc. ("WOC"), a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company effected the Corporate Restructuring by
(i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Division to Consumer Products, (iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock Corporation ("U.S. Lock") and LeRan Copper & Brass, Inc. ("LeRan"), each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI, International, Inc. ("TWI") to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing, Inc. ("WAMI") to TWI.

       As a result of the Corporate Restructuring, the corporate structure of the Company and its subsidiaries is as follows:


                           WAXMAN INDUSTRIES, INC.




      WAXMAN USA INC.                              IDEAL HOLDING GROUP, INC.(1)





BARNETT,         WAXMAN         WOC INC.      TWI, INTERNATIONAL,      IDEAL
  INC.          CONSUMER                             INC.             PLUMBING
                PRODUCTS                                                GROUP,
                GROUP INC.                                             INC.(1)


                                              CWI INTERNATIONAL
                                                CHINA LIMITED


______________________
Each subsidiary depicted above is a wholly owned subsidiary.

(1) Ideal Holding Group, Inc.'s sole asset, Ideal Plumbing Group, Inc., is currently being liquidated pursuant to Canadian bankruptcy laws.

       The Old Notes were issued pursuant to exemptions from, or transactions not subject to, the registration requirements of the Act and applicable state securities laws. The Company structured the offering of the Old Notes and Warrants as a private placement in order to consummate such offering on a more expeditious basis than would have been possible had the offering and sale been registered under the Act. The original purchasers of the Old Notes, as a condition to their purchase of the Old Notes and Warrants, required the Company to enter into a registration rights agreement pursuant to which the Company agreed, among other things, to promptly commence the Exchange Offer following the offering of the Old Notes. The Company has prepared and filed the Registration Statement of which this Prospectus forms a part with the Commission pursuant to such registration rights agreement. The original purchasers of the Warrants, as a condition to their purchase of the Warrants and Old Notes, also required the Company to enter into a registration rights agreement pursuant to which the Company agreed, among other things, to file promptly a registration statement under the Act to permit such original purchasers to offer and sell under the Act the Warrants and shares of Common Stock issuable upon exercise of the Warrants. The Company has prepared and filed a registration statement with the Commission pursuant to such registration rights agreement. See "Recent Securities Offering and Related Matters -- Registration Rights Agreements."

       See "Recent Securities Offering and Related Matters" for a discussion of the offering of Old Notes, the agreements referred to above and additional related agreements. See "Description of Notes" for a discussion of the terms of the Notes.

                               THE EXCHANGE OFFER

Securities Offered  . . . . . . . . . . . .       Up to $92,797,000 principal
                                                  amount at maturity of Series
                                                  B 123/4% Senior Secured
                                                  Deferred Coupon Notes (the
                                                  "New Notes" and, collectively
                                                  with the Old Notes, the
                                                  "Notes").  The terms of the
                                                  New Notes and the Old Notes
                                                  are identical in all material
                                                  respects, except for certain
                                                  transfer restrictions and
                                                  registration rights relating
                                                  to the Old Notes.

The Exchange Offer  . . . . . . . . . . . .       The New Notes are being
                                                  offered in exchange for a like
                                                  principal amount at maturity
                                                  of Old Notes.  The issuance
                                                  of the New Notes is intended
                                                  to satisfy obligations of the
                                                  Company contained in the
                                                  Registration Rights
                                                  Agreement, dated as of May
                                                  20, 1994, by and among the
                                                  Company and the Trustee, on
                                                  behalf of the original
                                                  purchasers of the Old Notes.
                                                  For procedures for tendering,
                                                  see "The Exchange Offer."

Tenders, Expiration Date;
  Withdrawal  . . . . . . . . . . . . . . .       The Exchange Offer will
                                                  expire at Midnight, New York
                                                  City time, on July __, 1994,
                                                  or such later date and time
                                                  to which it is extended (the
                                                  "Expiration Date").  The
                                                  tender of Old Notes pursuant
                                                  to the Exchange Offer may be
                                                  withdrawn at any time prior
                                                  to the Expiration Date.  Any
                                                  Old Notes not accepted for
                                                  exchange for any reason will
                                                  be returned without expense
                                                  to the tendering holder
                                                  thereof as promptly as
                                                  practicable after the
                                                  expiration or termination of
                                                  the Exchange Offer.

Conditions of the
  Exchange Offer  . . . . . . . . . . . . .       The Exchange Offer is subject
                                                  to customary conditions, any
                                                  or all of which may be waived
                                                  by the Company in its sole
                                                  discretion.  See "The
                                                  Exchange Offer -- Certain
                                                  Conditions to the Exchange
                                                  Offer."

Interest on the New
  Notes and Old Notes . . . . . . . . . . .       Interest will not accrue on
                                                  the Notes prior to June 1,
                                                  1999.  Thereafter, interest
                                                  on the Notes will be payable
                                                  semiannually at the rate of
                                                  12 3/4% per annum until
                                                  maturity.  See "Description
                                                  of Notes -- Interest."

Acceptance of Old Notes and
  Delivery of New Notes . . . . . . . . . .       The Company will accept for
                                                  exchange Old Notes which are
                                                  properly tendered in the
                                                  Exchange Offer prior to
                                                  Midnight, New York City time,
                                                  on the Expiration Date.  The
                                                  New Notes issued pursuant to
                                                  the Exchange Offer will be
                                                  delivered promptly following
                                                  the Expiration Date.  See
                                                  "The Exchange Offer -- Terms
                                                  of the Exchange Offer; Period
                                                  for Tendering Old Notes."

Federal Income Tax
  Consequences  . . . . . . . . . . . . . .       The exchange pursuant to the
                                                  Exchange Offer will not
                                                  result in any income, gain or
                                                  loss to the holders of the
                                                  Notes (the "Holders") or the
                                                  Company for federal income
                                                  tax purposes.  See "Certain
                                                  Federal Income Tax
                                                  Considerations."

Use of Proceeds . . . . . . . . . . . . . .       There will be no proceeds to
                                                  the Company from the exchange
                                                  pursuant to the Exchange
                                                  Offer.

Exchange Agent  . . . . . . . . . . . . . .       The Huntington National Bank
                                                  is serving as Exchange Agent
                                                  in connection with the
                                                  Exchange Offer.


                      CONSEQUENCES OF EXCHANGING OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER


       Based on interpretations of the Staff of the Commission set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that Holders of Old Notes (other than any Holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Act; provided such New Notes are acquired in the ordinary course of the Holder's business and such Holder has no intention, nor any arrangement with any person, to participate in a distribution of such New Notes. Based on the foregoing "no-action" letters, the Company believes that a broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdiction. If a Holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Act except pursuant to an exemption from, or in a transaction not subject to, the Act and applicable state securities laws. See "The Exchange Offer -- Purpose of the Exchange Offer and -- Consequences of Failure to Exchange."



                      SUMMARY DESCRIPTION OF THE NEW NOTES

       The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes. The terms of the Notes are governed by the Indenture, dated as of May 20, 1994, between the Company and The Huntington National Bank, as Trustee, and all amendments or supplements thereto (the "Indenture").

Securities Offered  . . . . . . . . . . . . .     $92,797,000 aggregate
                                                  principal amount at maturity
                                                  (having an initial Accreted
                                                  Value of approximately $50
                                                  million) of Series B 12 3/4%
                                                  Senior Secured Deferred
                                                  Coupon Notes Due 2004.

Interest Payments . . . . . . . . . . . . . .     Commencing June 1, 1999,
                                                  interest on the New Notes
                                                  will accrue at the rate of
                                                  12 3/4% per annum, payable
                                                  semi- annually, commencing
                                                  December 1, 1999.

Maturity Date . . . . . . . . . . . . . . .       June 1, 2004.

Original Issue Discount . . . . . . . . . .       For federal income tax
                                                  purposes, the New Notes will
                                                  be treated as having been
                                                  issued with "original issue
                                                  discount" equal to the
                                                  difference between the issue
                                                  price of New Notes and the
                                                  sum of all cash payments
                                                  (whether denominated as
                                                  principal or interest) to be
                                                  made thereon.  Each holder of
                                                  a New Note must include in
                                                  gross income for federal
                                                  income tax purposes a portion
                                                  of such original issue
                                                  discount for each day during
                                                  each taxable year in which a
                                                  Note is held even though
                                                  interest does not begin to
                                                  accrue until June 1, 1999,
                                                  and no cash interest payments
                                                  will be received prior to
                                                  December 1, 1999.  See
                                                  "Certain Federal Income Tax
                                                  Consequences."

Optional Redemption . . . . . . . . . . . .       The New Notes will be
                                                  redeemable, in whole or in
                                                  part, at the option of the
                                                  Company on or after June 1,
                                                  1999, at the redemption
                                                  prices set forth herein, plus
                                                  accrued interest.

Optional Redemption Upon
  a Public Equity Offering  . . . . . . . . .     Until June 1, 1997, upon a
                                                  Public Equity Offering up to
                                                  $25.0 million principal
                                                  amount at maturity of New
                                                  Notes may be redeemed at the
                                                  option of the Company at
                                                  112.75% of the Accreted Value
                                                  thereof with the net proceeds
                                                  of such Public Equity
                                                  Offering, provided, however,
                                                  that not less than $65.0
                                                  million aggregate principal
                                                  amount at maturity of the New
                                                  Notes remains outstanding
                                                  upon the completion of such
                                                  redemption.  The Company has
                                                  no present intention of
                                                  completing a Public Equity
                                                  Offering in the near future.

Change of Control . . . . . . . . . . . . .       In the event of a Change of
                                                  Control, the Company is
                                                  obligated to make an offer to
                                                  purchase all outstanding New
                                                  Notes at 101% of the Accreted
                                                  Value thereof plus accrued
                                                  and unpaid interest, if any.
                                                  A Change of Control includes
                                                  a management buyout or
                                                  similar transaction by the
                                                  Company's management and/or
                                                  directors and their
                                                  respective affiliates (but
                                                  does not include any such
                                                  transaction by Melvin and/or
                                                  Armond Waxman).  A Change of
                                                  Control also includes a sale
                                                  by the Company of all or
                                                  substantially all of its
                                                  assets, which under
                                                  applicable governing law is
                                                  construed to mean the sale of
                                                  assets quantitatively vital
                                                  to the operation of the
                                                  Company and which is out of
                                                  the ordinary and
                                                  substantially affects the
                                                  existence and purpose of the
                                                  Company.

Asset Sale Proceeds . . . . . . . . . . . .       The Company is obligated in
                                                  certain circumstances to make
                                                  an offer to purchase New
                                                  Notes at a redemption price
                                                  of 100% of the Accreted Value
                                                  thereof plus accrued and
                                                  unpaid interest, if any, with
                                                  the net cash proceeds of
                                                  certain sales or other
                                                  dispositions of assets.

Ranking . . . . . . . . . . . . . . . . . .       The New Notes will be senior
                                                  obligations of the company
                                                  ranking senior in right of
                                                  payment to the Company's
                                                  subordinated indebtedness,
                                                  including the Senior

                                                  Subordinated Notes and the
                                                  Convertible Debentures, and
                                                  pari passu in right of
                                                  payment with all
                                                  unsubordinated indebtedness
                                                  of the Company.

Security  . . . . . . . . . . . . . . . . .       The New Notes will be secured
                                                  by a lien on and security
                                                  interest in all of the issued
                                                  and outstanding capital stock
                                                  of Waxman USA and all future
                                                  direct domestic subsidiaries
                                                  of the Company other than
                                                  those that relate to the
                                                  business conducted by Ideal
                                                  and 65% of the issued and
                                                  outstanding capital stock of
                                                  the current and future direct
                                                  foreign subsidiaries of the
                                                  Company (and the domestic
                                                  holding companies thereof)
                                                  other than those that relate
                                                  to the business conducted by
                                                  Ideal.

Certain Covenants . . . . . . . . . . . . .       The Indenture contains certain
                                                  covenants that, among other
                                                  things, limit the ability of
                                                  the Company and its
                                                  subsidiaries to incur
                                                  additional indebtedness,
                                                  transfer or sell assets, pay
                                                  dividends, make certain other
                                                  restricted payments and
                                                  investments, create liens or
                                                  enter into sale lease-back
                                                  transactions, transactions
                                                  with affiliates and mergers.


       For more complete information regarding the Notes, see "Description of Notes."

                                  RISK FACTORS

       Holders of Old Notes should carefully consider the specific factors set forth under "Risk Factors," as well as the other information and data included in this Prospectus.

                                  RISK FACTORS

       Holders of Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than the first risk factor) are generally applicable to the Old Notes, as well as the New Notes.


       Consequences of Failure to Exchange. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Act, except pursuant to an exemption from, or in a transaction not subject to, the Act and applicable state securities laws. The Company does not currently anticipate that it will register the offer and sale of the Old Notes under the Act. Based on interpretations by the Staff of the Commission, set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than by any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Act) without compliance with the registration and prospectus delivery provisions of the Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no intention, nor any arrangement with any person, to participate in the distribution of such New Notes. Based on the foregoing "no-action" letters, the Company believes that a broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date (as defined herein), the Company will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdiction.

       Leverage. The Company has a high degree of leverage. At March 31, 1994, the outstanding consolidated indebtedness (excluding trade payables and accrued liabilities) of the Company's continuing operations was $175.2 million. On a pro forma basis, at March 31, 1994, after giving effect to the Reorganization, the outstanding amount of such indebtedness (excluding trade payables and accrued liabilities) would have been approximately $186.4 million. This high degree of leverage may have important consequences, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to satisfy debt service obligations;
(iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable in the event of a downturn in its business and may limit its ability to capitalize on business opportunities. Although the Company believes that its operating cash flow as well as amounts available under the Domestic Credit Facility will be sufficient to fund working capital, capital expenditures and debt service requirements for the next 24 months, the Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. Commencing March 1995, the Company is required to make quarterly principal payments of $1.0 million under its Domestic Term Loan. In addition, the Company is required to make mandatory sinking fund payments of $17.0 million on each of September 1, 1996 and September 1, 1997 with respect to the Senior Secured Notes and a single payment of $8.75 million on June 1, 1998 with respect to the Senior Subordinated Notes. In addition, the Debt Financing matures on May 20, 1997, subject to extension in certain events. The Company currently believes that additional equity must be injected into the business before any significant deleveraging can occur. However, there can be no assurances as to the timing or likelihood of such deleveraging.


       To the Company's knowledge, neither its high degree of leverage nor the bankruptcy of Ideal had resulted in the refusal by any of its customers, suppliers or manufacturers to do business with the Company or in the alteration of material terms which have had a material impact on the Company's business.

       Security for the Notes; Value of the Collateral. The Old Notes are, and the New Notes will be, secured by a pledge of all of the outstanding shares of capital stock of Waxman USA and the future direct domestic subsidiaries of the Company and 65% of the capital stock of the future direct foreign subsidiaries of the Company, and the domestic holding companies of such foreign subsidiaries. Since none of such subsidiaries has publicly traded securities, the value of their capital stock will not be readily ascertainable and will depend upon the market value of the assets and business of such subsidiaries. There can be no assurances that the proceeds from the sale or sales of the capital stock pledged to secure the Notes would be sufficient to satisfy any amounts due thereunder.

       The rights of the Trustee to foreclose upon and dispose of the pledged collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company, prior to the Trustee's having disposed of the pledged collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor, such as the Trustee, is prohibited from disposing of security upon foreclosure in a bankruptcy case, even though the debtor is in default under the applicable debt instruments, without bankruptcy court approval. Moreover, in general, the Bankruptcy Code prohibits the bankruptcy court from giving such permission if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the pledged collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the pledged collateral through the requirement of "adequate protection."


       If there was an Event of Default (as defined herein) under the Indenture which resulted in a foreclosure upon the collateral, such foreclosure would constitute an event of default under the Domestic Credit Facility and the Domestic Term Loan, which are secured by a pledge of substantially all of the assets of Barnett, Consumer Products and WOC (collectively, the "Operating Companies") and 65% of the capital stock of the Company's foreign subsidiaries, and the indenture governing the Senior Secured Notes (the "Senior Secured Indenture") which are secured by all of the capital stock of the Operating Companies. An Event of Default under the Domestic Credit Facility, the Domestic Term Loan and Indenture governing the Senior Secured Notes includes customary events of default, including the failure to pay principal, interest or any premium on such indebtedness, the failure to comply with the governing debt instrument, a cross acceleration in excess of $5,000,000, certain events of bankruptcy and judgments in excess of $5,000,000. In addition, the Company currently intends to undertake a further debt financing at the Waxman USA level in the near future. It is currently expected that the proceeds of such debt financing would be utilized to repay, among other things, the Senior Secured Notes. The Company expects that the performance of Waxman USA's obligations under the agreements governing such Waxman USA debt financing (the "Waxman USA Debt Instruments") will be secured by a pledge of the capital stock of the Operating Companies. The Company also expects that an Event of Default under the Indenture which resulted in a foreclosure would likely constitute a change of control or an Event of Default under the Waxman USA Debt Instruments. Upon an Event of Default under the Domestic Credit Facility, the Domestic Term Loan or the Waxman USA Debt Instruments or the Senior Secured Indenture, as the case may be, (which Event of Default could also result in an event of default under the Indenture), the holders of such debt would be permitted to accelerate such debt and to enforce their security interest in substantially all of the assets or the capital stock of the Operating Companies. There can be no assurance that the assets or capital stock of the Operating Companies would be sufficient to repay in full borrowings under the Domestic Credit Facility, the Domestic Term Loan or the Senior Secured Indenture or the Waxman USA Debt Instruments, as the case may be, if they became due, thereby diminishing or eliminating the value of the shares of capital stock securing the Notes. In addition, any enforcement (including foreclosure) of the security interests securing the Domestic Credit Facility, the Domestic Term Loan or the Senior Secured Indenture or the Waxman USA Debt Instruments, as the case may be, or any other indebtedness of Waxman USA or the Operating Companies could have a material adverse effect on the market price of the capital stock of such subsidiaries and on the ability of the Trustee to realize value through sales of the collateral pledged to secure Notes.


       If there were an event of default under the Senior Secured Indenture or the Waxman USA Debt Instruments, as the case may be, and the holders of such debt instruments were to foreclose upon the collateral, such foreclosure would constitute an event of default permitting acceleration under the Domestic Credit Facility and the Domestic Term Loan thereby permitting the holders of such debt to enforce their security interest in substantially all the assets of the Operating Companies. There can be no assurance that the assets of the Operating Companies would be sufficient to repay in full borrowings under the Domestic Credit Facility and the Domestic Term Loan if they became due, thereby diminishing or eliminating the value of the shares of capital stock of the Operating Companies securing the Senior Secured Indenture or the Waxman USA Debt Instruments, as the case may be. In addition, any enforcement (including foreclosure) of the security interests securing the Domestic Credit Facility and the Domestic Term Loan or any other indebtedness of the Operating Companies could have a material adverse effect on the ability of the holders of the Senior Secured Indenture or the Waxman USA Debt Instruments, as the case may be, to realize value through sales of the collateral pledged to secure such indebtedness.

       Reliance on Operations of Subsidiaries; Structural Subordination. The Company is a holding company whose only material assets are the capital stock of its subsidiaries, including, indirectly, all of its operating subsidiaries. The Company conducts no business other than the provision of management services to its subsidiaries, and is dependent on distributions from its domestic subsidiaries in order to meet its debt service obligations including its payment obligations with respect to the Senior Subordinated Notes and the Notes. The Company has no other sources of funds for repayment of its debt obligations and operating expenses. There can be no assurance that distributions from its subsidiaries will be adequate to fund the required payments under the Company's debt obligations. In addition, certain of the instruments evidencing the Debt Financing, the Company's other debt obligations and applicable state laws impose significant restrictions on the payment of dividends and the making of loans by the Company's subsidiaries to the Company (other than certain permitted exceptions, including payments made pursuant to an intercorporate agreement and a tax sharing agreement). If an initial public offering of the capital stock of any of the Company's subsidiaries is consummated, the ability of such subsidiaries to pay dividends would be diminished to the extent of any such capital stock sold to the public and the ability of the Company's subsidiaries to make loans to the Company would be limited to the extent that such transactions would have to be fair to the holders of such capital stock.

       The Company derives substantially all of its operating income from wholly-owned subsidiaries. As a result of this holding company structure, the creditors of the Company, including the holders of the Senior Subordinated Notes and Notes, are structurally subordinated to all creditors of such subsidiaries with respect to the assets and capital stock of such subsidiaries, including the lenders pursuant to the Debt Financing, the holders of the Senior Secured Notes or the Waxman USA Debt Instruments, as the case may be, and trade creditors. Accordingly, in the event of a dissolution, bankruptcy or reorganization of the Company, the holders of the Senior Subordinated Notes and the Notes will not be entitled to receive amounts from the Company's subsidiaries until after payment in full of all creditors of the subsidiaries of the Company. All of the Debt Financing is at the subsidiary level. In addition, Waxman USA is guaranteeing the obligations of the Company under the Senior Secured Notes and the capital stock of Consumer Products and WOC and 65% of the capital stock of TWI are being pledged to the holders of Senior Secured Notes. Thus, in effect, the Notes are structurally subordinated to the Senior Secured Notes. Although the Company expects to refinance the Senior Secured Notes with the Waxman USA Debt Instruments, there can be no assurance that it will be able to consummate such refinancing.

       Restrictions Imposed by Terms of Indebtedness. The terms and conditions of the instruments evidencing the Debt Financing, as well as other indebtedness of the Company impose restrictions that affect, among other things, the ability of the Company and/or its subsidiaries to incur debt, pay dividends, make acquisitions, create liens, sell assets, make certain investments and materially change the nature or conduct of its business. The breach of any of the foregoing covenants would result in a default under the applicable debt instrument permitting the holders of indebtedness outstanding thereunder, subject to applicable grace periods, to accelerate such indebtedness. Any such acceleration may cause a cross-default under the instruments evidencing other indebtedness of the Company, and there can be no assurance that the Company would have sufficient funds to repay or assets to satisfy such obligations.

       Control by Principal Stockholders; Certain Anti-Takeover Effects. Approximately 16.7% (and 12.7%, assuming the exercise of all of the Warrants) of the outstanding shares of the Company's common stock, par value $.01 per share, and 80.1% of the outstanding shares of the Company's Class B common stock are held by Melvin and Armond Waxman, brothers and respectively, the Chairman of the Board and Co-Chief Executive Officer and the President and Co-Chief Executive Officer of the Company (the "Principal Stockholders").
These holdings represent 61.2% (and 60.0%, assuming the exercise of all of the Warrants) of the outstanding voting power of the Company. Consequently, the Principal Stockholders have sufficient voting power to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions, and to prevent or cause a change in control of the Company. In addition, Messrs. Melvin and Armond Waxman may have an interest in pursuing transactions, including transactions with affiliates, that in their judgment could enhance the value of the Company's capital stock, even though such transactions might involve risks to the holders of the Notes. In addition, certain provisions in the Company's Certificate of Incorporation, By-laws and debt instruments, including the Change of Control provisions in the Indenture, may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control.

       Deficiency of Earnings to Fixed Charges. In fiscal 1993, 1992 and 1991 and the nine months ended March 31, 1994 and 1993, the Company's earnings (as defined in footnote 2 to Selected Financial Data) were insufficient to cover its fixed charges by $15.7 million, $5.1 million, $2.8 million, $1.3 million and $3.0 million, respectively. The Company's business strategy, described herein, is designed to capitalize on the growth prospects for Barnett and Consumer Products and thereby increase earnings. The Company believes that the successful implementation of its business strategy will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.


       Foreign Sourcing. In fiscal 1993, products manufactured outside of the United States accounted for approximately 21% of the total product purchases made by the Company's continuing operations. Foreign sourcing involves a number of risks, including the availability of letters of credit, maintenance of quality standards, work stoppages, transportation delays and interruptions, political and economic disruptions, foreign currency fluctuations, expropriation, nationalization, the imposition of tariffs and import and export controls and changes in governmental policies (including United States' policy toward the foreign country where the products are produced), which could have an adverse effect on the Company's business. The occurrence of certain of these factors would delay or prevent the delivery of goods ordered by the Company's customers, and such delay or inability to meet delivery requirements would have an adverse effect on the Company's results of operations and could have an adverse effect on the Company's relationships with its customers. In addition, the loss of a foreign manufacturer could have a short-term adverse effect on the Company's business until alternative supply arrangements were secured.

       Reliance on Key Customers. During fiscal 1993, Kmart and its subsidiaries, Consumer Products' largest customer, accounted for approximately 12% of the Company's continuing operations' net sales. During the same period, Consumer Products' ten largest customers accounted for approximately 23% of the Company's continuing operations' net sales. The loss of or a substantial decrease in the business of Consumer Products' largest customers could have a material adverse effect on the Company's continuing operations.

       Lack of Public Market. The New Notes are new securities for which there currently is no market. Although Citicorp Securities, Inc. and Merrill Lynch have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

       Original Issue Discount Consequences. Each New Note will be issued at an original issue discount and holders of New Notes will be required to recognize the original issue discount as ordinary income in advance of the receipt of the cash payments to which the income is attributable, regardless of their method of accounting. The tax basis of each New Note in the hands of the holder thereof will be increased by the amount of any original issue discount on the New Note that is included in the Holder's gross income and decreased by the amount of any payments received by the Holder. See "Certain Federal Income Tax Consequences--Original Issue Discount."

       Under the Indenture, in the event of an acceleration of the maturity of Notes prior to June 1, 1999, Holders of Notes will be entitled to recover an amount equal to the Accreted Amount of such Notes, which amount will be less than the face amount of such Notes. See "Description of the Notes--Events of Default."

       If a bankruptcy case were commenced by or against the Company under the Bankruptcy Code, the claim of a Holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of Notes and (ii) the portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, even assuming sufficient funds were available, the claims of Holders of Notes may entitle them to less than the amount to which they would otherwise have been entitled under the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest by the same method as that used for the calculation of original issue discount under federal income tax law and, accordingly, a Holder may be required to recognize gain or loss in the event of a court ordered distribution.

                            SELECTED FINANCIAL DATA
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

         The selected historical financial data for the fiscal years 1989 through 1993 are derived from the Company's audited consolidated financial statements. The historical information as of and for the nine month periods ended March 31, 1993 and 1994 is unaudited, but in the Company's opinion reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the Company's financial position and results of operations as of such dates and for such periods. Results for the nine months ended March 31, 1994 are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 1994. Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal. Accordingly, Ideal is reported as a discontinued operation at March 31, 1994, and the prior period consolidated financial statements have been reclassified to conform to the current period presentation.

                                                                                                                   NINE MONTHS ENDED
                                                                           YEAR ENDED JUNE 30,                           MARCH 31,
                                                                           -------------------                           ---------
                                                   1989         1990         1991        1992        1993        1993       1994
                                                   ----         ----         ----        ----        ----        ----       ----
INCOME STATEMENT DATA(1):
  Net sales                                     $ 194,585     $186,315     $186,327     $197,738    $204,778    $153,957   $160,245
  Cost of sales                                   128,038      120,976      121,397      127,115     137,244     102,035    104,180
                                                 --------    ---------     --------     --------    --------    --------   --------
  Gross profit                                     66,547       65,338       64,930       70,623      67,534      51,922     56,065
  Operating expenses                               48,479       49,452       50,263       51,824      56,081      39,729     41,769
  Restructuring and other
   nonrecurring charges                                --           --           --        3,900       6,762          --         --
                                                 --------    ---------     --------     --------    --------    --------   --------
  Operating income (loss)                          18,068       15,886       14,667       14,899       4,691      12,193     14,296
  Interest expense, net                             8,136       12,796       17,462       20,025      20,365      15,242     15,635
                                                 --------    ---------     --------     --------    --------    --------   --------
  Income (loss) before income taxes,
    extraordinary charges and
    cumulative effect of accounting
    change                                          9,932        3,090       (2,795)      (5,126)    (15,674)     (3,049)    (1,339)
  Provision (benefit) for income taxes              3,794          958         (680)        (768)        216      (1,429)        --
                                                 --------    ---------     --------     --------    --------    --------   --------
  Income (loss) from continuing operations
    before extraordinary charges
    and cumulative effect of
    accounting change                               6,138        2,132       (2,115)      (4,358)    (15,890)     (1,620)    (1,339)
  Discontinued Operations - Ideal
    Income (loss) from discontinued
     operations, net of taxes                       1,183        4,656        4,343        1,146     (11,240)      1,300     (3,249)
    Loss on disposal, without
     tax benefit                                       --           --           --           --          --          --    (38,343)
                                                 --------    ---------     --------     --------    --------    --------   --------
  Income (loss) before extraordinary
    charges and cumulative effect of
    accounting change                               7,321        6,788        2,228       (3,212)    (27,130)       (320)   (42,931)
  Extraordinary charges, early
    repayment of debt                                  --         (320)          --       (1,186)         --          --     (6,625)
  Cumulative effect of accounting change               --           --           --           --      (2,110)     (2,110)        --
                                                 --------    ---------     --------     --------    --------    --------   --------
  Net income (loss)                              $  7,321    $   6,468     $  2,228     $ (4,398)   $(29,240)   $ (2,430)  $(49,556)
                                                 ========    =========     ========     ========    ========    ========   ========

  Primary earnings per share:
    Income (loss) from continuing
     operations before extraordinary
     charges and cumulative effect
     of accounting change                       $   .67       $   .22      $   (.22)    $   (.44)   $   (1.36)  $  (.14)   $  (.11)
  Discontinued Operations:
    Income (loss) from discontinued
     operations                                     .13           .48           .45          .11         (.97)      .11       (.28)
    Loss on disposal                                 --            --            --           --           --        --      (3.29)
   Extraordinary charge                              --          (.03)           --         (.12)          --        --       (.57)
   Cumulative effect of accounting change            --            --            --           --         (.18)     (.18)        --
                                                -------       -------      --------     --------    ---------   -------    -------

    Net income (loss)                           $   .80       $    .67     $    .23     $   (.45)   $   (2.51)  $  (.21)   $ (4.25)
                                                =======       ========     ========     ========    =========   =======   ========
  Cash dividends per share:
    Common stock                                $    .10      $    .12     $    .12     $    .12    $     .08       .06    $    --
    Class B common stock                             .08           .11          .12          .12          .08       .06         --
  Ratio of earnings to fixed charges(2)             2.0x          1.2x           --           --           --        --         --
OTHER DATA(1):
  EBITDA(3)                                     $ 21,581      $ 20,299     $ 19,407     $ 24,523    $  19,551   $17,242    $19,237
  Depreciation and amortization                    3,513         4,413        4,740        5,724        8,099     5,049      4,940
  Capital expenditures                             3,453         2,806        1,110        3,193        1,336       791      2,280
  Cash interest expense                            8,938        14,303       18,377       20,203       19,536    14,627     15,011
  Ratio of EBITDA to cash interest
    expense(4)                                     2.41x         1.42x        1.06x        1.21x        1.00x     1.18x      1.28x
BALANCE SHEET DATA (AT END OF PERIOD)(1):
  Working capital                               $117,777      $136,989     $133,654     $135,886     $119,187  $133,862   $ 79,457
  Total assets(5)                                235,485       249,892      236,437      237,481      197,051   222,733    174,677
  Total debt                                     178,976       177,118      167,274      151,000      164,403   158,994    175,206
  Stockholders' equity (deficit) (5)              26,934        39,242       38,066       40,827        7,496    37,258    (37,949)

                               WAXMAN INDUSTRIES

                        NOTES TO SELECTED FINANCIAL DATA

(1) Data relating to continuing operations reflects the acquisition of Western American Manufacturing, Inc. in November 1990, which was accounted for as a purchase. Discontinued operations data relates to Ideal which was acquired in May 1989 and accounted for as a purchase.

(2)      For purposes of calculating this ratio, "earnings" consist of income
         (loss) from continuing operations before income taxes, extraordinary charges and cumulative effect of accounting change and fixed charges, and "fixed charges" consist of interest expense, including the interest portion of rental obligations on capitalized and operating leases (which is deemed by the Company to be one-third of all of its rental obligations with respect to operating leases). Fiscal 1991 earnings were insufficient to cover fixed charges by $2.8 million. Fiscal 1992 earnings were insufficient to cover fixed charges by $5.1 million. Fiscal 1993 earnings were insufficient to cover fixed charges by $15.7 million. Earnings for the nine months ended March 31, 1993 and 1994 were insufficient to cover fixed charges by $3.0 million and $1.3 million, respectively.

(3) EBITDA represents income (loss) from continuing operations before income taxes, extraordinary charges and cumulative effect of accounting change plus interest expense, nonrecurring charges (which were primarily non-cash), depreciation and amortization. The Company has included EBITDA data (which is not a measure of financial performance under generally accepted accounting principles) because such data is used by certain investors to measure the ability to service debt. EBITDA is not presented herein as an alternative to net income, as an indicator of the Company's operating performance, or to cash flows, as a measure of liquidity, but rather to provide additional information relating to the Company's ability to service its debt.

(4) For purposes of calculating this ratio, cash interest expense does not include amortization of deferred financing costs.

(5) Certain March 31, 1993 Balance Sheet Data has been restated for the cumulative effect of an accounting change.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

  General.

         The Company operates in a single business segment--the distribution of plumbing, electrical and hardware products. The Company's business is conducted in the United States primarily through Barnett and Consumer Products.

         The Company's recent operating results have been adversely affected by restructuring as well as several other nonrecurring charges. In fiscal 1993, the Company recorded $6.8 million of restructuring and other nonrecurring charges as well as $1.2 million of charges included in operating expenses which the Company believes are nonrecurring. In fiscal 1992, the Company recorded $3.9 million of restructuring and other nonrecurring charges.


         The fiscal 1993 restructuring charge consists of $4.6 million related to the expected losses in connection with the disposal of three small operating units. The decision to dispose of the three entities was based in part on the Company's strategy to refocus and build on its core businesses in the U.S. (i.e., Consumer Products and Barnett). The Company completed the sale of one of these operating units in October 1993. The Company was unable to come to terms with the prospective buyer of the other two entities and the consummation of a sale of these businesses is not expected to occur in the foreseeable future, if at all. The remainder of the restructuring charge includes $1.6 million of costs incurred to consolidate administrative functions and transfer two of Consumer Products' domestic packaging facilities to Mexico in order to take advantage of that country's lower labor costs and $0.6 million related to the Company's decision not to proceed with the securities offering of Barnett in fiscal 1993, as it was unlikely that such offering would be consummated in the near future. In addition, fiscal 1993 operating expenses include $1.2 million of accelerated amortization relating to certain warehouse start-up and catalog costs to conform with prevailing industry practice. The change to accelerated amortization was made during the fourth quarter of fiscal 1993 and applied retroactively to July 1, 1992. The $1.2 million of accelerated amortization, which is included in selling, general and administrative expense, is primarily the result of the introduction of a new catalog, and in management's opinion, is not indicative of the expected impact of accelerated amortization on future operating results.


         The fiscal 1992 restructuring charge consisted of a $3.9 million capital loss realized upon the sale of the Company's portfolio of debt securities.

         Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal. Unlike the Company's U.S. operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily serves customers in the Canadian new construction market through independent contractors. This action was prompted by a number of factors which had adversely affected Ideal's results of operations over the past several years and more recently had resulted in severe liquidity problems and jeopardized Ideal's ability to continue conducting its operations. At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group of investors which included members of Ideal's management. Such transaction would have required the consent of Ideal's Canadian banks as borrowings under its bank credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank considered the management group's acquisition proposal; however, the proposal was subsequently rejected. On May 5, 1994, without advance notice, Ideal's Canadian bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements (borrowings under these agreements are non-recourse to Waxman Industries). The Company has not contested the bank's efforts to effect the orderly disposition of Ideal. On May 30, 1994, Ideal was declared bankrupt by the Canadian court and, as a result, the Company's ownership and control of Ideal effectively ceased on such date. The estimated loss on disposal totals $38.3 million, without tax benefits, and represents a complete write-off of the Company's investment in Ideal. See Notes 3 and 12 to Notes to Consolidated Financial Statements.

         At March 31, 1994, Ideal is reported as a discontinued operation and the Company's consolidated financial statements have been reclassified to report separately Ideal's net assets and results of operations. Prior period consolidated financial statements have been reclassified to conform to the current period presentation.

         The following table sets forth certain items reflected in the Company's Consolidated Statements of Income expressed as a percentage of net sales.

                                                                      PERCENTAGE OF NET SALES
                                                                      -----------------------
                                                                                                   NINE MONTHS ENDED
                                                        YEARS ENDED JUNE 30,                           MARCH 31,
                                                        --------------------                           ---------
                                                   1993           1992            1991             1994          1993
                                                   ----           ----            ----             ----          ----
Gross profit                                       33.0%           35.7%          34.8%           35.0%           33.7%
Operating expenses                                 27.4            26.2           27.0            26.1            25.8
Restructuring and other
  nonrecurring charges                              3.3             2.0             --             --              --
Operating income (loss)                             2.3             7.5            7.9             8.9             7.9
Interest expense, net                               9.9            10.1            9.4             9.7             9.9
Income (loss) from continuing
  operations before income
  taxes, extraordinary charge
  and cumulative effect of
  accounting change                                (7.6)           (2.6)          (1.5)           (0.8)           (2.0)
Income (loss) before extraordinary
  charge and cumulative effect
  of accounting change                            (13.2)           (1.6)           1.2           (26.8)           (0.2)
Net income (loss)                                 (14.3)           (2.2)           1.2           (30.9)           (1.6)


NINE MONTHS ENDED MARCH 31, 1994 VERSUS MARCH 31, 1993

  Net Sales.


         Net sales from the Company's continuing operations for the 1994 nine
month period increased 4.1%, from $154.0 million to $160.2 million.   The
Company's net sales were adversely affected by the sale of H. Belanger Plumbing Accessories (Belanger) in October 1993. Belanger's net sales for the 1994 nine month period totaled $1.5 million as compared to $5.0 million in the 1993 nine month period. Net sales increased 6.5% for the nine months ended March 31, 1994 after excluding the impact of Belanger. The net sales increases are primarily the result of the continued growth of Barnett. Barnett's net sales increased $8.7 million, or 14.2%, from $61.2 million in the 1993 nine month period to $69.9 million in the 1994 nine month period. Sales of new products accounted for $5.0 million of the increase for the 1994 nine month period. The remainder of Barnett's increases were the result of opening additional mail order warehouses, as well as the growth of Barnett's existing customer base. Barnett opened two additional warehouses during the 1994 nine month period, increasing the total number of warehouses to 28. Also contributing to the increases in net sales were higher net sales from Consumer Products. Consumer Product's net sales increased 4.5% from $50.9 million in the 1993 nine month period to $53.2 million in the 1994 nine month period. The increase in Consumer Product's net sales is primarily the result of the sale of additional existing product lines to several of its existing customers. Management believes that the change in the continuing operation's net sales is primarily the result of changes in volume.

  Gross Profit.


         The Company's gross margins increased from 33.7% in the 1993 nine month period to 35.0% in the 1994 nine month period. The increase in the Company's gross margins is primarily a result of improved margins at Barnett. Barnett's gross margins have been favorably impacted by increased sales of higher margin proprietary branded products. The favorable impact of Barnett's margins was offset, in part, by lower gross margins at Consumer Products. Consumer Products' margins declined as a result of proportionately lower sales of higher margin packaged products, as well as competitive pressures within its market relating to the pricing of new business. Management does not believe that the decline in margin is a continuing trend as currently expected business opportunities involve higher margin products. The sale of Belanger had no significant affect on gross margin. Excluding the impact of Belanger, gross margin would have been 33.6% in the 1993 nine month period as compared to 35.0% in the 1994 nine month period.

  Operating Expenses.

         The Company's operating expenses increased 5.1% for the 1994 nine month period from $39.7 million in the 1993 nine month period to $41.8 million in the 1994 nine month period. Operating expenses increased 8.3% for the 1994 nine month period from $38.1 million in the 1993 nine month period to $41.2 in the 1994 nine month period excluding the sale of Belanger. These increases were due primarily to increases in operating expenses for Barnett. Barnett's operating expenses increased approximately $2.5 million in the 1994 nine month period. The majority of the increase in Barnett's operating expenses related to increased warehouse and selling and advertising costs. The increase in warehouse and selling and advertising costs was $.5 million and $1.0 million, respectively. These increases primarily related to the opening of new mail order warehouses during the 1994 nine month period, and increased promotional activity.

  Operating Income.

         The Company's operating income totaled $14.3 million or 8.9% of net sales and $12.2 million or 7.9% of net sales for the 1994 and 1993 nine months period, respectively.

         The Company's operating income increased 17.3% for the 1994 nine month period, as compared with the comparable prior year periods. Excluding the impact of Belanger, which was sold in October 1993, operating income increased 18.8%. The improved operating income was the result of higher gross margins offset, in part, by increased operating expenses.

  Interest Expense.

         The Company's interest expense totaled $15.6 million for the 1994 nine month period, compared with $15.2 million for the 1993 nine month period. Average borrowings outstanding increased from $158.1 million in the 1993 nine month period, to $168.5 million for the same period in the current year. The increase in average borrowings outstanding is due to increased working capital needs relating to the growth of the Company's operations. The weighted average interest rate decreased from 12.6% in the 1993 nine month period, to 12.1% in the same period in the current fiscal year. As a result of the debt refinancing, there will be a savings of cash interest expense of $6.9 million annually for five years. In addition, as a result of the debt refinancing, the level of the Company's debt increased approximately $11.0 million. The additional indebtedness will offset, in part, the cash interest savings discussed above. The Company's weighted average interest is expected to increase by approximately 0.5% as a result of the completion of the refinancing.

  Income Taxes.

         In accordance with the provisions of SFAS 109, the Company is unable to benefit losses in the current year. The Company has $11.5 million of available domestic net operating loss carryforwards which expire in 2008, the benefit of which has been reduced 100% by a valuation allowance. The Company will continue to evaluate the valuation allowance and to the extent that the Company is able to recognize tax benefits in the future, such recognition will favorably affect future results of operations. See Note 5 for a discussion of anticipated additional net operating losses which would result from the disposition of Ideal.

  Loss From Continuing Operations.


         The Company's loss from continuing operations for the 1994 nine month period, the loss from continuing operations totaled $1.3 million compared with a loss of $1.6 million in the 1993 nine month period. The increase in the loss from continuing operations in the current year periods is due to the Company's inability to tax benefit losses in the current year.

  Discontinued Operations.

         The Company's net loss from discontinued operations for the 1994 nine month period totaled $3.2 million, compared with net income of $1.3 million in the 1993 nine month period. The Company recognized a loss on the disposal of Ideal of approximately $38.3 million in the 1994 third quarter.

  Extraordinary Charge.

         The Company recognized a $6.6 million extraordinary charge, without tax benefit, in the 1994 third quarter as a result of the refinancing of the $50 million of Subordinated Notes as well as borrowings under the domestic bank credit facilities. The extraordinary charge included the fees paid upon the exchange of the Subordinated Notes along with the accelerated amortization of unamortized debt discount and issuance costs.

         Although no specific transaction is currently contemplated, the Company believes that additional financing transactions will be required during the next twenty-four months to provide funds to satisfy, or to refinance the notes requiring, its sinking fund payments. See "-- Liquidity and Capital Resources." The Company expects that additional extraordinary charges will be incurred as a result of any such financing transactions. There can, however, be no assurances with respect to the timing and magnitude of any such extraordinary changes.

  Net Loss.

         The Company's net loss (including those relating to Ideal) for the 1994 nine month period totaled $49.6 million compared with a net loss of $2.4 million in the 1993 nine month period. The 1993 nine month period includes a $2.1 million charge for the cumulative effect of a change in accounting for warehouse and catalog costs, which was made during the fourth quarter of fiscal 1993 and was applied retroactively to July 1, 1992.

FISCAL 1993 VERSUS FISCAL 1992

  Net sales.

         The Company's net sales from continuing operations for fiscal 1993 totaled $204.8 million compared with $197.7 million in fiscal 1992, an increase of 3.6%. Barnett's net sales increased 14.9% from $72.1 million in fiscal 1992 to $82.9 million in fiscal 1993. New product introductions accounted for $5.6 million of this increase. In addition, the new catalog of maintenance products introduced in January 1992 generated approximately $2.2 million in incremental sales. The remainder of Barnett's increase was the result of the opening of additional mail order warehouses, as well as the growth of Barnett's existing customer base. Barnett opened three additional mail order warehouses during fiscal 1993, increasing the total number of warehouses to 26. The increase from Barnett was offset, in part, by lower net sales from Consumer Products. Consumer Products' net sales totaled $67.5 million in fiscal 1993 compared with $70.0 million in fiscal 1992, a decrease of 3.6%. Management believes that the change in the domestic operations' net sales is primarily the result of changes in volume.

  Gross profit.


         The Company's gross margin was 33.0% in fiscal 1993 compared with 35.7% in fiscal 1992. Barnett's gross margin declined approximately one-half of one percentage point and Consumer Products' gross margin declined approximately four percentage points. The majority of Consumer Products' decline in margin is attributable to proportionately lower sales of higher margin packaged products as well as competitive pressures within its markets relating to the pricing of new business. Management expect Consumer Products' margin decline to continue in the first part of fiscal 1994.


  Operating expenses.

         The Company's operating expenses totaled $56.1 million or 27.4% of net sales, in fiscal 1993 compared with $51.8 million, or 26.2% of net sales, in fiscal 1992, an increase of $4.3 million, or 8.2%. Approximately $1.2 million of this increase relates to accelerated amortization of certain warehouse start-up and catalog costs during fiscal 1993 to conform with prevailing industry practice. This change was made during the fourth quarter and was applied retroactively to July 1, 1992. The effect of this change on fiscal 1993 results was to increase amortization expense by $1.2 million. This increase is primarily the result of the introduction of a new catalog, and in management's opinion, is not indicative of the expected impact of accelerated amortization on future operating results. The cumulative effect of this change on prior years totaled $2.1 million and is reported separately in the income statement, without tax benefit, as a change in accounting. Excluding the impact of this item, operating expenses were up 6.7% primarily due to increases at Barnett. Barnett's operating expenses (excluding the accelerated amortization) increased approximately $2.1 million or 13.4%, which is less than Barnett's 14.9% increase in net sales between the years. Approximately $1.3 million of Barnett's increase in operating expenses is related to the opening of new mail order warehouses. Consumer Products' operating expenses increased approximately $0.4 million between years.

  Restructuring and other non-recurring charges.

         As discussed above, the Company recorded several nonrecurring charges during fiscal 1993 including an $6.8 million restructuring charge. Fiscal 1992 results include a $3.9 million restructuring charge which represented a capital loss realized upon the sale of the Company's portfolio of debt securities.

  Operating income.

         The Company's operating income totaled $4.7 million in fiscal 1993 compared with $14.9 million in fiscal 1992, a decrease of 68.5%. Current year results were negatively impacted by the $4.2 million restructuring charge described above, and the $1.2 million of accelerated amortization described above. The remainder of the decrease was primarily attributable to a $2.5 million decline of Consumer Products' gross margin.

  Interest expense.

         The Company's net interest expense totaled $20.4 million for fiscal year 1993 compared with $20.0 million for fiscal year 1992, an increase of 1.7%. Average borrowings outstanding totaled $159.1 million in fiscal 1993, as compared with $159.7 million in fiscal 1992. Weighted average borrowings in fiscal 1992 included amounts which the Company borrowed under a domestic term loan which were invested in highly liquid short-term securities and used for working capital purposes until the Company obtained its revolving credit facility in September 1991. Excluding the impact of these borrowings, average borrowings for fiscal 1992 were $156.4 million. The weighted average interest rate for fiscal year 1993 was 12.9% compared with 13.2% in the prior year.

  Loss From Continuing Operations.

         The Company's fiscal 1993 loss from continuing operations totaled $15.9 million compared with a loss of $4.4 million in fiscal 1992.

  Discontinued Operations.

         The Company's fiscal 1993 net loss from discontinued operations totaled $11.2 million compared with net income of $1.1 million in fiscal 1992.

  Net income (loss).

         The Company's fiscal 1993 net loss totaled $29.2 million and includes a $2.1 million charge for the cumulative effect of the change in accounting discussed above. The net loss for fiscal 1992 was $4.4 million and included a $1.2 million extraordinary charge for the early repayment of debt. The Company has not been able to benefit from any of its current year losses for tax purposes. As a result, it has available $11.5 million of domestic net operating loss carryforwards to offset future tax provisions. See "Impact of New Accounting Standards" for a discussion of the new accounting standard for income taxes and the impact it will have on the Company.

FISCAL 1992 VERSUS FISCAL 1991

  Net sales.

         The Company's net sales from continuing operations for fiscal 1992 totaled $197.7 million compared with $186.3 million in fiscal 1991, an increase of 6.1%. Barnett's net sales increased 15.4% from $62.5 million in fiscal 1991 to $72.1 million in fiscal 1992. New product introductions accounted for $5.9 million of this increase. In addition, the new catalog of maintenance products introduced in January 1992 generated approximately $1.1 million of net sales in fiscal 1992. The remainder of Barnett's increase was the result of the opening of additional mail order warehouses, as well as the growth of Barnett's existing customer base. During fiscal 1992, Barnett opened four additional mail order warehouses bringing its total number of warehouses to 23.

Consumer Products' net sales in fiscal 1992 totaled $70.0 million, an increase of 1.9% over fiscal 1991 sales of $68.7 million.

  Gross profit.

         The Company's gross margin was 35.7% in fiscal 1992 compared with 34.8% in fiscal 1991. Barnett's gross margin increased approximately one-third of one percentage point as a result of a more profitable product mix and the use of more economical sources of purchased materials. Consumer Products' gross margin remained constant between years.

  Operating expenses.

         The Company's operating expenses totaled $51.8 million, or 26.2% of net sales, in fiscal 1992 compared with $50.3 million, or 27.0% of net sales, in fiscal 1991, an increase of $1.5 million, or 3.1%. Barnett's operating expenses increased approximately $2.2 million of which approximately $0.7 million is related to the opening of new mail order warehouses.

  Restructuring and other nonrecurring charges.

         During the fourth quarter of fiscal 1992, the Company's results were affected by nonrecurring charges totaling $3.9 million, which represents a capital loss realized upon the sale of the Company's portfolio of debt securities.

  Operating income.

         The Company's operating income was $14.9 million in fiscal 1992 compared with $14.7 million in fiscal 1991, an increase of 1.6%. Such increase was primarily the result of the higher net sales and gross profit levels.

  Interest expense.

         Net interest expense totaled $20.0 million for fiscal 1992 compared with $17.5 million for fiscal 1991. Average borrowings outstanding totaled $159.7 million in fiscal 1992 compared with $153.3 million in the prior year. The increase in average borrowings relates primarily to borrowings for short-term working capital needs. In addition, borrowings for fiscal 1992 include amounts borrowed under the Company's domestic term loan which were invested in highly liquid short-term securities during the first quarter of the fiscal year. The amounts invested were subsequently used in connection with the repayment of the domestic term loan. Excluding the impact of these borrowings, average borrowings for fiscal 1992 were $156.4 million. The weighted average interest rate for fiscal 1992 increased to 13.2% from 12.3% in the prior year primarily due to the issuance of the Senior Secured Notes in September 1991, the proceeds of which were used to retire borrowings under the Company's then existing credit facilities.

  Loss from Continuing Operations.


         The Company's fiscal 1992 loss from continuing operations totaled $4.4 million compared with a loss of $2.1 million in fiscal 1991.

  Discontinued Operations.


         The Company's fiscal 1992 net income from discontinued operations totaled $1.1 million compared with net income of $4.3 million in fiscal 1991.


  Extraordinary Charge.

         During the fourth quarter of fiscal 1992, the Company repurchased certain debt securities and incurred an extraordinary charge which totaled $1.2 million (net of the applicable income tax benefit). The extraordinary charge included the market premium paid and the accelerated amortization of unamortized debt discount and issuance costs.

  Net income (loss).

         The Company's fiscal 1992 net loss totaled $4.4 million and included a $1.2 million extraordinary charge for the early repayment of debt. Net income for fiscal 1991 was $2.2 million.

LIQUIDITY AND CAPITAL RESOURCES

         On May 20, 1994, the Company completed a financial restructuring which was undertaken to modify the Company's capital structure to facilitate the growth of its domestic businesses by reducing cash interest expense and increasing the Company's liquidity. See Note 12 to Notes to Consolidated Financial Statements.

         As part of the restructuring, the Company exchanged $50 million of its Senior Subordinated Notes for $50 million initial accreted value of Deferred Coupon Notes. Approximately $48.8 million of the Senior Subordinated Notes remain outstanding. The Deferred Coupon Notes have no cash interest requirements until June 1, 1999. As a result of the exchange, the Company's cash interest requirements have been reduced by approximately $6.9 million annually for five years. In addition, the $50 million of Senior Subordinated Notes exchanged can be used to satisfy the Company's mandatory redemption requirements with respect to such issue and, as such, the $20 million mandatory redemption payments due on June 1, 1996 and 1997 have been satisfied and the mandatory redemption payment due on June 1, 1998 has been reduced to $8.8 million. The Company does, however, continue to have annual mandatory redemption payments of $17.0 million commencing on September 1, 1996 with respect to the Senior Secured Notes.

         As part of the Reorganization, the Operating Companies entered into a $55 million, four-year, secured credit facility with an affiliate of Citibank, N.A., as agent for certain financial institutions. The Domestic Credit Facility, which has an initial term of three years, will be extended for an additional year if the Senior Secured Notes have been redeemed within 33 months after the initial borrowing under the Domestic Credit Facility. The Domestic Credit Facility is subject to borrowing base formulas. Borrowings under the Domestic Credit Facility bear interest at (1) the per annum rate of 1.5% plus the highest of (a) the prime rate of Citibank N.A., (b) the federal funds rate plus 0.5% and (c) a formula with respect to three month certificates of deposit of major United States money market banks or (ii) LIBOR plus 3.0)%. These rates will be increased by 0.5% until such time as the Domestic Term Loan, discussed below, has been repaid in full. These rates will be reduced by up to 0.5% if Waxman USA achieves certain performance criteria based on the ratio of EBITDA to fixed charges. The facility includes a letter of credit subfacility of $20 million. The Domestic Credit Facility is secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of the Operating Companies and 65% of the capital stock of one subsidiary of TWI and 100% of the capital stock of another such subsidiary. In addition, the facility requires the Operating Companies to maintain cash collateral accounts into which all available funds will be deposited and applied to service the facility on a daily basis. The Domestic

Credit Facility prohibits dividends and distributions by the Operating Companies except in certain limited instances. The Domestic Credit Facility contains customary negative, affirmative and financial covenants and conditions. On the date hereof, availability under the Domestic Credit Facility is approximately $__ million.

         The Domestic Credit Agreement contains customary events of default, including the following: (i) any Operating Company shall fail to make any payment of principal or interest or any other amount due under the agreements related to the Domestic Credit Facility or fail to perform any covenant (after the expiration of any applicable grace period) thereunder, or any representation or warranty made in connection therewith shall prove to have been incorrect in any material respect when made or deemed made; (ii) the Company or any of its subsidiaries (other than Ideal Holding Group and its subsidiaries) shall fail to pay any indebtedness having a principal amount of $5,000,000 or more; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (after the expiration of any applicable period of grace), the maturity of such indebtedness; or any such indebtedness shall become or be declared to be due and payable, or required to be repaid (other than by a regularly scheduled required prepayment), or the Company or any of its subsidiaries (other than Ideal Holding Group and its subsidiaries) shall be required to repurchase or offer to repurchase such indebtedness, prior to the stated maturity thereof; (iii) certain events of bankruptcy with respect to the Company or any of its subsidiaries (other than Ideal Holding Group and its subsidiaries); (iv) there shall occur any Change of Control (as defined in the Domestic Credit Facility); (v) there shall occur a Material Adverse Change (as defined in the Domestic Credit Facility) or an event which would have a Material Adverse Effect (as defined in the Domestic Credit Agreement).

         As part of the Reorganization, the Operating Companies entered into a $15.0 million three-year term loan with Citibank, N.A., as agent. The Domestic Term Loan bears interest at a rate per annum equal to 2.0% over the interest rate under the Domestic Credit Facility and is secured by a junior lien on the collateral under the Domestic Credit Facility. A one-time fee of 1.0% of the principal amount outstanding under the Domestic Term Loan will be payable if such loan is not repaid within 6 months after May 20, 1994. Principal payments of the Domestic Term Loan of $1.0 million each will be required quarterly commencing at the end of the third quarter following May 20, 1994. The Domestic Term Loan will be required to be prepaid if Waxman USA completes a financing sufficient to retire the Subordinated Notes, the Senior Secured Notes and the Domestic Term Loan. The Domestic Term Loan contains negative, affirmative and financial covenants, conditions and events of default substantially the same as those under the Domestic Credit Facility.

         See Note 12 to Notes to Consolidated Financial Statements for a more complete discussion of the new domestic credit facility and domestic term loan.

         On June 17, 1994, the Company purchased $1.875 million of its $2.03 million outstanding 9.5% Convertible Subordinated Debentures due 2007 pursuant to its offer to purchase made on April 28, 1994.

         The Company does not have any commitments to make substantial capital expenditures. However, the Company does expect to open 3 to 4 Barnett warehouses over the next twelve months. The average cash cost to open a Barnett warehouse is approximately $0.5 million, including approximately $250,000 for inventory and approximately $250,000 from fixed assets, leasehold improvements and startup costs.

         The Company expects to incur approximately $0.5 million of costs relating to the disposition of Ideal.

         The Company currently has no significant principal repayment requirements. Commencing March 1995, the Company will be required to make quarterly principal payments of $1.0 million under its Domestic Term Loan. In addition, the Company is required to make mandatory sinking fund payments of $17.0 million relating to its Senior Secured Notes on each of September 1, 1996 and 1997. The Company is also required to make a mandatory sinking fund payment of $8.75 million relating to its Senior Subordinated Notes on June 1, 1998.


         As a result of the issuance of the Deferred Coupon Notes which reduces cash interest requirements by approximately $6.9 million annually until June 1, 1999, the Company believes that funds generated from operations along with funds available under the Company's revolving credit facility will be sufficient to satisfy the Company's liquidity requirements (including the Domestic Term Loan principal payments) for the next twenty-four months. The Company believes that additional financing transactions will be required to provide funds to satisfy, or to refinance the notes requiring its, sinking fund payments.


DISCUSSION OF CASH FLOWS

         For the 1994 nine month period, the Company's continuing operations generated $1.2 million of cash flow from operations which included a use of $3.1 million of cash for increased working capital. The Company's working capital levels have increased in response to its higher net sales levels. Cash flow used for investments totaled $2.6 million. During October 1993, the Company generated approximately $3.0 million of cash from the sale of Belanger. Capital expenditures totaled approximately $2.3 million in the 1994 nine month period. Changes in other assets increased approximately $3.3 million as a result of costs associated with the refinancing. Financing activities generated approximately $9.5 million of cash flow as the Company increased amounts outstanding under its revolving credit facilities.


FIXED CHARGE COVERAGE RATIO

         Fiscal 1991 earnings were insufficient to cover fixed charges by $2.8 million. Fiscal 1992 earnings were insufficient to cover fixed charged by $5.1 million. Fiscal 1993 earnings were insufficient to cover fixed charged by $5.1 million. Fiscal 1993 earnings were insufficient to cover fixed charges by $15.7 million. Earnings for the nine months ended March 31, 1993 and 1994 were insufficient to cover fixed charges by $3.0 million and $1.3 million, respectively. The Company's business strategy, described herein, is designed to capitalize on the growth prospects for Barnett and consumer Products and thereby increase earnings. The Company believes that the successful implementation of its business strategy will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.


IMPACT OF NEW ACCOUNTING STANDARDS

         In February 1992, the Financial Accounting Standards Board (the FASB) issued SFAS No. 109, "Accounting for Income Taxes." The Company will adopt SFAS No. 109 during the first quarter of its fiscal year ending June 30, 1994. SFAS No. 109 will require the Company to recognize income tax benefits for loss carryforwards which have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance in certain circumstances. The Company does not anticipate that a benefit will be recognized upon the initial adoption of SFAS No. 109 or that its adoption will have a material effect upon its results of operations or financial position. However, to the extent that the Company is able to recognize tax benefits in the future, such recognition will favorably effect future results of operations. The FASB has also issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company does not currently maintain any postretirement or postemployment benefit plans or programs which would be subject to such accounting standards.

                                    BUSINESS

GENERAL

         The Company believes that it is one of the leading suppliers of plumbing products to the home repair and remodeling market in the United States. The Company distributes plumbing, electrical and hardware products, in both packaged and bulk form, to D-I-Y retailers, mass merchandisers, smaller independent retailers and plumbing, electrical repair and remodeling contractors.

         The Company's business is conducted through its indirect wholly owned subsidiaries, Barnett, Consumer Products, WOC and TWI. Through their nationwide network of warehouses and distribution centers, Barnett and Consumer Products provide their customers with a single source for an extensive line of competitively priced, quality products. The Company's strategy of being a low-cost supplier is facilitated by its purchase of a significant portion of its products from low-cost foreign sources. Barnett's marketing strategy is directed predominantly to contractors and independent retailers, as compared to Consumer Products' strategy of focusing on mass merchandisers and larger D-I-Y retailers. The Company's continuing operations' consolidated net sales were $204.8 million in fiscal 1993.

BUSINESS STRATEGY

         During the 1980's, the Company achieved significant revenue increases through a combination of internal growth and strategic acquisitions of businesses that marketed similar or complementary product lines. During the 1990's, the Company has initiated steps and is continuing to focus on integrating the acquired businesses and improving operating efficiencies. The Company's current strategy includes the following elements:


         o Expansion of Barnett. Since its acquisition in 1984, Barnett's revenues and operating income have grown at compound annual rates of 11.3% and 11.1%, respectively, as a result of
                 (i) the expansion of its warehouse network, (ii) the introduction of new product offerings and (iii) the introduction in January 1992 of an additional catalog targeted at a new customer base. The Company intends to continue to expand Barnett's national warehouse network and expects to open as many as four new warehouses during each of the next several fiscal years. Barnett expects to fund this expansion using cash flow from operations and/or available borrowings under the Debt Financing. Barnett also intends to continue expanding its product offerings, allowing its customers to utilize its catalogs as a means of one-stop shopping for many of their needs. In an effort to further increase profitability, Barnett is also increasing the number of higher margin product offerings bearing its proprietary trade names and trademarks.

         o Enhance Competitive Position of Consumer Products. During the past 24 months, Consumer Products has restructured its sales and marketing functions in order to better serve the needs of its existing and potential customers. Consumer Products restructured its sales department by defining formal regions of the country for which regional sales managers would have responsibility. Prior to the restructuring, sales managers had responsibility for specific customers without regard to location. In addition, as part of the restructuring, in fiscal 1993 a marketing department was established separate and apart from the sales department. The marketing department is staffed with product managers who have the responsibility of identifying new product programs. The restructuring of the sales and marketing departments is complete at this time. Consumer Products' strategy is to achieve consistent growth by expanding its business with existing customers and by developing new products and new customers. In order to increase business with existing customers, Consumer Products is focusing on developing strategic alliances with its customers. Consumer Products seeks to (i) introduce new products within existing categories, as well as new product categories, (ii) improve customer service, (iii) introduce full service marketing programs and (iv) achieve higher profitability for both the retailer and Consumer Products. Management believes that Consumer Products is well positioned to benefit from the trend among many large retailers to consolidate their purchases among fewer vendors.

BARNETT

         Barnett markets over 8,000 products to more than 32,000 active customers through comprehensive quarterly catalogs, supplemented by monthly promotional flyers and supported by telemarketing operations. Barnett services its customers, who are primarily plumbing and electrical contractors serving the repair and remodeling markets and independent retailers, through its growing, nationwide network of 28 mail order warehouses. Barnett also distributes a specialized quarterly catalog of maintenance products (also supplemented by monthly promotional flyers) that is directed only to customers responsible for the maintenance of hotels, motels, office buildings, healthcare facilities and apartment complexes. The Company believes that this marketing strategy effectively positions Barnett to continue to expand its customer base and increase sales to existing customers. In fiscal 1993, Barnett's largest customer accounted for less than 2% of Waxman USA's net sales and its top-ten customers accounted for less than 6% of Waxman USA's net sales. Barnett's average sale is $350. Barnett's net sales were approximately $83 million in fiscal 1993.


         Barnett was acquired by the Company in 1984. Since the acquisition, Barnett has increased its number of warehouses from three to 28 and the number of items in its catalog from 2,000 to 8,000. During this period, the number of active accounts serviced by Barnett increased from 6,000 to over 32,000. Barnett has added ten warehouses during the last three full fiscal years and two warehouses to date in calendar 1994. Barnett plans to open up to four warehouses annually for the next several years. Barnett has been able to maintain its overall operating margins throughout its expansion.

         Based on management's experience and knowledge of the industry, the Company believes, in the absence of any applicable statistics, that Barnett is the only national mail order and telemarketing operation distributing plumbing, electrical and hardware products in the United States. The Company believes that Barnett has significant advantages over its regional and national competitors. Due to its size and volume of purchases, Barnett is able to obtain purchase terms which are more favorable than those available to its competition, enabling it to offer prices which are generally lower than those available from its competitors. In addition to Barnett's competitive pricing strategy, by offering over 8,000 products, Barnett is able to provide its customers with a single source of supply for all of their needs.

  Marketing and Distribution

         Barnett markets its products nationwide principally through regular catalog and promotional mailings to existing and potential customers, supported by telemarketing operations providing 24-hour-a-day, toll-free ordering and an expanding network of 28 warehouses allowing for delivery to customers generally within one day of the receipt of an order. The telemarketing operations are utilized to make telephonic sales presentations to certain potential customers only after these customers have received written promotional materials. Barnett's telemarketing operations (as well as all other administrative functions) are centralized at Barnett's Jacksonville, Florida headquarters.

  Catalogs

         Barnett's in-house art department produces the design and layout for its catalogs and promotional mailings, including the quarterly catalog, the monthly promotional flyers and Barnett's catalog of maintenance products. Barnett's catalogs are indexed and illustrated, provide simplified pricing and highlight new product offerings.

         Barnett mails its principal catalog, containing plumbing, electrical and hardware products, to over 32,000 active customers, including hardware and building supply stores, lumberyards and plumbing, electrical repair and remodeling contractors. The quarterly catalog is supplemented by monthly promotional flyers mailed to approximately 180,000 active and potential customers. In 1992, Barnett introduced a new semi-annual catalog of maintenance products designed to appeal to customers responsible for the maintenance of hotels, motels, healthcare facilities, office buildings and apartment complexes. Since the maintenance catalog was introduced in 1992, Barnett has added approximately 6,000 new maintenance accounts.

         Barnett makes its initial contact with potential customers primarily through promotional flyers. Barnett obtains the names of prospective customers through the rental of mailing lists from outside marketing information services and other sources. Barnett uses sophisticated proprietary information systems to analyze the results of individual catalog and promotional flyer mailings and uses the information derived from these mailings to target future mailings. Barnett updates its mailing lists frequently to delete inactive customers.

  Telemarketing

         Barnett's telemarketing operations have been designed to make ordering its products as convenient and efficient as possible. Barnett offers its customers a nationwide toll-free telephone number which accepts orders on a 24-hour-a-day basis. Calls are handled by members of Barnett's well-trained staff of 42 telemarketers who utilize Barnett's proprietary, on-line order processing system. This system provides the telemarketing staff with access to information about products, pricing and promotions which enables them to better serve the customer. Barnett's telemarketing staff handles approximately 1,600 incoming calls per day.

         After an order is received, a computer credit check is performed and if credit is approved, the order is transmitted to the warehouse located nearest the customer and is shipped within 24 hours.

         In addition to receiving incoming calls, Barnett's telemarketing operations are also utilized to make telephonic sales presentations to potential customers who have received promotional flyers from Barnett. Also, for several months prior to the opening of new mail order warehouses, Barnett utilizes its telemarketing operations to generate awareness of Barnett, its product offerings and the upcoming opening of new mail order warehouses located near the target customers.

         Barnett's telemarketing operations and information systems provide its management with current market information such as customer purchasing patterns and purchases, competitive pricing data, and potential new products. This information allows Barnett to quickly react to and capitalize on business opportunities.

  Warehouses

         Barnett currently has four warehouses in Texas, three in Florida and two in each of Pennsylvania, New York and California. The remaining 15 warehouses are dispersed among an equal number of states. Barnett's warehouses are located in areas meeting certain criteria for overall population and potential customers. Typical warehouses have approximately 15,000 to 18,000 square feet of space of which up to 600 square feet are devoted to over-the-counter sales. Barnett has initiated a program to enlarge product displays in the counter area of the warehouses in order to display the breadth of its expanding product line.

         Barnett's experience indicates that customers prefer to order from local suppliers and that many local tradespeople prefer to pick up their orders in person rather than to have them delivered. Therefore, Barnett intends to continue the expansion of its warehouse network in order to reduce the distance between it and the customer. For the year ended June 30, 1993, approximately 23% of Barnett's net sales were picked up by Barnett's customers.

         The factors considered in site selection include the number of prospective customers in the local target area, the existing sales volume in such area and the availability and cost of warehouse space, as well as other demographic information. From its experience in opening 25 new warehouses since its acquisition by the Company, Barnett has gained substantial expertise in warehouse site selection, negotiating leases, reconfiguring space to suit its needs, and stocking and opening new warehouses. The average investment required to open a warehouse is approximately $500,000, including approximately $250,000 for inventory.

  Products

         Barnett markets an extensive line of over 8,000 plumbing, electrical and hardware products, many of which are sold under its proprietary trade names and trademarks. This extensive line of products allows Barnett to serve as a single source supplier for many of its customers. Since the beginning of the current fiscal year, Barnett has added approximately 1,100 new products, including a new line of builders' hardware and light bulbs. Many of these products are higher margin products bearing Barnett's proprietary trade names and trademarks. Barnett tracks sales of new products the first year they are offered and new products that fail to meet specified sales criteria are discontinued. Barnett believes that its customers respond favorably to the introduction of new product lines in areas that allow the customers to realize additional cost savings and to utilize Barnett's catalogs as a means of one-stop shopping for many of their needs.

         In an effort to further increase profitability and to further enhance Barnett's reputation as a leading supplier of plumbing, electrical and hardware products, Barnett is presently increasing the number of its higher margin product offerings bearing its proprietary trade names and trademarks. Proprietary products offer customers high quality, lower cost alternatives to the brand name products Barnett sells. Barnett's catalogs and monthly promotional flyers emphasize the comparative value of such items. Barnett's products are generally covered by a one year warranty, and returns (which require prior authorization from Barnett) have historically been immaterial in amount.

         The following is a discussion of Barnett's principal product groups:

         Plumbing Products. Barnett's plumbing products include faucets and faucet parts, sinks, disposals, vanities and cabinets, tub and shower accessories, and toilets and toilet tank repair items. Barnett's plumbing products are sold under its proprietary trademarks Premier(TM) and Regent(TM). Barnett also sells branded products of leading plumbing manufacturers.

         Electrical Products. Barnett's electrical products include such items as light bulbs, light fixtures, circuit panels and breakers, switches and receptacles, wiring devices, chimes and bells, telephone and audio/video accessories and various appliance repair items. Certain of Barnett's electrical products are sold under its own proprietary trademarks, such as Premier(TM) light bulbs, and the proprietary trademarks of leading manufacturers of electrical supplies.

         Hardware Products. Barnett sells a broad range of hardware products, including hand tools and power tools, patio and closet door repair accessories, window hardware, paint supplies, fasteners, safety equipment, cleaning supplies and garden hoses and sprinklers.

CONSUMER PRODUCTS

         Consumer Products markets and distributes approximately 9,000 products to a wide variety of retailers, primarily D-I-Y warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Representative of Consumer Products' large national retailers are Kmart, Builders Square and Wal-Mart. Representative of Consumer Products' large regional D-I-Y retailers are Channel Home Centers and Fred Meyer Inc. According to rankings of the largest D-I-Y retailers published in National Home Center News, an industry trade publication, Consumer Products' customers include 16 of the 25 largest D-I-Y retailers in the United States. Consumer Products works closely with its customers to develop comprehensive marketing and merchandising programs designed to improve their profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. Management believes that Consumer Products is the only supplier to the D-I-Y market that carries a complete line of plumbing, electrical and floor protective hardware products, in both packaged and bulk form. Consumer Products also offers certain of its customers the option of private label programs. The Company believes that Consumer Products will also benefit from the continued growth of the D-I-Y market which, according to Do-It-Yourself Retailing, an industry trade publication, is expected to expand at a compound annual rate of approximately 6% over the next four years as well as from the expected growth of existing customers, several of which have announced expansion plans. In fiscal 1993, Kmart and its subsidiaries accounted for approximately 12% of the Company's continuing operations' net sales. No other customer was responsible for more than 2% of the Company's continuing operations' net sales in fiscal 1993. Consumer Products' top ten customers accounted for approximately 24% of the Company's continuing operations net sales in fiscal 1993.

         During the 1980's, Consumer Products significantly expanded its business through a combination of internal growth and strategic acquisitions. The Company's acquisition strategy focused on businesses which marketed similar or complementary product lines to customers or markets not previously served or through channels not previously utilized by the Company. In recent years, Consumer Products has integrated the acquired businesses to enhance the Company's purchasing power, improving operating efficiencies and enabling Consumer Products to cross-sell a broader range of products to a larger customer base. These improvements have enabled Consumer Products to withstand financial downturns suffered by several important regional retailers to whom Consumer Products sells its products and to significantly increase its sales to several national retailers. Consumer Products' net sales were approximately $67.5 million in fiscal 1993.

         In recent years, the rapid growth of large mass merchandisers and D-I-Y retailers has contributed to a significant consolidation of the United States retail industry and the formation of large, dominant, product specific and multi-category retailers. These retailers demand suppliers who can offer a broad range of quality products and can provide strong marketing and merchandising support. Due to the consolidation in the D-I-Y retail industry, a substantial portion of Consumer Products' net sales are generated by a small number of customers. During the past 18 months, Consumer Products has restructured its sales and marketing functions in order to better position itself to meet the demands of the retailers. Management believes that its strategy of developing new products and forming strategic alliances with its customers will enable Consumer Products to effectively compete and achieve consistent growth. Consumer Products supplies products to its customers pursuant to individual purchase orders and has no long-term written contract with its customers.

  Marketing and Distribution

         Consumer Products' marketing strategy includes offering mass merchandisers and D-I-Y retailers a comprehensive merchandising program which includes design, layout and setup of selling areas. Sales and service personnel assist the retailer in determining the proper product mix in addition to designing department layouts to effectively display products and optimally utilize available floor and shelf space. Consumer Products supplies point-of-purchase displays for both bulk and packaged products, including color-coded product category signs and color-coordinated bin labels to help identify products, and backup tags to signify products that require reordering. Consumer Products also offers certain of its customers the option of private label programs for their plumbing and floor care products. In-house design, assembly and packaging capabilities enable Consumer Products to react quickly and effectively to service its customers' changing needs. In addition, Consumer Products' products are packaged and designed for ease of use, with "how to" instructions included to simplify installation, even for the uninitiated D-I-Y consumer.

         Consumer Products' sales and service representatives visit stores regularly to take reorders and recommend program improvements. These representatives also file reports with Consumer Products, enabling it to stay abreast of changing consumer demand and identify developing trends. In addition, Consumer Products has identified a growing trend among retailers to purchase on a "just-in-time" basis in order to reduce their inventory levels and increase returns on investment. In order to support its customers' "just-in-time" requirements, Consumer Products has significantly improved its EDI capabilities.

         Consumer Products operates and distributes its products through four strategically located distribution facilities in Cleveland, Ohio, Lancaster, Pennsylvania, Dallas, Texas and Reno, Nevada.

  Products

         The following is a discussion of the principal product groups:

         Plumbing Products. Consumer Products' plumbing products include valves and fittings, rubber products, repair kits and tubular products such as traps and elbows. Many of Consumer Products' plumbing products are sold under the proprietary trade names Plumbcraft(R), PlumbKing(R), Plumbline(TM) and KF(R). In addition, Consumer Products offers certain of its customers the option of private label programs. Consumer Products also offers proprietary lines of faucets under the trade name Premier(R), as well as a line of shower and bath accessories under the proprietary trade name Spray Sensations(TM).


         Electrical Products. Consumer Products' electrical products include items such as plugs, adapters, outlets, wire, circuit breakers and various tools and test equipment. Consumer Products sells many of its electrical products under the proprietary trade name Electracraft(R). Consumer Products also sells a line of outdoor weatherproof electrical products, a full line of ceiling fan accessories, a line of telephone accessories and connecting devices, a line of audio and video accessories and lamp and light fixture replacement parts and replacement glassware.

         Floor Protective Hardware Products. Consumer Products' floor protective hardware products include casters, doorstops and other floor, furniture and wall protective items. Consumer Products markets a complete line of floor protective hardware products under the proprietary trade name KF(R) and also under private labels.

OTHER OPERATIONS

         The Company has several other operations which are conducted through WOC and TWI. These operations in the aggregate generated net sales of $48.0 million in fiscal 1993, which accounted for approximately 23.5% of the net sales from the Company's continuing operations during the period. The most significant of these operations are U.S. Lock, a supplier of security hardware products, and LeRan, a supplier of copper tubing and specialty plumbing products. U.S. Lock and LeRan, as well as Madison Equipment and Medal Distributing, are operated as separate divisions of WOC. TWI includes the foreign sourcing operations which support the Company's continuing operations.

  U.S. Lock

         U.S. Lock, which was acquired by the Company in 1988, carries a full line of security hardware products, including locksets, door closers and locksmith tools. Many of these products are sold under the U.S. Lock(R) and Legend(TM) trademarks. U.S. Lock markets and distributes its products primarily to locksmiths through a telemarketing sales team. U.S. Lock's telemarketing effort is supplemented with a catalog that is mailed annually to 6,000 existing customers and promotional flyers. Since its acquisition by the Company, U.S. Lock has increased its number of warehouses from one to four, three of which are shared with Barnett. Shared facilities allow the Company to realize additional efficiencies by consolidating space requirements and reducing personnel costs.

  LeRan

         LeRan, which was acquired by the Company in 1985, is a supplier of copper tubing and fittings, brass valves and fittings, malleable fittings and related products. Its customers include liquid petroleum gas dealers, lumberyards, plumbing and mechanical contractors and D-I-Y retailers. LeRan markets its products primarily through salesmen and outside service representative organizations. These efforts are supported by a catalog, which is mailed semiannually to 7,000 existing customers, monthly promotional flyers and a telemarketing program. LeRan currently services its customers from four regional warehouses, two of which are shared with Barnett.

  Other Operations

         WOC's other operations also include its Madison Equipment division, a supplier of electrical products, and its Medal Distributing division, a supplier of hardware products.

  Purchasing, Packaging and Assembly

         Products bearing the Company's proprietary trade names and trademarks are assembled and packaged in its Taiwan, Mainland China and Mexico facilities. The products packaged in Taiwan and China are purchased locally in bulk and, after assembly and packaging, are shipped to the Company's various distribution centers in the United States. The Company also outsources the packaging of certain products. For the year ended June 30, 1993, products purchased overseas, primarily from Taiwan, accounted for approximately 22.9% of the total product purchases made by the Company's continuing operations.

         TWI, through its subsidiaries, operates the Taiwan and Mainland China facilities, which assemble and package plumbing and electrical products. In addition, the facility in Mainland China manufactures and packages plastic floor protective hardware. The Company believes that these facilities give it competitive advantages, in terms of cost and flexibility in sourcing. Both labor and physical plant costs are significantly below those in the United States.

         During fiscal 1991, the Company purchased WAMI, a small manufacturer of plumbing pipe nipples in Tijuana, Mexico. Pipe nipples are short lengths of pipe from 1/2 of an inch to 6 feet long, threaded at each end. As a result of this acquisition, the Company is now vertically integrated in the manufacture and distribution of pipe nipples. Since the acquisition, in order to take advantage of lower labor costs, the Company has relocated certain of its United States packaging operations to TWI's WAMI subsidiary in Mexico.

         Substantially all of the other products purchased by Waxman USA are manufactured for it by third parties. Waxman USA estimates that it purchases products and materials from over approximately 1,300 suppliers and is not dependent on any single unaffiliated supplier for any of its requirements.

         The following table sets forth the approximate percentage of net sales attributable to the Company's principal product groups:

                           1993          1992            1991
                           -----         -----           -----
         Plumbing           74%           73%             71%
         Electrical         10             9              10
         Hardware           16            18              19
                            ---           ---             ---
         Total Net Sales    100%          100%            100%
                            ===           ===             ===

IMPORT RESTRICTIONS

     Under current United States government regulations all products manufactured offshore are subject to import restrictions. The Company currently imports goods from Mexico under the preferential import regulations commonly known as "807' and as direct imports from China and Taiwan. The "807' arrangement permits an importer who purchases raw materials in the United States and then ships the raw materials to an offshore factory for assembly, to reimport the goods, without quota restriction and to pay a duty only on the value added in the offshore factory.

     Where the Company chooses to directly import goods purchased outside of the United States, the Company may be subject to import quota restrictions, depending on the country in which assembly takes place. These restrictions may limit the amount of goods of a particular category that a country may export to the United States. If the Company cannot obtain the necessary quota, the Company will not be able to import the goods into the United States. Export visas for the goods purchased offshore by the Company are readily available.

     The above arrangements, both 807 and quota restrictions, may be superseded by more favorable regulations with respect to Mexico under the North American Free Trade Agreement ("NAFTA"), or may be limited by revision or cancelled at any time by the United States government. The Company does not believe that its relative competitive position will be adversely affected by NAFTA. As a result of the passage of NAFTA, importation from Mexico will become more competitive in the near future relative to importation from other exporting countries.

COMPETITION

     Waxman USA faces significant competition from different competitors within each of its product lines, although it has no competitor offering the range of products in all of the product lines that Waxman USA offers. Waxman USA believes that its buying power, extensive inventory, emphasis on customer service and merchandising programs have contributed to its ability to compete successfully in its various markets. In the areas of electrical and hardware supplies, Waxman USA faces significant competition from smaller companies which specialize in particular types of products and larger companies which manufacture their own products and have greater financial resources than Waxman USA. Barnett's mail order business competes principally with local distributors of plumbing, electrical and hardware products. Waxman USA believes that competition in sales to both mail order customers and retailers is primarily based on price, product quality and selection, as well as customer service, which includes speed of responses for mail order customers and packaging and merchandising for retailers.

EMPLOYEES

     As of March 31, 1994, the Company's continuing operations employed 1,245 persons, 300 of whom were clerical and administrative personnel, 145 of whom were sales service representatives and 800 of whom were either production or warehouse personnel. Approximately 8% of the employees of the Company's continuing operations are represented by collective bargaining units. The Company considers its relations with its employees, including those represented by collective bargaining units, to be satisfactory.

TRADEMARKS

     Several of the trademarks and trade names used by the Company are considered to have significant value in its business. See "Business-- Barnett--Products," "--Consumer Products--Products" and "--Other Operations."


PROPERTIES

     The following table sets forth, as of March 31, 1994, certain information with respect to the Company's principal physical properties:

                                  APPROXIMATE                                                                        LEASE
                                     SQUARE                                                                       EXPIRATION
         LOCATION                     FEET                            PURPOSE                                        DATE
         --------                     ----                            -------                                        ----
24460 Aurora Road                    21,000        Corporate Office                                                  Owned
Bedford Hts., OH

24455 Aurora Road                   125,000        Consumer Products Corporate Office and Warehouse                  6/30/02
Bedford Hts., OH(1)

330 Vine Street                      80,000        Consumer Products Office and Warehouse                            2/28/96
Sharon, PA

2029 McKenzie Drive                  60,000        Consumer Products Office and Warehouse                            5/31/94
Dallas, TX(2)

945 Spice Island Drive               71,000        Consumer Products Office and Warehouse                            7/31/98
Sparks, NV(3)

1842 Colonial Village Lane           72,000        Consumer Products Office and Warehouse                            5/31/00
Lancaster, PA

3333 Lenox Avenue                    60,000        Barnett Corporate Office and Warehouse                           10/31/03
Jacksonville, FL

300 Jay Street                       56,000        LeRan Corporate Office and Warehouse                              Owned
Coldwater, MI


No. 10, 7th Road                     56,000        Office, Packaging, and Warehouse                                  Owned
Industrial Park
Taichung, Taiwan
Republic of China

(1) Aurora Investment Co., a partnership owned by Melvin and Armond Waxman together with certain other members of their families, is the owner and lessor of this property. The Company has the option to renew the leases for a five-year term at the market rate at the time of renewal.

(2)      The Company has the option to renew the lease for a two-year term.

         In addition to the properties shown in the table, the Company owns 15 warehouses and leases 55 warehouses ranging in size from 6,000 to 50,000 square feet (of these properties, Barnett leases 27 warehouses and Consumer Products leases six warehouses).

         The Company believes that its facilities are suitable for its operations and provide the Company with adequate capacity.

         LEGAL PROCEEDINGS

                The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not affect materially the financial position of the Company.

         ENVIRONMENTAL REGULATIONS


                The Company is subject to certain federal, state and local environmental laws and regulations. The Company believes that it is in material compliance with such laws and regulations applicable to it. To the extent any subsidiaries of Waxman Industries are not in compliance with such laws and regulations, Waxman Industries, as well as such subsidiaries, may be liable for such non-compliance. However, in any event, the Company is not aware of any such liabilities which could have a material adverse effect on it or any of its subsidiaries.


         RECENT DEVELOPMENTS

                Belanger Sale. In October 1993, the Company completed the sale of all of the capital stock of one of its Canadian operations, H. Belanger Plumbing Accessories, Ltd. ("Belanger") to a group led by the management of Belanger in exchange for cash and a promissory note. Belanger, based in Montreal, is engaged in the distribution of plumbing specialty products, including bulk and packaged products to plumbing and hardware wholesalers and retailers. During fiscal 1993, Belanger had net sales of U.S. $6.3 million.

                Discontinued Operations. Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal Plumbing Group, Inc. ("Ideal"). Unlike the Company's United States operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily served customers in the Canadian new construction market through independent contractors. Accordingly, Ideal is reported as a discontinued operation at March 31, 1994 and the consolidated financial statements and financial information contained herein as of such date have been reclassified to report separately Ideal's net assets and results of operations. Prior period consolidated financial statements and financial information have been reclassified to conform to the current period presentation.


                Ideal determined in April 1994 that, as of March 31, 1994, it was in violation of several financial covenants included in its Canadian bank credit agreements, including those related to the maintenance of a specified working capital ratio, interest coverage ratio and borrowing base formulas. In addition, on April 15, 1994, Ideal failed to make a Cdn. $150,000 payment on the term loan portion of such credit agreements.

                At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group of investors which included members of Ideal's management. Such transaction would have required the consent of the lenders under Ideal's Canadian bank credit agreements as borrowings under such credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank considered the management group's acquisition proposal; however, the proposal was subsequently rejected. On May 5, 1994, without advance notice, the bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements (borrowings under these agreements are non-recourse to Waxman Industries, Inc.). The Company has not contested the bank's efforts to effect the orderly disposition of Ideal. On May 30, 1994, Ideal was declared bankrupt by the Canadian courts and, as a result, the Company's ownership and control of Ideal effectively ceased on such date. Upon the petition of Ideal's Canadian lenders, Coopers & Lybrand Ltd. was appointed as trustee to liquidate the assets of Ideal. As of the date of this Prospectus, the Company has been advised that Ideal is no longer operating and that certain of Ideal's branch operations have been sold but that the trustee has not yet liquidated the remaining inventory, accounts receivable and fixed assets of Ideal.

                Ideal's defaults under its Canadian bank credit agreements and subsequent bankruptcy do not trigger a "cross-default" under, or result in any violation of the debt covenants contained in, the Company's or its subsidiaries' outstanding debt obligations other than under the Company's $155,000 principal amount outstanding of Convertible Debentures. In addition, neither the Company nor any of its subsidiaries has any liability to creditors of Ideal as a result of Idea's bankruptcy.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The members of the Board of Directors, executive officers and key employees of the Company and their respective ages and positions are as follows:

     Name                               Age                                Position
     ----                               ---                                --------
Melvin Waxman                            59        Chairman of the Board and Co-Chief Executive
                                                     Officer
Armond Waxman                            55        President, Co-Chief Executive Officer, Treasurer
                                                     and Director
John S. Peters                           45        Senior Vice President, Operations
William R. Pray                          46        Senior Vice President
Laurence S. Waxman                       37        Senior Vice President
Neal R. Restivo                          34        Vice President, Finance and Chief Financial
                                                    Officer
Irving Z. Friedman                       61        Director
Samuel J. Krasney                        68        Director
Judy Robins                              45        Director

         Set forth below is a biographical description of each director, executive officer and key employee of the Company mentioned above.

         Mr. Melvin Waxman was elected Co-Chief Executive Officer of the Company in May 1988. Mr. Waxman has been a Chief Executive Officer of the Company for over 20 years and has been a director of the Company since 1962. Mr. Waxman has been Chairman of the Board of the Company since August 1976. Melvin Waxman and Armond Waxman are brothers.

         Mr. Armond Waxman was elected Co-Chief Executive Officer of the Company in May 1988. Mr. Waxman has been the President and Treasurer of the Company since August 1976. Mr. Waxman has been a director of the Company since 1962 and was Chief Operating Officer of the Company from August 1976 to May 1988. Armond Waxman and Melvin Waxman are brothers.

         Mr. Peters was elected to the position of Senior Vice President, Operations of the Company in April 1988, after serving as Vice President, Operations of the Company since February 1985. Prior to that Mr. Peters had been Vice President, Personnel/Administration of the Company since February 1979.

         Mr. Pray was elected Senior Vice President of the Company in February 1991 and is also President of Barnett, a position he has held since 1987. Mr. Pray joined Barnett in 1979 as Vice President of Sales and Marketing.

         Mr. Laurence Waxman was elected Senior Vice President of the Company in November 1993 and is also President of the Consumer Group Division, a position he has held since 1988. Mr. Waxman joined the Company in 1981. Mr. Laurence Waxman is the son of Melvin Waxman.

         Mr. Restivo was elected Vice President, Finance and Chief Financial Officer of the Company in November 1993, after serving as Vice President, Corporate Controller since November 1990, and as Corporate Controller of the Company since November 1989. From August 1982 until November 1989, Mr. Restivo was employed by the public accounting firm of Arthur Andersen & Co., where he was an audit manager since 1988.

         Mr. Friedman has been a director of the Company since 1989. Mr. Friedman has been a certified public accountant with the firm of Krasney Polk Friedman & Fishman for more than five years.

         Mr. Krasney has been a director of the Company since 1977. In September 1993, Mr. Krasney retired from his position of Chairman of the Board, President and Chief Executive Officer of Banner Aerospace, Inc., a distributor of parts in the aviation aftermarket, a position he had held since June 1990. In September 1993, Mr. Krasney also retired from The Fairchild Corporation (formerly Banner Industries, Inc.) where he had been Vice Chairman of the Board since 1985. Fairchild is a manufacturer and distributor of fasteners to the aerospace industry and industrial products for the plastic injection molding industry and other industrial markets and is a furnisher of telecommunication services to office buildings. Mr. Krasney is also a director of FabriCenters of America, Inc.

         Mrs. Robins has been a director of the Company since 1980. Mrs. Robins has owned and operated an interior design business for more than five years. Mrs. Robins is the sister of Melvin and Armond Waxman. Mrs. Robins' husband is the Secretary of the Company.

Board of Directors

         The number of directors on the Board of the Company is presently fixed at five. Directors are elected at the annual meeting of stockholders and hold office for one year and until their successors are elected. the Company has an Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. Messrs. Melvin and Armond Waxman and Krasney serve on the Executive Committee, Messrs. Friedman and Krasney serve on the Audit Committee and the Stock Option Committee and Mrs. Robins and Messrs. Krasney and Friedman serve on the Compensation Committee.

Director Remuneration

         Each director who is not an employee of the Company received a fee of $3,000 per fiscal quarter for services as a director during fiscal 1993 plus a fee of $1,000 plus traveling expenses for each Board meeting he or she attended. In addition to the foregoing compensation, each director who is not an employee of the Company received options during fiscal 1993 to purchase 10,000 shares of the Company's Common Stock at a price of $4.25 per share.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid for services rendered during fiscal 1993 to the Co-Chief Executive Officers and the three other most highly compensated executive officers of the Company in the fiscal years indicated:

SUMMARY COMPENSATION TABLE

                                                                               Long-Term Compensation
                                                                               ----------------------
                                                                                                                 All Other
                                                                       Awards                 Payouts         Compensation
                                                                        ------                 -------

                                 Annual Compensation(1)          Restricted                       LTIP

                           Year     Salary($)     Bonus($)(2)     Stock($)      Options(#)     Payouts($)       ($)(3)(4)
                           ----     ---------     -----------     --------      ----------     ----------       ---------
Name and Principal
- ------------------
Position
- --------
Melvin Waxman              1993        365,000         100,000       __             250,000        __                 65,293
Chairman of the Board      1992        400,000         125,000       __                  __        __                     __
and Co-Chief Executive     1991        400,000         125,000       __                  __        __                     __
Officer
Armond Waxman              1993        378,942         100,000       __             250,000        __                 50,464
President and Co-Chief     1992        400,000         125,000       __                  __        __                     __
Executive Officer          1991        400,000         125,000       __                  __        __                     __

Jerome C. Jacques(5)       1993        192,067          45,000       __              50,000        __                 16,175
Senior Vice                1992        200,000          50,000       __              12,500        __                     __
President -- Finance       1991        200,000          50,000       __                  __        __                     __
and Chief Financial
Officer

William R. Pray            1993        200,000          45,000       __              25,000        __                 14,789
Senior Vice President      1992        173,000          50,000       __               7,500        __                     __
                           1991        171,000          38,000       __              10,000        __                     __

John S. Peters             1993        132,644          25,000       __              45,000        __                 14,137
Senior Vice                1992        125,000          25,000       __               7,500        __                     __
President --               1991        125,000          25,000       __                  __        __                     __
Operations

(1) Certain executive officers received compensation in fiscal 1991, 1992 and 1993 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) Messrs. Pray and Peters received their bonuses under the Company's Profit Incentive Plan.

(3) In accordance with the transitional provisions applicable to the rules of the Securities and Exchange Commission, disclosure of All Other Compensation is not required for 1991 and 1992.

(4) Includes Company contributions to the Company's Profit-Sharing Retirement Plan and premiums on split-dollar life insurance policies. Profit Sharing Plan contributions were as follows: $2,289 each for Messrs. Melvin and Armond Waxman, and Pray, $1,637 for Mr. Peters and $2,289 for Mr. Jacques. Premiums on split-dollar life insurance policies were as follows: $63,004 for Melvin Waxman, $48,175 for Armond Waxman, $12,500 each for Messrs. Pray and Peters and $13,886 for Mr. Jacques.

(5)      Mr. Jacques' employment with the Company was terminated in November
         1993.

EMPLOYMENT AGREEMENTS

         Mr. Peters entered into an employment agreement with the Company which became effective as of January 1, 1992 and terminates on December 31, 1995. Pursuant to such employment agreement, Mr. Peters is to serve as Senior Vice President, Operations of the Company, and is also to serve in such substitute or further offices or positions with the Company or any subsidiary or affiliate of the Company as shall, from time to time, be assigned by the Board of Directors of the Company. Mr. Peters' employment agreement provides for a minimum annual salary of $125,000, which salary will be reviewed annually by the Company. Increases in salary and the granting of bonuses to Mr. Peters will be determined by the Company, in its sole discretion, based on such individual's performance and contributions to the success of the Company, his responsibilities and duties and the salaries of other senior executives of the Company. The employment agreement also contains provisions which restrict Mr. Peters from competing with the Company during the term of the agreement and for two years following the termination thereof.

         Mr. Pray has an employment agreement with Barnett and the Company which became effective as of July 1, 1990 and which terminates on June 30, 2000. Pursuant to this employment agreement, Mr. Pray is to serve as President of Barnett and provide services to Barnett in such managerial areas as Mr. Pray served in the past and such additional duties as shall be assigned to Mr. Pray by the Co-Chief Executive Officers of the Company. Mr. Pray's employment agreement provides for a minimum annual salary of $165,000 for the first year of the employment agreement and provides that for each year thereafter the minimum annual salary will be increased by eight percent of the prior year's salary or any salary amount separately agreed to in writing by Mr. Pray, Barnett and the Company. Mr. Pray is also eligible to receive additional discretionary bonuses as may from time to time be determined in the sole discretion of the Board of Directors of the Company. The employment agreement also contains provisions which restrict Mr. Pray from competing with the Company during the term of the agreement and for two years following the termination thereof.

STOCK OPTION AND SAR GRANTS

         The following table sets forth the information noted for all grants of stock options made by the Company during fiscal 1993 to each of the executive officers named in the Summary Compensation Table:

                                         OPTIONS/SAR(1) GRANTS IN LAST FISCAL YEAR
                                                     INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                                                     -----------------                                 VALUE AT ASSUMED
                                               % OF TOTAL                                            ANNUAL RATES OF STOCK
                                                 OPTIONS                                            PRICE APPRECIATION FOR
                                OPTIONS        GRANTED TO       EXERCISE                                OPTION TERM(2)
                                GRANTED       EMPLOYEES IN       PRICE         EXPIRATION               --------------
       NAME                       (#)          FISCAL YEAR       ($/SH)           DATE               5%($)           10%($)
       ----                       ---          -----------       ------           ----               -----           ------
Melvin Waxman                     100,000              9.6            5.00      Sept 1997            138,000          305,500
                                  150,000             14.4            4.25      Feb 2003             400,988        1,016,175
Armond Waxman                     100,000              9.6            5.00      Sept 1997            138,000          305,500
                                  150,000             14.4            4.25      Feb 2003             400,988        1,016,175
Jerome C. Jacques(3)               25,000              2.4            5.00      Sept 1997             34,500           76,375
                                   25,000              2.4            4.25      Feb 2003              66,831          169,362
William R. Pray                    25,000              2.4            5.00      Sept 1997             34,500           76,375
John S. Peters                     20,000              1.9            5.00      Sept 1997             27,600           61,100
                                   25,000              2.4            4.25      Feb 2003              66,831          169,362

(1) There were no SARs granted to any of the executive officers named in this table in fiscal 1993.

(2) The potential realizable values represent future opportunity and have not been reduced to present value in 1993 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes, and these rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

(3) All of the options granted to Mr. Jacques have terminated as a result of the termination of his employment with the Company.

STOCK OPTION AND SAR EXERCISES

         The following table sets forth the information noted for all exercises of stock options and SARs during fiscal 1993 by each of the executive officers named in the Summary Compensation Table:


           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES

                                                                                   NUMBER OF UNEXERCISED        VALUE OF
                                                 SHARES                              OPTIONS AT FISCAL         UNEXERCISED
                                                ACQUIRED                                YEAR-END(#)           IN-THE-MONEY
                                                   ON               VALUE              EXERCISABLE/            OPTIONS AT
         NAME                                  EXERCISE(#)       REALIZED($)           UNEXERCISABLE           YEAR-END($)
         ----                                  -----------       -----------           -------------           -----------
Melvin Waxman                                         --               --              30,000/270,000                --
Armond Waxman                                         --               --              30,000/270,000                --
Jerome C. Jacques(1)                                  --               --               29,500/63,000                --
William R. Pray                                       --               --               13,000/37,000                --
John S. Peters                                        --               --                9,000/51,000                --

(1) All of the options granted to Mr. Jacques have terminated as a result of the termination of his employment with the Company.

                             PRINCIPAL STOCKHOLDERS

CAPITAL STOCK

         The following table sets forth, as of June 1, 1994 (except as noted in footnote 7 below), the number of shares beneficially owned by each director, by the directors and executive officers of the Company as a group and by each holder of at least five percent of Common Stock, and the respective percentage ownership of the outstanding Common Stock and Class B Common Stock and voting power held by each such holder and group. The mailing address for Messrs. Melvin and Armond Waxman is the executive office of the Company.

                                         NUMBER OF SHARES                    PERCENTAGE
                                         BENEFICIALLY OWNED                  OWNERSHIP              PERCENTAGE
                                         ------------------                  ---------                  OF
                                                      CLASS B                          CLASS B       AGGREGATE
    NAME OF                           COMMON          COMMON            COMMON         COMMON          VOTING
BENEFICIAL OWNER                      STOCK            STOCK             STOCK          STOCK          POWER
- ----------------                      -----            -----             -----          -----          -----
Melvin Waxman(1)                       970,782       1,011,932            10.2%          45.4%          34.9%
Armond Waxman(2)                       862,607         826,082             9.1           37.1           28.7
Samuel J. Krasney(3)                    17,250           6,750               *              *              *
Judy Robins(4)                          77,250          78,750               *            3.5            2.7
Irving Z. Friedman(5)                   10,500              --               *             --              *
Directors and officers
  as a group (10
  individuals)(6)                    2,052,914       1,978,766            21.2           88.8           68.3
Weiss, Peck & Greer(7)               1,182,500              --            12.5             --            3.7
  One New York Plaza
  New York, NY 10004

  *      less than 1%

(1) Includes (i) 100 shares of Common Stock owned by a member of Mr. Melvin Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial interest and (ii) 97,500 shares of Common Stock which Mr. Waxman has the right to acquire within 60 days upon the exercise of stock options.

(2) Includes (i) 55,825 shares of Common Stock and 55,800 shares of the Class B Common Stock owned by members of Mr. Armond Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial interest and (ii) 97,500 shares of Common Stock which Mr. Waxman has the right to acquire within 60 days upon the exercise of stock options.

(3) Includes (i) 4,500 shares of Common Stock and 4,500 shares of the Class B Common Stock owned by Mr. Krasney's wife, as to which shares Mr. Krasney disclaims beneficial interest and (ii) 10,500 shares of Common Stock which Mr. Krasney has the right to acquire within 60 days upon the exercise of stock options.

(4) Includes 10,500 shares of Common Stock which Mrs. Robins has the right to acquire within 60 days upon the exercise of stock options.

(5) Consists of 10,500 shares of Common Stock which Mr. Friedman has the right to acquire within 60 days upon the exercise of stock options.

(6) Includes 278,500 shares of Common Stock which the directors and officers of the Company have the right to acquire within 60 days upon the exercise of stock options.

(7) The information set forth in the table with respect to Weiss, Peck & Greer was obtained from Amendment No. 2 to a Statement on Schedule 13G, dated February 11, 1994, filed with the Commission. Such statement reflects Weiss, Peck & Greer's beneficial ownership as of December 31, 1993.

                 RECENT SECURITIES OFFERING AND RELATED MATTERS

The Reorganization

         On May 20, 1994, as part of the Reorganization, the Company issued the Old Notes together with the Warrants in exchange for $50,000,000 aggregate principal amount of the Company's outstanding Senior Subordinated Notes pursuant to the Private Exchange Offer. In addition to the Private Exchange Offer, the components of the Reorganization included (i) the Senior Subordinated Consent Solicitation, (ii) the Debt Financing, (iii) the 12 1/4% Consent Solicitation and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities (including $27.7 under the Company's then existing working capital credit facility and $2.5 million under the $5.0 million revolving credit facility of Barnett (the "Barnett Financing")). No component of the Reorganization is dependent on the successful completion of the Exchange Offer.

         In connection with the Reorganization, the Company completed the Corporate Restructuring. As part of the Corporate Restructuring, the Company formed (a) Waxman USA, as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Consumer Products, a wholly owned subsidiary of Waxman USA, to own and operate the Consumer Products Division, and (c) WOC, a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company restructured its operations by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Division to Consumer Products,
(iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock and LeRan, each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI to Waxman USA and (vii) contributing the capital stock of WAMI to TWI.

Registration Rights Agreements

         Pursuant to the Debt Registration Rights Agreement, the Company has agreed to use its best efforts to register the Exchange Offer under the Act, and pursuant to a Registration Rights Agreement dated May 20, 1994, among the Company and the Exchange Agent, on behalf of the original purchasers of the Warrants (the "Equity Registration Rights Agreement"), the Company has agreed to use its best efforts to register the offer and sale of the Warrants and shares of Common Stock underlying the Warrants under the Act.

         Pursuant to the Debt Registration Rights Agreement, the Company has agreed to use its best efforts (i) to file, within 30 days of the issuance of the Old Notes, a registration statement under the Act with respect to an exchange offer whereby securities substantially identical to the Old Notes would be offered for exchange with the Old Notes in order to permit the original purchasers of the Old Notes to offer and sell the New Notes under the Act and (ii) to cause such registration statement to become effective within 120 days of the date of issuance of the Old Notes. Upon the registration statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company has agreed to keep the Exchange Offer pursuant to the registration statement open for not less than 30 days (or longer if required by applicable law) after the date notice of such offer is mailed to the holders of the Old Notes. In the event that the Company or the holders of 25% in aggregate principal amount of the Old Notes reasonably determine in good faith that because of any change in law or applicable interpretations of the Staff of the Commission the Company is not permitted to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Debt Registration Rights Agreement or if a holder of the Old Notes is not permitted, because of a change in law or interpretations of the Staff of the Commission, to participate in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes, (b) use its best efforts to cause such shelf registration statement to be declared effective under the Securities Act and (c) use its best efforts to keep continuously effective such shelf registration statement until three years after the issuance of the Old Notes or such shorter period ending when all of the Old Notes eligible for sale thereunder have been sold thereunder. In the event that the registration statement is not filed or effective by, or continuously effective through, the dates referred to above or the Commission shall have issued a stop order suspending the effectiveness of the registration statement or any shelf registration statement with respect to the Old Notes at a time when such registration statement or shelf registration statement, as the case may be, is required to be kept effective by the Company or the prospectus contained in any such registration statement or shelf registration statement, as amended or supplemented, shall (x) not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or
(y) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company has agreed to pay, or cause to be paid, as liquidated damages and not as a penalty to each holder of Old Notes, an amount equal to $0.05 per week per $1,000 of Accreted Value of Old Notes held by such holder, for each week during the 90-day period beginning on the date referred to above or the date of the order suspending effectiveness or the date on which the prospectus shall not contain such current information or shall contain any such untrue statement or omit to state any such material fact. Such liquidated damages shall be increased by $0.05 per week per $1,000 of Accreted Value of Old Notes at the beginning of each subsequent 90-day period up to a maximum aggregate amount of $0.20 per week per $1,000 of Accreted Value of Old Notes. The Company has agreed to pay all expenses incident to the Company's performance of or compliance with the Debt Registration Rights Agreement, including the reasonable fees and expenses of counsel to the original purchasers of the Old Notes but excluding any underwriting fees, discounts or commissions attributable to the sale of the Notes. Each of the Company and the Trustee, on behalf of the original purchasers of the Old Notes, pursuant to the Debt Registration Rights Agreement, have agreed to indemnify the other party, its officers, directors and controlling persons in respect of certain liabilities and expenses arising, under certain circumstances, out of any registration of the Old Notes pursuant to the Debt Registration Rights Agreement. The Company has prepared and filed the Registration Statement of which this Prospectus forms a part pursuant to the Debt Registration Rights Agreement.

         Pursuant to the Equity Registration Rights Agreement, the Company has agreed to use its best efforts (i) to file, within 30 days of the issuance of the Warrants, a registration statement (the "Equity Registration Statement") under the Act to permit the original purchasers of the Warrants to offer and sell under the Act the Warrants and shares of Common Stock underlying the Warrants ("Warrant Shares"), (ii) to cause such Equity Registration Statement to become effective within 120 days of the date of issuance of the Warrants and
(iii) to maintain such effectiveness for a period of three years or such shorter period ending when all of the Warrants and Warrant Shares have been sold pursuant to the Equity Registration Statement or the date three years after all Warrants have been exercised. The period beginning on the date the Equity Registration Statement is first declared effective by the Commission and ending on the date which is three years after the expiration of the Warrants or, if earlier, the date on which all Warrants and Warrant Shares have been sold pursuant to the Equity Registration Statement or the date three years after all Warrants have been exercised, is referred to herein as the "Effectiveness Period." In the event that the Equity Registration Statement is not filed or effective by, or continuously effective through, the dates referred to above or prior to the end of the Effectiveness Period, the Commission shall have issued a stop order suspending the effectiveness of the Equity Registration Statement or the prospectus contained in the Equity Registration Statement, as amended or supplemented, shall (x) not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or (y) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company has agreed to pay, or cause to be paid, as liquidated damages and not as a penalty, to each holder of a Warrant or Warrant Share, an amount equal to $0.0025 per week per Warrant or Warrant Share, as the case my be, for each week beginning on such date and ending 90 days thereafter. Such liquidated damages shall be increased by $0.0025 per week per Warrant or Warrant Share, as the case may be, at the beginning of each subsequent 90-day period up to a maximum aggregate amount of $0.01 per week per Warrant or Warrant Share, as the case may be. The Company has agreed to pay all expenses incident to the Company's performance of or compliance with the Equity Registration Rights Agreement, including the reasonable fees and expenses of counsel to the original purchasers of the Warrants but excluding any underwriting fees, discounts or commissions attributable to the sale of the Warrants or Warrant Shares. Each of the Company and the Warrant Agent, on behalf of the original purchasers of the Warrants, pursuant to the Equity Registration Rights Agreement, have agreed to indemnify the other party, its officers, directors and controlling persons in respect of certain liabilities and expenses arising, under certain circumstances, out of any registration of the Warrants and Warrant Shares pursuant to the Equity Registration Rights Agreement. The Company has prepared and filed the Equity Registration Statement with the Commission pursuant to the Equity Registration Rights Agreement.

                               THE EXCHANGE OFFER

PURPOSE OF EXCHANGE OFFER

         The outstanding Old Notes in the aggregate principal amount at maturity of $92,797,000 were originally issued on May 20, 1994. The offer and sale of the Old Notes was not registered under the Act in reliance upon the exemption therefrom provided by Section 4(2) of the Act. The Old Notes may not be reoffered, resold, or transferred other than pursuant to an effective registration statement filed pursuant to the Act or unless an exemption from the registration requirements of the Act is available.

         Pursuant to Rule 144 promulgated under Act, the Old Notes may generally be resold, subject to certain conditions specified in the Rule, (a) commencing two years after the date of original issuance, in an amount up to, for any three-month period, the greater of 1% of the principal amount at maturity of the Old Notes then outstanding or the average weekly trading volume of the Old Notes during the four calendar weeks immediately preceding the filing of the required notice of sale with the Commission, and (b) commencing three years after the date of original issuance, in any amount and otherwise without restriction by a Holder who is not, and has not been for the preceding three months, an affiliate of the Company. Following the Exchange Offer, the calculation of the amount of permissible sales under Rule 144 may depend on the combined amount of outstanding Old Notes and New Notes, and the trading volume of the Old Notes and the New Notes together. Additionally, under certain circumstances, an exemption from the registration requirements of the Act may be available for the resale of the Old Notes to "Qualified Institutional Buyers" under Rule 144A promulgated thereunder. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the Old Notes.

         In connection with the original sale of the Old Notes, the Company entered into the Debt Registration Rights Agreement, pursuant to which the Company agreed to file with the Commission a registration statement covering the exchange by the Company of the New Notes for the Old Notes in a transaction designed to provide certain Holders of Old Notes with an opportunity to acquire New Notes which, unlike the Old Notes, may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Act. Holders who are unable or choose not to exchange their Old Notes pursuant to this Exchange Offer will continue to hold securities that are subject to restrictions on transfer pursuant to the Act. The Company has no obligation to provide for the registration under the Act of Old Notes outstanding after the expiration of the Exchange Offer. Such Holders should consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Old Notes. The New Notes otherwise will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the Old Notes for which they may be exchanged pursuant to this Exchange Offer.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means Midnight, New York City time, on September __, 1994; provided, however, that if the Company, in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

         As of the date of this Prospectus, $92,797,000 aggregate principal amount at maturity of Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about September __, 1994, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

         The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

         The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in the Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Huntington National Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

         If the New Notes are to be issued, or untendered Old Notes are to be reissued, to a person other than the Holder thereof, the Old Notes surrendered for exchange must be properly endorsed or accompanied by appropriate bond powers in satisfactory form as determined by the Exchange Agent in its sole discretion. If Old Notes are registered in the name of the person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be properly endorsed or accompanied by appropriate bond powers in satisfactory form as determined by the Exchange Agent in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Exchange Agent of their authority to so act must be submitted.

         Tenders must be made in round number multiples of the principal amount of $1,000. Subject to the foregoing, tendering Holders of Old Notes may tender less than the aggregate principal amounts represented by the Old Notes deposited with the Company provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes. If less than all of the Old Notes evidenced by a submitted certificate are to be tendered, a reissued certificate representing the untendered Old Notes, together with a certificate representing the New Notes, will be sent to such tendering Holder, unless otherwise provided in the appropriate box on the Letter of Transmittal.

         By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an intention to, or an arrangement or understanding with any person, to participate in the distribution of such New Notes and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Act, of the Company. A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning the Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

         For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount on the New Notes will accrue from May 20, 1994, the date of original issuance of the Old Notes. The New Notes will not bear interest prior to June 1, 1999.

         In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer (including, without limitation, the determination that the tendering Holder is an affiliate of the Company or is not acquiring the New Notes in the ordinary course of business with no arrangement or understanding with any person to participate in the distribution of the New Notes) or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

         The Exchange Agent, if requested by the Company, will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

         If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

         Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

         (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or in connection therewith, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses
         (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

         (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or
         (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

         (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

         The Huntington National Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                          THE HUNTINGTON NATIONAL BANK

      By Mail/Overnight Courier:          By Facsimile Transmission:                   By Hand:
                                                (216) 344-6584                    In Cleveland, Ohio:

     The Huntington National Bank            Confirm by Telephone:           The Huntington National Bank
           917 Euclid Avenue                    (216) 344-6662                     917 Euclid Avenue
         Cleveland, Ohio 44115                                                   Cleveland, Ohio 44115
   Attention:  Corporate Trust CM23                                         Attention: Corporate Trust CM23

                                                                                In New York, New York:
                                                                             The Huntington National Bank
                                                                            In care of The Bank of New York
                                                                                 Drop Window Services
                                                                                  101 Barclay Street
                                                                               New York, New York 10286

         DELIVERY OF LETTERS OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer, and will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

         The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $240,000.

TRANSFER TAXES

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Act, except pursuant to an exemption from, or in a transaction not subject to, the Act and applicable state securities laws. The Company has no obligation to, and does not currently anticipate that it will, register the offer and sale of the Old Notes under the Act. Based on interpretations by the Staff of the Commission, set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Act) without compliance with the registration and prospectus delivery provisions of the Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no intention, nor any arrangement with any person, to participate in the distribution of such New Notes. If any Holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the Staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar letters and (ii) must comply with the registration and prospectus delivery requirements of the Act in connection with any resale transaction. A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Act in connection with any resale of such New Notes since such broker-dealer may be considered a statutory underwriter. Such prospectus may be the prospectus relating to the Exchange Offer only if it contains a plan of distribution with respect to such resale transactions (but need not name the broker-dealer or disclose the amount of New Notes held by the broker-dealer). See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions.

                            DESCRIPTION OF THE NOTES

  The Old Notes have been, and the New Notes will be, issued under the indenture dated as of May 20, 1994 (the "Indenture") between the Company and the Trustee. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

  The New Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes at the offices of its agent, Bank of New York, 101 Barclay Street, New York, New York 10286. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

  The New Notes will be issued at a discount to their aggregate principal amount. Interest will not accrue on the Notes prior to June 1, 1999. Thereafter interest on the Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually on June 1 and December 1, commencing on December 1, 1999 to holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 1, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at the rate of interest borne by the Notes.

REDEMPTION

  Optional Redemption. The Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after June 1, 1999, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below:


                                YEAR               PERCENTAGE
                                ----               ----------
                         1999                      106.375%
                         2000                      104.250
                         2001                      102.125
                         2002 and thereafter       100.000%


         In addition, at any time prior to June 1, 1997, the Company may use all or any portion of the net cash proceeds of one or more Public Equity Offerings to redeem Notes in an aggregate principal amount at maturity not to exceed $25,000,000 at a redemption price equal to 112.75% of the Accreted Value; provided that not less than $65,000,000 aggregate principal amount at maturity of the Notes remains outstanding upon the completion of such redemption. Any such redemption will be required to occur on or prior to 60 days after the receipt of the proceeds of any such Public Equity Offering.

         Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided, however, that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, any interest will cease to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

         In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the holders in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any. Notice of a Change of Control Offer shall be mailed by the Company to the holders not less than 25 days nor more than 45 days before the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the business day next preceding the Change of Control Purchase Date.

         The Company will comply with any tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which may then be applicable, including, but not limited to, Section 14(e) under the Exchange Act and the rules thereunder, in connection with any Change of Control Offer required to be made by the Company to repurchase the Notes as a result of a Change of Control.

RANKING

         The indebtedness of the Company evidenced by the Notes will rank senior in right of payment to all subordinated indebtedness of the Company, including the Senior Subordinated Notes and the Convertible Debentures, and will rank pari passu in right of payment with all other existing or future unsubordinated indebtedness of the Company.

SECURITY

         The Company will pledge to the Trustee for the benefit of the holders of the Notes the Capital Stock of all its current and future directly owned domestic Subsidiaries, other than Ideal Holding Group or any other Subsidiary that relates to the business conducted by Ideal and 65% of the Capital Stock of all its future directly owned foreign Subsidiaries and the domestic holding companies of such foreign Subsidiaries, other than any Subsidiary that relates to the business conducted by Ideal. Such pledge will secure the payment and performance when due of all of the obligations of the Company under the Indenture and the Notes.

         So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the collateral pledged by it and to exercise any voting and other consensual rights pertaining to the collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, (a) all rights of the Company to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Trustee, which shall have the sole right to exercise such voting and other consensual rights, and (b) all rights of the

Company to receive all dividends made upon or with respect to the pledged collateral will cease and such dividends shall be paid to the Trustee.

         Upon the occurrence and during the continuance of an Event of Default, the Trustee shall foreclose upon the pledged collateral in accordance with instructions received from holders of a majority of the aggregate principal amount of outstanding Notes, or in the absence of such instructions, in such manner as the Trustee deems appropriate, in each case, as provided in the Indenture. All funds received by the Trustee upon any foreclosure shall be distributed by the Trustee in accordance with the provisions of the Indenture. Upon the full and final payment and performance of all obligations of the Company under the Indenture and the Notes, the pledged collateral shall be released. In addition, in the event that the Capital Stock of any Subsidiary of the Company is sold and the Net Cash Proceeds from any such sale are applied in accordance with the terms of the Indenture, any Lien in favor of the Trustee on the assets sold shall be released; provided, that the Trustee shall have received from the Company an Officers' Certificate that such Net Cash Proceeds have been so applied.

         The rights of the Trustee to foreclose upon and dispose of the pledged collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee's having disposed of the pledged collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of security upon foreclosure in a bankruptcy case, even though the debtor is in default under the applicable debt instruments, without bankruptcy court approval. Moreover, in general, the Bankruptcy Code prohibits the bankruptcy court from giving such approval if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the pledged collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the pledged collateral through the requirement of "adequate protection."

PROVISION OF FINANCIAL INFORMATION

         Pursuant to the Indenture, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will submit for filing with the Commission such annual reports, quarterly reports and other documents and distribute or cause to be distributed to holders of the Notes copies of such annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were so subject. Such annual reports will contain consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, and management's discussion and analysis of financial condition and results of operations and such quarterly reports will contain unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

CERTAIN COVENANTS

         Set forth below are certain covenants which are contained in the Indenture.

         Limitation on Additional Indebtedness. The Indenture will provide that the Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to the payment of, any Attributable Indebtedness or Indebtedness (including any Acquired Indebtedness) except for (each of which shall be given independent effect):

                 (a) Indebtedness of the Company under the Notes and the Indenture;

                 (b) Indebtedness of Subsidiaries of Waxman USA outstanding from time to time pursuant to the Domestic Credit Facility and/or any other credit arrangement not to exceed at any one time an amount (the "Permitted Amount") equal to, when added to the principal amount of Indebtedness of Subsidiaries of Waxman USA outstanding pursuant to clause (k) below, (A) the sum of 85% of the net book value of the accounts receivable and 50% of the net book value of the inventory of the Subsidiaries of Waxman USA, in each case calculated on a consolidated basis in accordance with GAAP minus (B) the amount of Indebtedness pursuant to the Domestic Credit Facility and/or such other credit arrangement prepaid with the Net Cash Proceeds from an Asset Sale pursuant to the provisions described below under "Disposition of Proceeds of Asset Sales";

                 (c) Indebtedness of the Company and those Subsidiaries of the Company which are in existence on the Issue Date, which Indebtedness is outstanding on the Issue Date;

                 (d) Indebtedness of Waxman USA if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Interest Coverage Ratio of Waxman USA would be equal to or greater than 2.00:1 if such Indebtedness is incurred on or prior to June 1, 1996 or equal to or greater than 2.25:1 if such Indebtedness is incurred thereafter;

                 (e) Indebtedness of the Company if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Interest Coverage Ratio of the Company would be equal to or greater than 2.00:1 if such Indebtedness is incurred on or prior to June 1, 1996 or equal to or greater than 2.25:1 if such Indebtedness is incurred thereafter;

                 (f) Indebtedness of a Subsidiary of the Company (other than Ideal Holding Group and its Subsidiaries) issued to and held by the Company or a Wholly-Owned Subsidiary of the Company or Indebtedness of the Company to a Wholly-Owned Subsidiary of the Company in respect of intercompany advances or transactions;

                 (g) Indebtedness represented by Interest Rate Protection Obligations and Currency Hedging Agreements of Ideal Holding Group and Subsidiaries of Waxman USA or Ideal Holding Group with respect to Indebtedness of Ideal Holding Group and Subsidiaries of Waxman USA or Ideal Holding Group (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate

         Protection Obligations or Currency Hedging Agreements, as the case may be, does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations or Currency Hedging Agreements, as the case may be, relate;

                 (h) working capital Indebtedness of Ideal Holding Group or its Subsidiaries outstanding from time to time pursuant to the Canadian Credit Agreement not to exceed at any one time an amount equal to the sum of 85% of the net book value of the accounts receivable and 50% of the net book value of the inventory of Ideal, in each case calculated on a consolidated basis in accordance with GAAP minus the amount of Indebtedness pursuant to the Canadian Credit Agreement prepaid with the Net Cash Proceeds from a Company Asset Sale pursuant to the provisions described under "Disposition of Proceeds of Asset Sales"; term loan Indebtedness of Ideal Holding Group or its Subsidiaries outstanding pursuant to the Canadian Credit Agreement, not to exceed Cdn.$24.5 million outstanding at any one time; and other Permitted Ideal Indebtedness of Ideal Holding Group or its Subsidiaries not to exceed $10,000,000 outstanding at any one time;

                 (i) Indebtedness of Subsidiaries of Waxman USA pursuant to the Domestic Term Loan not to exceed $15,000,000 principal amount outstanding at any one time;

                 (j) any replacements, renewals, refinancings and extensions of Indebtedness incurred under clauses (a), (c), (d) and (e) above, provided that (i) except with respect to Permitted Waxman USA Indebtedness, any such replacement, renewal, refinancing and extension
         (w) shall not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being replaced, renewed, refinanced or extended, and (x) shall be contractually subordinated to the Notes at least to the extent, if at all, that the Indebtedness being replaced, renewed, refinanced or extended is subordinated to the Notes, (ii) except with respect to Permitted Waxman USA Indebtedness, any such Indebtedness of any Person must be replaced, renewed, refinanced or extended with Indebtedness incurred by such Person or, except with respect to any such Indebtedness of Ideal Holding Group or a Subsidiary of Ideal Holding Group, by the Company and (iii) the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount (or, with respect to Indebtedness which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value thereof) of Indebtedness so replaced, renewed, refinanced or extended, plus accrued interest, the amount of any premium required to be paid in connection with such replacement, renewal, refinancing or extension pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such replacement, renewal, refinancing or extension by means of a tender offer or privately negotiated purchase and the amount of fees and expenses incurred in connection therewith; and

                 (k) in addition to the items referred to in clauses (a) through (j) above, (x) Indebtedness and Attributable Indebtedness of Waxman USA, the Company or Subsidiaries of Waxman USA in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, provided that Indebtedness of Subsidiaries of Waxman USA shall not exceed at any one time, when added to the principal amount of Indebtedness outstanding pursuant to the preceding clause (b), the Permitted Amount and (y) additional Indebtedness and Attributable Indebtedness of Waxman USA or the Company in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.

         Limitation on Investments, Loans and Advances. The Indenture will provide that the Company shall not make and shall not permit any of its Subsidiaries to make any direct or indirect advance, loan, or other extension of credit to (including any guarantee of a loan or other extension of credit) or investment in, capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or purchase of Capital Stock, bonds, notes, debentures or other similar instruments issued by, any other Person (collectively, "Investments"), except: (i) Investments by the Company or a Subsidiary of the Company in any Wholly-Owned Subsidiary of the Company other than Ideal Holding Group or a Subsidiary of Ideal Holding Group (including any such Investment pursuant to which a Person becomes a Wholly-Owned Subsidiary of the Company); (ii) Investments in the Company or a Wholly-Owned Subsidiary of the Company by any Subsidiary of the Company; (iii) Investments represented by receivables created or acquired in the ordinary course of business or the settlement of such receivables in the ordinary course of business; (iv) Investments permitted to be made pursuant to the "Limitation on Restricted Payments" covenant below; (v) Investments represented by advances to employees of the Company or its Subsidiaries made in the ordinary course of business and consistent with past business practices; and (vi) Permitted Investments.

         Limitation on Restricted Payments. The Indenture will provide that the Company shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment, unless:

                 (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

                 (b) at the time of and after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to clause (e) of the "Limitation on Additional Indebtedness" covenant above; and

                 (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date through and including the date of such Restricted Payment does not exceed the sum of (1) 50% of the Company' Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) from and including April 1, 1994 to and including the last day of the fiscal quarter immediately preceding the date of such Restricted Payment (the "Base Period"), (2) 100% of the aggregate Net Proceeds received by the Company from the issue or sale, during the Base Period, of Capital Stock (other than Disqualified Stock) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted, exercised or exchanged, as the case may be and (3) in the case of the disposition of any Investment (other than an Investment which is a loan) made after the Issue Date or the repayment or disposition

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
         of any loan made after the Issue Date (other than any such Investment or loan made pursuant to clauses (i), (ii), (iii), (v) and
         (vi) of the "Limitation on Investments, Loans and Advances" covenant above) an amount equal to, with respect to any such Investment (other than an Investment which is a loan) the lesser of the net cash proceeds received on disposition with respect to such Investment or the initial amount of such Investment, in either case, less the cost of disposition of such Investment and with respect to any such loan, an amount equal to any cash received on account of (x) the repayment of principal on such loan or (y) the disposition of such loan, less the cost of such disposition and not to exceed the principal amount of such disposed of loan. For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

         The provisions of this covenant shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if such payment would comply with the provisions of the Indenture at the date of the declaration of such payment and, other than with respect to this "Limitation on Restricted Payments" covenant, at the date of such payment, (ii) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness of the Company by conversion into, or by an exchange for, shares of Capital Stock of the Company that are not Disqualified Stock or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock (other than Disqualified Stock) of the Company, (iii) the redemption or retirement of subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale of subordinated Indebtedness of the Company (other than to a Subsidiary of the Company) that (x) is contractually subordinated in right of payment to the Notes at least to the same extent that the Indebtedness being redeemed or retired is subordinated to the Notes and (y) is permitted to be incurred in accordance with the covenant described under "Limitation on Additional Indebtedness" above, (iv) the redemption, repurchase, retirement or other acquisition of any Senior Subordinated Notes (A) on the Issue Date in exchange for the Notes and (B) after the Issue Date, out of the proceeds of Permitted Waxman USA Indebtedness at a purchase price not in excess of the percentage of principal amount thereof set forth in the indenture related thereto, plus accrued interest, if any, to the date of redemption and (v) the purchase or redemption of the Convertible Debentures at a purchase price not in excess of 101.875% of the principal amount thereof, plus accrued interest, if any, to the date of redemption.

         In determining the amount of Restricted Payments permissible under clause (c) above, amounts expended pursuant to clauses (i) and (ii) above shall be included as Restricted Payments.

         Limitation on Liens. In addition to the restrictions described below under "Impairment of Security Interest," the Indenture will provide that the Company shall not, and shall not permit, cause or suffer any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired by it, unless the Notes are equally and ratably secured by such Lien simultaneously with or prior to the creation, incurrence or assumption of such Lien, except for:

                 (a)  Liens existing as of the Issue Date;

                 (b)  Permitted Liens;

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

                 (c) Liens on the assets and property of the Company and Waxman USA to secure the payment of all or a part of the purchase price of assets or property acquired in the ordinary course of business after the Issue Date, provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or Fair Market Value of the assets or property so acquired and shall not, in any event, when added to the amount of Capitalized Lease Obligations and Attributable Indebtedness permitted to be secured by clause (f) below, exceed $5,000,000, and
         (ii) such Liens shall not encumber any assets or property of the Company or its Subsidiaries other than the assets or property so acquired and shall attach to such assets or property within 60 days of the acquisition of such assets or property;

                 (d) Liens on the assets of Subsidiaries of Waxman USA securing Indebtedness of Subsidiaries of Waxman USA;

                 (e) Liens on the assets and Capital Stock of Ideal Holding Group and its Subsidiaries securing Indebtedness under the Canadian Credit Agreement;

                 (f) Liens on the assets and property of the Company and Waxman USA to secure Capitalized Lease Obligations and Attributable Indebtedness, provided (i) such Liens do not extend to or cover any property or assets of the Company or its Subsidiaries other than the property or assets subject to such Capitalized Lease Obligations and Attributable Indebtedness, and (ii) the amount of Capitalized Lease Obligations and Attributable Indebtedness secured by such Liens shall not, when added to the principal amount of Indebtedness permitted to be secured by clause (c) above, exceed $5,000,000;

                 (g) leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties;

                 (h) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced under the Indenture, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced;

                 (i) Liens on (x) the assets or property of a Subsidiary of Waxman USA existing at the time such Subsidiary became a Subsidiary of Waxman USA and not incurred as a result of (or in connection with or anticipation of) such Subsidiary becoming a Subsidiary of Waxman USA, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries (other than the property or assets of the Subsidiary so acquired that are subject to such Lien) and (y) assets existing at the time such assets were acquired by the Company, Waxman USA or a Subsidiary of Waxman USA and not incurred as a result of (or in connection with or anticipation of) the acquisition of such assets, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries (other than the assets so acquired); and

                 (j) Liens on the Capital Stock of Subsidiaries of Waxman USA to secure the Permitted Waxman USA Indebtedness and/or the Senior Secured Notes.

         Notwithstanding the foregoing, Liens shall be permitted by the previous clauses (a) through (j) only to the extent that any Indebtedness secured by such Liens is incurred pursuant to and in accordance with the provisions of the Indenture.

         Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any Person that would cause any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a Subsidiary of the Company, (b) make any loans or advances to the Company or any Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of
(i) any restrictions existing under the Domestic Credit Facility, the Domestic Term Loan, the Canadian Credit Agreement and the Senior Secured Indenture as in effect on the Issue Date, (ii) any restrictions existing under the instruments evidencing Permitted Waxman USA Indebtedness provided that any such restrictions permit dividends or distributions up to the Company to satisfy interest payments on the Notes so long as and to the extent that no default or event of default occurs thereunder before or after the payment of any such dividend or distribution, (iii) instruments evidencing indebtedness outstanding on the Issue Date, (iv) any restrictions existing under any agreement that refinances, replaces, amends or extends an agreement containing a restriction permitted by clause (i), (ii) or (iii) above; provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement being replaced, amended or extended or the agreement evidencing the Indebtedness refinanced, and (v) customary non-assignment or sublease provisions of any agreement of the Company or its Subsidiaries.

         Disposition of Proceeds of Asset Sales. The Indenture will provide that the Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless (i) such Asset Sale is for Fair Market Value and
(ii) the net proceeds therefrom consist of at least 75% cash or Cash Equivalents (with Indebtedness of the Company or its Subsidiaries assumed by the purchaser being counted as cash for such purposes if the Company and its Subsidiaries are permanently released from all liability therefor).

         The Company shall or shall cause its Subsidiaries to, within five days of receipt of any Net Cash Proceeds received from an Asset Sale involving the sale, transfer or other disposition of the Capital Stock of any Person which is pledged or required to be pledged pursuant to the provisions of the Indenture to the Trustee for the benefit of the holders of the Notes ("Pledged Collateral Net Cash Proceeds"), to the extent such Pledged Collateral Net Cash Proceeds are not to be used to redeem Notes pursuant to and in accordance with the provisions set forth above in the second paragraph under "Redemption--Optional Redemption," designate such Pledged Collateral Net Cash Proceeds as Excess Proceeds subject to disposition as provided below.

         The Company shall or shall cause its Subsidiaries to, within 360 days of receipt of any Net Cash Proceeds from an Asset Sale (other than any Pledged Collateral Net Cash Proceeds which shall be disposed of as provided in the previous paragraph), (x) with respect to any such Net Cash Proceeds from an Asset Sale involving property or assets of Ideal Holding Group or a Subsidiary of Ideal Holding Group or the Capital Stock of Ideal Holding Group or a Subsidiary of Ideal Holding Group, apply such Net Cash Proceeds to reduce amounts owing under the Canadian Credit Agreement and with respect to any other Net Cash Proceeds, apply such Net Cash Proceeds to permanently prepay Indebtedness of the Company which ranks pari passu with the Notes (including any repurchase of Notes through open market purchases or otherwise) or Indebtedness of a Subsidiary of the Company, other than Ideal Holding Group and its Subsidiaries (including any repurchase of Permitted Waxman USA Indebtedness through open market purchases or otherwise), (y) apply such Net Cash Proceeds to acquire or construct assets in lines of business related to the Company and its Subsidiaries' businesses as in existence on the Issue Date, provided that only Net Cash Proceeds from an Asset Sale involving property or assets of Ideal Holding Group or a Subsidiary of Ideal Holding Group may be applied to acquire or construct assets of Ideal Holding Group or a Subsidiary of Ideal Holding Group or (z) to the extent such Net Cash Proceeds are not applied as provided in the previous clauses (x) and (y), designate such Net Cash Proceeds as "Excess Proceeds" subject to disposition as provided below.

         When the aggregate amount of unutilized Excess Proceeds equals or exceeds $5.0 million, the Company shall make an offer to repurchase ("the Asset Sale Offer") an aggregate principal amount of Notes equal to such Excess Proceeds at a price in cash equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any. Upon completion of such offer to repurchase, the amount of Excess Proceeds shall be reset to zero and any unutilized Excess Proceeds may be utilized by the Company for any purpose. If the aggregate principal amount of Notes tendered exceeds the amount of Excess Proceeds, the Notes tendered will be purchased on a pro rata basis.

         The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to repurchase Notes as described above. The Company shall, subject to the provisions described herein, be required to repurchase all Notes validly tendered into any Asset Sale Offer and not withdrawn. Any Asset Sale Offer is required to remain open for at least 20 business days.

         Impairment of Security Interest. The Indenture will provide that the Company shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action which action or omission might or would have the result of affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the holders of the Notes, with respect to the collateral required to be pledged under the Indenture, and the Company shall not create, otherwise incur or suffer to exist, in favor of any Person (other than the Trustee on behalf of itself and the holders of the Notes), any interest whatsoever in such collateral.

         Limitation on Transactions with Affiliates. The Indenture will provide that the Company shall not, and shall not permit, cause, or suffer any Subsidiary of the Company to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a Person not an Affiliate of the Company or such Subsidiary. With respect to any Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other market value in excess of $1,000,000, the Company shall deliver an officer's certificate to the Trustee certifying that such Affiliate Transaction (or series of related Affiliate Transactions) complies with the foregoing provisions and that such Affiliate Transaction (or series of Affiliate Transactions) was approved by a majority of the Independent Directors of the Company and the Board of Directors of the Company as a whole. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to
(x) customary directors' fees and consulting fees, (y) transactions with or among the Company and its Wholly-Owned Subsidiaries (other than Ideal Holding Group and its Subsidiaries) or (z) loans or advances by the Company to Ideal Holding Group, Inc. or its subsidiaries not to exceed Cdn. $450,000 aggregate principal amount outstanding at any one time.

         Limitation on Sale and Leaseback Transactions. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing to the Company or any such Subsidiary of any real or tangible personal property (except for leases between or among the Company and any of its Subsidiaries) which property or similar property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing (a "Sale/Leaseback Transaction"). The foregoing will not prohibit Sale/Leaseback Transactions entered into by the Company, Waxman USA or Subsidiaries of Waxman USA if (a) the Company, Waxman USA or such Subsidiary of Waxman USA, as the case may be, would be entitled to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such arrangement pursuant to the "Limitation on Additional Indebtedness" covenant, (b) the Company, Waxman USA or such Subsidiary of Waxman USA, as the case may be, could incur a Lien on the assets subject to such Sale/Leaseback Transaction pursuant to the "Limitation on Liens" covenant if such Sale/Leaseback Transaction had been a mortgage and (c) such net proceeds are deemed to be Net Cash Proceeds for purposes of, and the Company, Waxman USA or such Subsidiary of Waxman USA, as the case may be, otherwise complies with the provisions of, the "Disposition of Proceeds of Asset Sales" covenant.

         Limitation on Issuances and Sales of Preferred Stock by Subsidiaries. The Indenture will provide that the Company (i) will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly-Owned Subsidiary of the Company) and (ii) will not permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company. Notwithstanding the foregoing, Ideal Holding Group and its Subsidiaries may issue Preferred Stock to Persons other than the Company or a Wholly-Owned Subsidiary of the Company to the extent that Ideal Holding Group or such Subsidiary of Ideal Holding Group, as the case may be, could incur Indebtedness in a principal amount equal to the liquidation preference of such Preferred Stock pursuant to clause (h) of "Limitation on Additional Indebtedness" above.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

         The Indenture will provide that the Company shall not consolidate with or merge with or into or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons in a single transaction or through a series of related transactions or permit any of its Subsidiaries to do any of the foregoing, unless: (a) the Company shall be the continuing Person or the Person formed by or surviving such consolidation or merger or the Person to which such sale, lease, conveyance, lease, transfer or other disposition is made (the "surviving entity") shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (b) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; (c) immediately before and immediately after giving effect to such transaction, or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the surviving entity (in the case of a merger or consolidation involving the Company or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) shall immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions, the Company or the surviving entity (in the case of a merger or consolidation involving the Company or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) could incur $1.00 of Indebtedness pursuant to clause (e) of the "Limitation on Additional Indebtedness" covenant described above; and (f) the Company or the surviving entity shall have delivered to the Trustee an Officer's Certificate stating that such consolidation, merger, sale, assignment, conveyance, lease, or transfer or other disposition and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture:

                 (i) default in the payment of any interest on the Notes when it becomes due and payable and continuance of any such default for a period of 30 days; or

                 (ii) default in the payment of the principal of, or premium, if any, on the Notes when due (including a default in payment upon an offer to purchase required to be made by the Indenture); or

                 (iii) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i) or (ii) above), and continuance of such default or breach for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

                 (iv) failure by the Company or any Subsidiary (a) to make any payment when due with respect to any other Indebtedness under one or more classes or issues of Indebtedness which one or more classes or issues of Indebtedness are in an aggregate principal amount of $5,000,000 or more (other than any such failure to make a payment with respect to the Canadian Credit Agreement or any Permitted Ideal Indebtedness) or (b) to perform any term, covenant, condition, or provision of one or more classes or issues of Indebtedness which one or more classes or issues of Indebtedness are in an aggregate principal amount of $5,000,000 or more, which failure, in the case of this clause (b), results in an acceleration of the maturity thereof (other than any such failure which results in the acceleration of the maturity of the Canadian Credit Agreement or any Permitted Ideal Indebtedness); or

                 (v) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in an aggregate amount, shall be entered against the Company or any of its Subsidiaries (other than Ideal Holding Group and its Subsidiaries (but only as long as the Canadian Credit Agreement and any Permitted Ideal Indebtedness is non-recourse to, and credit support (other than Permitted Credit Support) is not otherwise required to be provided by, the Company or its Subsidiaries (other than Ideal Holding Group and its Subsidiaries))) or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

                 (vi) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary (other than Ideal Holding Group and its Subsidiaries (but only as long as the Canadian Credit Agreement and any Permitted Ideal Indebtedness is non-recourse to, and credit support (other than Permitted Credit Support) is not otherwise required to be provided by, the Company or its Subsidiaries (other than Ideal Holding Group and its Subsidiaries))) shall have occurred; or

                 (vii) the Indenture ceases to be in full force and effect or ceases to give the Trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby.

         If an Event of Default (other than an Event of Default specified in clause (vi) above with respect to the Company) occurs and is continuing, then the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in aggregate principal amount of the outstanding Notes shall, declare the Accreted Value plus accrued interest (if any) on all Notes on the date of such declaration to be due and payable immediately (the "Default Amount"). Upon any such declaration, the Default Amount shall become due and payable immediately. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

         After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived, other than nonpayment of the Default Amount that has become due solely as a result of such acceleration and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all holders.

         No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee has not within such 15-day period received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Note on or after the respective due dates expressed in such Note.

         During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

DEFEASANCE

         The Company may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain agencies in respect of Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes issued under the Indenture ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, the Company must irrevocably deposit in trust with the Trustee, for the benefit of the holders of the Notes, money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and accrued interest on the Notes to redemption or maturity, as the case may be, and comply with certain other conditions, including the delivery of opinions as to certain tax and bankruptcy matters.

SATISFACTION AND DISCHARGE

         The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable or have been called for redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit or redemption, as the case may be; (ii) the Company has paid all sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

         From time to time the Company, when authorized by resolution of its Board of Directors, and the Trustee may, without the consent of the holders of the Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, making any change that does not adversely affect the rights of any holder or mortgaging, pledging, hypothecating or granting a security interest in favor of the Trustee as additional security for the payment and performance of the obligations under the Indenture, in any property or assets, including any which is required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted, to the Trustee. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount outstanding of, extend the fixed maturity of, or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any principal, premium or the accrued interest thereon is payable,
(iii) reduce the percentage in principal amount outstanding of Notes, holders of which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) affect the ranking or security of the Notes, (viii) following the mailing of a Change of Control Offer, modify the provisions of the Indenture with respect to such a Change of Control Offer in a manner adverse to any holder or (ix) release any collateral, except in compliance with the terms of the Indenture.

REGARDING THE TRUSTEE

        The Huntington National Bank will serve as Trustee under the Indenture.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Accreted Value" means as of any date prior to June 1, 1999, an amount per $1,000 principal amount of Notes that is equal to the sum of (a) the initial offering price ($539.02 per $1,000 principal amount of Notes) of such Notes and (b) the portion of the excess of the principal amount of such Notes over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each June 1 and December 1, at the rate of 12 3/4% per annum from June 1, 1994 through the date of determination computed on the basis of a 360-day year of twelve 30-day months and as of any date on or after June 1, 1999, the principal amount of each Note.

         "Acquired Indebtedness" means with respect to any Person, Indebtedness of another Person existing at the time such other Person becomes a Subsidiary of such Person or is merged with or into such Person or a Subsidiary of or assumed in connection with an Asset Acquisition by such Person or a Subsidiary of such Person, including, without limitation, Indebtedness incurred in connection with, or in anticipation of, such other Person becoming a Subsidiary of such Person, the acquisition of such other Person or the merger with or into such other Person.

         "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Acquisition" means (i) any capital contribution (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock in, any other Person by the Company or any of its Subsidiaries, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of the assets of an operating unit or business of such Person.

         "Asset Sale" means with respect to any Person, any direct or indirect sale, conveyance, transfer, lease or other disposition to any other Person other than a Subsidiary of such Person (other than, with respect to any Asset Sale by the Company, Ideal Holding Group or a Subsidiary of Ideal Holding Group), in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of such Person (whether structured as a sale, issuance or other disposition by such Person or a Subsidiary of such Person) or
(ii) any other property or asset of such Person or any Subsidiary of such Person (other than cash or Cash Equivalents), in each case other than inventory in the ordinary course of business and other than isolated transactions which do not exceed $1,000,000 individually. With respect to the Company and its Subsidiaries, the term "Asset Sale" shall not include (x) any disposition of properties and assets of the Company or any Subsidiary that is governed under and complies with the requirements set forth in "Consolidation, Merger, Conveyance, Transfer or Lease" above, or (y) any sale by the Company of its Capital Stock.

         "Attributable Indebtedness" means, in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate borne, or to be borne, as the case may be, by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

         "Board Resolution" means with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person, to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Canadian Credit Agreement" means the credit agreement, dated as of April 20, 1989, between Ideal and Bank of Montreal providing for working capital and other financing, as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof which provides for working capital and other financing, whether by the same or any other lender or group of lenders provided that the Indebtedness represented by such Credit Agreement or any such amendment, amendment and restatement, supplement or other modification is non-recourse to, and credit support (other than Permitted Credit Support) is not otherwise required to be provided by, the Company or its Subsidiaries (other than Ideal Holding Group and its Subsidiaries).

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

         "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

         "Cash Equivalents" means, at any time (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency.

         "Change of Control" means (i) the direct or indirect, sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than Permitted Holders, (ii) the merger or consolidation of the Company with or into another corporation with the effect that the then existing shareholders of the Company or their Affiliates, together with the Permitted Holders, hold less than 50% of the Voting Power of the surviving corporation of such merger or the corporation resulting from such consolidation and do not otherwise have the right or ability by contract or otherwise to elect a majority of the Board of Directors of such surviving corporation, (iii) the replacement of a majority of the Board of Directors of the Company from the directors who constituted the Board of Directors on the Issue Date, and such replacement shall not have been approved by a majority of the Board of Directors of the Company then still in office who either were (x) members of the Board of Directors on the Issue Date or (y) whose election as a member of the Board of Directors was approved in the manner provided in this clause (iii) or (iv) a Person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the Voting Power of the Company and, at such time Permitted Holders are not the beneficial owners (as so defined) of a greater percentage of such Voting Power and do not otherwise have the right or ability by contract or otherwise to elect a majority of the Board of Directors of the Company.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of the following for such period: (i) all income taxes paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains); (ii) Consolidated Interest Expense; (iii) depreciation; (iv) amortization including, without limitation, amortization of capitalized debt issuance costs; and (v) any other non-cash charges (excluding any non-cash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period).

         "Consolidated Interest Coverage Ratio" means, with respect to any Person, the ratio of (i) Consolidated Cash Flow of such Person for the four full fiscal quarters for which financial statements are available that immediately precede the date of the transaction or other circumstances giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (ii) Consolidated Interest Expense of such Person and the aggregate amount of dividends or other distributions declared or paid on Capital Stock (other than Common Stock) of such Person and its Subsidiaries, in each case for such four full fiscal quarter period. For purposes of this definition, if the Transaction Date occurs prior to the date on which such Person's consolidated financial statements for the four full fiscal quarters subsequent to the Issue Date are first available, "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated on a pro forma basis as if the Reorganization had taken place on the first day of such four full fiscal quarter period for which financial statements are available that immediately precede the Transaction Date. In addition to and

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


without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or retirement of any Indebtedness of such Person or any of its Subsidiaries at any time during the period (the "Reference Period") (A) commencing on the first day of the four full fiscal quarter period for which financial statements are available that precedes the Transaction Date and (B) ending on and including the Transaction Date, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence or retirement occurred on the first day of the Reference Period; provided, that if such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or any of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and any retirement of Indebtedness in connection with such Asset Sales, as if such Asset Sale or Asset Acquisition and/or retirement occurred on the first day of the Reference Period. Furthermore, in calculating the denominator (but not the numerator) of this "Consolidated Interest Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate based upon a factor of a prime or similar rate shall be deemed to have been in effect; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements.

         "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (a) the cash and non-cash interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied (net of any interest income), including, without limitation, (w) any amortization of debt discount, (x) the net cost under Interest Rate Protection Obligations and Currency Hedging Agreements insofar as they relate to interest, (y) the interest portion of any deferred payment obligation and (z) all accrued interest, and (b) the aggregate amount of the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

         "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary,
(b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction of limitation, (c)(i) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain or loss resulting from an Asset Sale by the Person in question or any of its Subsidiaries shall be excluded, and (d) extraordinary gains and losses and any one-time increase or decrease to Net Income recorded because of the adoption of new accounting policies, practices or standards required or permitted by generally accepted accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person at any date of determination, the consolidated equity represented by the shares of such Person's Capital Stock (other than Disqualified Stock) at such date, as determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Consumer Products" means Waxman Consumer Products Group Inc., a Delaware corporation.

         "Convertible Debentures" means the 9 1/2% Convertible Subordinated Debentures of the Company.

         "Currency Hedging Obligations" means with respect to any Person, the obligations and/or rights of such Person under currency hedging arrangements designed to protect such Person against currency fluctuations.

         "Default Amount" shall have the meaning set forth under "Events of Default."

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes.

         "Domestic Credit Facility" means the credit agreement to be entered into between Waxman USA, certain of the Subsidiaries of Waxman USA, the lenders listed therein and Citicorp USA, Inc., as agent, providing for working capital and other financing, as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof which provides for working capital and other financings, whether by the same or any other lender or group of lenders.

         "Domestic Term Loan" means the term loan agreement to be entered into between Waxman USA, certain of the Subsidiaries of Waxman USA and Citicorp USA as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof whether by the same or any other lender or group of lenders (including any Permitted Waxman USA Indebtedness).

         "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. With respect to any Person Fair Market Value shall be determined by the Board of Directors of such Person (and with respect to the Company or a Subsidiary of the Company, a majority of the Independent Directors of the Company) acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination.

         "Ideal" means Ideal Plumbing Group Inc., a corporation organized and existing under the laws of Quebec.

         "Ideal Holding Group" means Ideal Holding Group, Inc., a Delaware corporation.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument or letter of credit (including purchase money obligations but excluding undrawn documentary letters of credit for trade payables arising in the ordinary course of business) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property (other than trade payables or accrued liabilities arising in the ordinary course of business); (ii) any liability of others of the kind described in the preceding clause (i) which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (the amount of such obligation being deemed to be the lesser of the fair value of such property or asset or the amount of the obligation so secured); and (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

         "Independent Director" means any director that (i) is not and has not been an officer or employee of the Company or any of its Affiliates, (ii) does not have any relationship that, in the opinion of the Board of Directors of the Company (exclusive of any such Independent Director), would interfere with his/her exercise of independent judgment in carrying out the responsibilities of director and (iii) with respect to any transaction or series of related transactions, does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

         "Interest Rate Protection Obligations" means the obligations and/or rights of any Person pursuant to any arrangement with any other Person, designed to protect such Person against fluctuations in interest rates, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Issue Date" means the date of original issuance of the Notes.

         "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

         "Material Subsidiary" means, with respect to any Person, any Subsidiary of such Person which would be a "significant subsidiary" pursuant to
Article 1-02 of Regulation S-X.

         "Net Cash Proceeds" means, with respect to any Asset Sale the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (ii) provisions for all taxes payable within one year as a result of such Asset Sale; (iii) payments made to retire Indebtedness secured by the assets subject to such Asset Sale to the extent required pursuant to the terms of such Indebtedness; (iv) appropriate amounts to be provided by the Company or any Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, provided, however, that the amount of any such reserve at such time that such amount is no longer required to be provided as a reserve in accordance with GAAP and is not applied to the liability for which such reserve was established shall be deemed Net Cash Proceeds; and (v) any amount required to be paid to any Person owning a beneficial interest in the property or assets sold in an amount proportionate to such beneficial interest.

         "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

         "Net Proceeds" means (a) in the case of any sale of Capital Stock by the Company, the aggregate net cash proceeds received by the Company after payment of expenses, commissions and the like incurred in connection therewith,
(b) in the case of the issuance of any Indebtedness by the Company, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith or (c) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind of the Company for or into shares of Capital Stock of the Company which is not Disqualified Stock, the net cash proceeds received by the Company upon such exchange, exercise, conversion or surrender (plus, with respect to the issuance of any such securities after the Issue Date, the net cash proceeds received by such Person upon the issuance of such securities), less any and all payments made to the holders, e.g., on account of fractional shares, and less all expenses, commissions and the like incurred by the Company in connection therewith).

         "Permitted Credit Support" means (x) any pledge of the Capital Stock of Ideal Holding Group or a Subsidiary of Ideal Holding Group or (y) loans or advances by the Company to Ideal Holding Group or its Subsidiaries not to exceed Cdn.$450,000 aggregate principal amount outstanding at any one time.

         "Permitted Holders" means Armond Waxman, Melvin Waxman, trusts for the benefit of any of Armond Waxman, Melvin Waxman or members of their families, the heirs of or administrators or executors for the respective estates of, Armond Waxman or Melvin Waxman or any Person, entity or group of Persons controlled by any of the foregoing.

         "Permitted Ideal Indebtedness" means indebtedness which is non-recourse to and for which credit support (other than Permitted Credit Support) is not otherwise provided by the Company or its Subsidiaries (other than Ideal Holding Group or any of its Subsidiaries).

         "Permitted Investments" means (i) obligations of the United States government due within one year; (ii) certificates of deposit or Eurodollar deposits due within one year with a commercial bank having capital funds of at least $500,000,000 or more; (iii) commercial paper rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; (iv) debt of any state or political subdivision that is rated among the two highest rating categories obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. and is due within one year; (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency; (vi) Investments represented by Interest Rate Protection Obligations and Currency Hedging Agreements; and (vii) Investments by the Company in Ideal Holding Group or a Subsidiary of Ideal Holding Group not to exceed an aggregate of Cdn. $450,000 outstanding at any one time.

         "Permitted Liens" means, with respect to any Person, any Lien arising by reason of (a) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(b) taxes, assessments, governmental charges or claims not yet delinquent or which are being contested in good faith; (c) security for payment of workers' compensation or other insurance or social security legislation; (d) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases (excluding any Capitalized Lease Obligations); (e) deposits to secure public or statutory obligations, or in lieu of surety, performance or appeal bonds, entered into in the ordinary course of business; (f) Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (g) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries and (h) Liens arising in the ordinary course of business in favor of custom and revenue authorities to secure payment of custom duties.

         "Permitted Waxman USA Indebtedness" means Indebtedness of Waxman USA the proceeds of which are used to refinance Senior Secured Notes, Senior Subordinated Notes or the Domestic Term Loan (including the payment of any related fees and expenses and the amount of accrued interest on such Indebtedness refinanced and the amount of any premium required to be paid in connection with the refinancing of such Indebtedness).

         "Person" means any individual, corporation, partnership, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

         "Public Equity Offering" means the offer and sale to the public of shares of any class of the Capital Stock (other than Disqualified Stock) of the Company or any Subsidiary of the Company pursuant to a registration statement declared effective by the Commission after the Issue Date (or with respect to the Capital Stock (other than Disqualified Stock) of Ideal Holding Group or a Subsidiary of Ideal Holding Group, pursuant to a prospectus or other comparable document declared effective or otherwise approved by comparable Canadian provincial security authorities after the Issue Date) and pursuant to which the Company or such Subsidiary, as the case may be, receives net cash proceeds of not less than $15,000,000.

         "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries, (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Company which is subordinated in right of payment to the Notes (other than Indebtedness of the Company acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) and (iv) the making of any Investment other than pursuant to clause (i), (ii), (iii), (v) or
(vi) of the "Limitation on Investments, Loans and Advances" covenant above.

         "Senior Secured Notes" means the Company's 12 1/4% Fixed Rate Senior Secured Notes due September 1, 1998 and Floating Rate Senior Secured Notes due September 1, 1998.

         "Senior Subordinated Notes" means the 13 3/4% Senior Subordinated Notes due June 1, 1999 of the Company.

         "Subsidiary" means with respect to any Person (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

         "Voting Power" means with respect to any Person, the power under ordinary circumstances, pursuant to the ownership of shares of any class or classes of Capital Stock, to elect at least a majority of the board of directors, managers or trustee of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         "Waxman USA" means Waxman USA Inc., a Delaware corporation.

         "Wholly-Owned Subsidiary" means with respect to any Person any Subsidiary of such Person, 100% of the Capital Stock of which (other than shares of Capital Stock representing any director's qualifying shares or investments by foreign nationals mandated by applicable law) is owned by such Person, by a Wholly-Owned Subsidiary of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

         "WOC" means WOC Inc., a Delaware corporation.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion of certain income tax consequences is based on laws, regulations (including Treasury Regulations published in the Federal Register on February 2, 1994 interpreting the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), that govern the inclusion of original issue discount ("OID") in income), rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, nonresident aliens, taxpayers subject to the alternative minimum tax and persons in special situations such as those that hold the Old Notes or New Notes as part of a straddle) may be subject to special rules not discussed below. The description assumes that Holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Code. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

         The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for federal income tax purposes because, under regulations proposed by the United States Treasury, the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder should be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there should be no federal income tax consequences to Holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such Holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

HOLDING AND DISPOSITION OF NOTES

         Original Issue Discount

         The Old Notes were issued on May 20, 1994 and have OID for U.S. federal income tax purposes. Because the New Notes will be treated as a continuation of the Old Notes, which were issued with OID, the New Notes will have OID for U.S. federal income tax purposes, and Holders of the New Notes will be required to recognize such OID as ordinary income in advance of the receipt of the cash payments to which such income is attributable.

         The total amount of OID with respect to a New Note will be equal to the excess of the "stated redemption price at maturity" of such Note over its "issue price." The "stated redemption price at maturity" of a New Note will be equal to the sum of all payments required to be made thereunder. The Old Notes and Warrants were issued in units consisting of $1,000 principal amount of Old Notes and 59 Warrants. Although not free from doubt, it appears likely that the Old Notes (and accordingly, the New Notes) will be treated as publicly traded. As a result, the issue price of a unit will be the fair market value of the unit on the first date that a substantial amount of the units were issued. The "issue price" and initial tax basis of the New Notes will be equal to the portion of the issue price of the unit allocated to the Old Note. The issue price of each unit was allocated between the Warrants and the Old Notes. The amounts so allocated represent the Company's belief as to the relative fair market value of the Old Notes and the Warrants on the date such allocation was made ($512.07 per $1,000 principal amount at maturity of the Old Notes and $0.8475 per Warrant). This allocation generally is binding on holders of the Old Notes and/or the New Notes, although the Internal Revenue Service may take the position that these amounts do not accurately reflect the fair market values of the Old Notes and Warrants. In such case, the total amount of OID on the New Notes may be greater or less than the amount of OID thereon based on the Company's allocation.

          Each Holder of a New Note will be required to include in gross income for any taxable year the sum of the daily portions of OID attributable to each day during the taxable year on which such holder holds the New Note, including the purchase date and excluding the disposition date. A daily portion is determined by allocating to each day a ratable portion of the OID allocable to the accrual period in which such day is included. The amount of OID allocable to each full accrual period is the product of the adjusted issue price of the New Note at the beginning of such accrual period and the yield to maturity of the New Note (as determined by semi-annual compounding). The adjusted issue price of a New Note at the beginning of an accrual period is equal to the issue price of the New Note, increased by any OID accrued in prior accrual periods and decreased by any cash payment received with respect to the New Note on or before the first day of the accrual period.

         A subsequent purchaser of a New Note also will be required to include annual accruals of OID in gross income for federal income tax purposes in accordance with the rules described above, but the amount of the OID or ordinary income required to be reported may vary depending upon the amount paid for the debt instrument by the subsequent purchaser. See "Market Discount" and "Acquisition Premium" below.

         Disposition of New Notes. A Holder's tax basis in a New Note will be increased by the amount of OID that is includible in such Holder's income. If a New Note is redeemed, sold or otherwise disposed of, a Holder thereof generally will recognize gain or loss equal to the difference between the amount realized on the redemption, sale or other disposition of such New Note and such Holder's adjusted basis in the New Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the Holder has a holding period for the New Notes (which would include the holding period of the Old Notes) of more than one year.

         Market Discount. Under the market discount rules of the Code, an exchanging Holder (other than a Holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the adjusted issue price of the Old Note on the Holder's date of purchase exceeds the Holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holding period of such New Note (which would include the holding period of the Old Note). Further, the Code requires that partial principal payments on a market discount bond be included in gross income to the extent that such payments do not exceed the accrued market discount on such bond. A Holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions. Subsequent holders who acquire New Notes at a market discount also will be subject to these rules.

         Acquisition Premium. An exchanging Holder who acquired an Old Note (or a subsequent Holder of a New Note who acquires such New Note) at a cost in excess of its adjusted issue price (i.e., its original issue price increased by the portion of OID previously includable in the gross income of all prior holders, determined without regard to any reduction of OID attributable to any acquisition premium paid by prior holders, and decreased by all payments previously made thereon) immediately after such acquisition, but less than or equal to its stated redemption price at maturity, will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules contained in the Code, such Holder generally would be entitled to a reduction in the amount of interest otherwise includable in income with respect to such Note.

         High Yield Discount Obligations

         The deduction by the Company of OID with respect to the New Notes will be limited by Section 163(e)(5) of the Code if the New Notes are "high yield discount obligation," as defined in Section 163(i) of the Code. The New Notes will be characterized as high yield discount obligations if the yield to maturity on the New Notes equals or exceeds the sum of the AFR (a rate published by the IRS each month for application during the following calendar month) in effect at the time of issuance of the Old Notes, plus five percentage points. For debt instruments issued in May 1994, the AFR was equal to 7.04%. If the New Notes are characterized as high yield discount obligations, then (i) if the yield to maturity of the New Notes exceeds the sum of the AFR plus six percentage points, the product of the total original issue discount under the New Notes and the ratio of (x) the excess of the yield to maturity of the New Notes over the sum of the AFR plus six percentage points to (y) the yield to maturity of the New Notes will not be deductible by Waxman and generally will be treated as a dividend distribution solely for purposes of the dividends received deduction pursuant to Section 243 of the Code with respect to holders that are United States corporations and (ii) the remainder of the original issue discount on the New Notes will not be deductible by the Company until paid.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, payments of principal (including amounts in respect of OID), premium, and any accrued interest with respect to a New Note, and the proceeds of a sale of a New Note within the United States will be subject to information reporting, and possibly to "backup withholding" at a rate of 31% if the Holder fails to provide its taxpayer identification number on Service Form W-9, or otherwise fails to establish an exemption from backup withholding.

         Each New Note will contain a legend stating that it has Original Issue Discount and setting forth the issue date, the issue price, the amount of Original Issue Discount and the yield to maturity thereon. The Company will report annually to the Service and to each Holder (other than Holders not subject to the information reporting requirements), the amount of Original Issue Discount accrued with respect to such New Note and any interest paid with respect to the Old Notes.

                                USE OF PROCEEDS

         There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

         A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, the Company will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act.

         For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.

                                 LEGAL MATTERS

         The legality of the Securities covered by this Prospectus has been passed upon by Shereff, Friedman, Hoffman & Goodman, New York, New York, counsel to the Company.

                                    EXPERTS

         The audited consolidated financial statements of the Company as of June 30, 1992 and 1993 and for each of the three years in the period ended June 30, 1993 appearing in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen & Co., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Reference is made to said report which includes an explanatory paragraph with respect to the change in method of accounting for certain warehousing and catalog costs as discussed in Note 3 to the consolidated financial statements.



                         INDEX TO FINANCIAL STATEMENTS


                                                                                              Page
                                                                                              ----
WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

Unaudited Financial Statements:
  Consolidated Balance Sheets as of March 31, 1994 and June 30, 1993  . . . . . . . . . . .   F-2
  Consolidated Statements of Income for the Nine and Three Months
    Ended March 31, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4
  Consolidated Statements of Cash Flows for the Nine Months Ended
    March 31, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6
  Notes to Unaudited Consolidated Financial Statements  . . . . . . . . . . . . . . . . . .   F-7

Audited Financial Statements:
  Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . .   F-14
  Consolidated Balance Sheets as of June 30, 1993 and 1992  . . . . . . . . . . . . . . . .   F-15
  Consolidated Statements of Income for the Years Ended
    June 30, 1993, 1992 and 1991  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-17
  Consolidated Statements of Stockholders' Equity for the
    Years Ended June 30, 1993, 1992 and 1991  . . . . . . . . . . . . . . . . . . . . . . .   F-18
  Consolidated Statements of Cash Flows for the Years Ended
    June 30, 1993, 1992 and 1991  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-19
  Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .   F-20
  Unaudited Supplementary Financial Information . . . . . . . . . . . . . . . . . . . . . .   F-32






                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)

                        March 31, 1994 and June 30, 1993

                                     ASSETS


                                                                             March 31,                June 30,
                                                                               1994                     1993
                                                                             --------                 --------
                                                                                       (in thousands)
        CURRENT ASSETS:
          Cash                                                               $    529                 $    406
          Accounts receivable, net                                             37,297                   32,432
          Inventories                                                          77,929                   69,728
          Prepaid expenses                                                      4,800                    4,844
          Net assets held for sale                                               -                      10,266
          Net assets (liabilities) of discontinued operations                    (500)                  29,156
                                                                             --------                   ------

            Total current assets                                              120,055                  146,832
                                                                             --------                 --------

        PROPERTY AND EQUIPMENT:
         Land                                                                   1,852                    1,420
         Buildings                                                             11,816                   11,172
         Equipment                                                             19,953                   18,229
                                                                             --------                 --------
                                                                               33,621                   30,821
          Less accumulated depreciation
             and amortization                                                 (16,675)                 (14,361)
                                                                             --------                 --------

          Property and equipment, net                                          16,946                   16,460
                                                                             --------                 --------

        COST OF BUSINESSES IN EXCESS OF
          NET ASSETS ACQUIRED, NET                                             24,955                   24,448

        OTHER ASSETS                                                           12,721                    9,311
                                                                             --------                 --------

                                                                             $174,677                 $197,051
                                                                             ========                 ========


                                           The accompanying Notes to Consolidated Financial Statments are an integral part of these balance sheets.

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)

                        March 31, 1994 and June 30, 1993

                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                             March 31,                 June 30,
                                                                               1994                      1993
                                                                             --------                  -------
                                                                          (in thousands, except per share amounts)
         CURRENT LIABILITIES:
           Current portion of long-term debt                                 $  3,178                 $  2,493
           Accounts payable                                                    23,197                   18,604
           Accrued liabilities                                                 14,223                    6,548
                                                                             --------                 --------
             Total current liabilities                                         40,598                   27,645
                                                                             --------                 --------

         LONG-TERM DEBT, NET OF CURRENT PORTION                                32,602                   22,567

         SENIOR SECURED NOTES                                                  38,646                   38,563

         SUBORDINATED DEBT                                                    100,780                  100,780

         COMMITMENTS AND CONTINGENCIES

         STOCKHOLDERS' EQUITY:
           Preferrrred stock, $.01 par value per share:
            Authorized and unissued 2,000 shares                                 -                        -
           Common Stock, $.01 par value per share:
            Authorized 22,000 shares; Issued 9,484
              at March 31, 1994 and 9,424 at
              June 30, 1993                                                        95                        94
           Class B common stock $.01 par value
             per share:
              Authorized 6,000 shares; Issued
              2,229 at March 31, 1994 and
              2,238 at June 30, 1993                                               23                        23
           Paid-in capital                                                     18,598                    18,467
           Retained deficit                                                   (55,993)                   (6,437)
                                                                             --------                  --------
                                                                              (37,277)                   12,147
           Cumulative currency translation
              adjustments                                                        (672)                   (4,651)
                                                                             --------                  --------
              Total stockholders' equity (deficit)                            (37,949)                    7,496
                                                                             --------                  --------
                                                                             $174,677                  $197,051
                                                                             ========                  ========

                                           The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.


PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (Unaudited)

                     (In Thousands, Except Per Share Data)

       For the Nine Months and Three Months Ended March 31, 1994 and 1993

                                                   Nine Months Ended                 Three Months Ended
                                                         March 31,                         March 31,
                                                    1994         1993                 1994          1993
                                                   ------       -------              ------        ------

Net sales                                       $  160,245   $  153,957          $   52,311    $   48,583

Cost of sales                                      104,180      102,035              33,761        31,810
                                                   -------      -------             -------        ------

Gross profit                                        56,065       51,922              18,550        16,773

Operating expenses                                  41,769       39,729              14,137        12,868
                                                   -------      -------             -------        ------

Operating income                                    14,296       12,193               4,413         3,905

Interest expense, net                               15,635       15,242               5,293         5,089
                                                   -------      -------             -------        ------

Loss from continuing operations before
   income taxes, extraordinary charge and
   cumulative effect of accounting change           (1,339)      (3,049)               (880)       (1,184)

Provision (benefit) for income taxes                   -         (1,429)                 61          (474)
                                                   -------      -------             -------        ------

Loss from continuing operations before
   extraordinary charge and cumulative
   effect of accounting change                      (1,339)      (1,620)               (941)         (710)

Discontinued Operations - Ideal
   Income (loss) from discontinued
     operations, net of taxes                       (3,249)       1,300              (4,250)         (218)
   Loss on disposal, without tax benefit           (38,343)                         (38,343)
                                                   -------      -------             -------        ------

Loss before extraordinary charge and
   cumulative effect of accounting change          (42,931)        (320)             (43,534)        (928)

Extraordinary charge, early retirement
   of debt, without tax benefit                     (6,625)        -                  (6,625)         -

Cumulative effect of change in accounting
   for warehouse and catalog costs,
   without tax benefit                                -          (2,110)                -             -
                                                   -------      -------              -------       ------

Net loss                                        $  (49,556)  $   (2,430)          $  (50,159)  $     (928)
                                                   =======      =======              =======       ======

                                 ..continued..

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (Unaudited)

                     (In Thousands, Except Per Share Data)

       For the Nine Months and Three Months Ended March 31, 1994 and 1993


                                                   Nine Months Ended                 Three Months Ended
                                                         March 31,                         March 31,
                                                    1994         1993                 1994          1993
                                                   ------       -------              ------        ------
Primary and fully diluted earnings
   (loss) per share:

   From continuing operations                      $  (.11)     $  (.14)             $  (.08)     $  (.06)

   Discontinued operations:
     Income (loss) from discontinued operations       (.28)         .11                 (.36)        (.02)
     Loss on disposal                                (3.29)         -                  (3.28)         -

   Extraordinary charge                               (.57)         -                   (.57)         -

   Cumulative effect of accounting change              -           (.18)                 -            -
                                                    ------       ------               ------       ------

   Net loss                                        $ (4.25)     $  (.21)             $ (4.29)     $  (.08)
                                                    ======       ======               ======       ======





                                           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Unaudited)

               For the Nine Months Ended March 31, 1994 and 1993

                                                                  1994                          1993
                                                                --------                      --------
                                                                             (in thousands)
CASH FROM (USED FOR):
    OPERATIONS
      Loss from continuing operations                            $(1,339)                     $(1,620)
      Adjustments to reconcile loss
        from continuing operations:
  Changes in assets and liabilities:
  Depreciation and Amortization                                    5,573                         5,696
         Accounts receivable                                      (1,026)                         (332)
         Inventories                                             ( 6,537)                        1,336
         Prepaid expenses                                            187                         1,954
         Accounts payable                                          3,261                       (10,174)
         Accrued liabilities                                       1,038                          (549)
                                                                 -------                       -------

        Net cash from provided by (used for)
        continuing operations                                      1,157                        (3,689)

      Earnings (loss) from discontinued operations                (3,249)                        1,300
      Loss on disposal of discontinued operations                (38,343)                         -
      Other, net                                                   3,979                        (2,550)
      Change in net assets of discontinued operations             29,656                           300
                                                                 -------                       -------

        Net cash used for operating activities                    (6,800)                       (4,639)
                                                                 -------                       -------

    INVESTMENTS:
      Proceeds from sale of business                               3,006                          -
      Capital expenditures                                        (2,280)                         (791)
      Change in other assets                                      (3,321)                       (1,811)
                                                                  ------                       -------

        Net cash used for investments                             (2,595)                       (2,602)
                                                                 -------                       -------

    FINANCING:
      Net borrowings under credit agreements                       9,848                         8,348
      Repayments of long-term debt                                  (330)                         (453)
      Dividends paid                                                 -                            (700)
                                                                 --------                      -------


        Net cash from financing                                    9,518                         7,195
                                                                 -------                       -------

    NET INCREASE (DECREASE) IN CASH                                  123                           (46)

    BALANCE, BEGINNING OF PERIOD                                     406                           194
                                                                 -------                       -------

    BALANCE, END OF PERIOD                                      $    529                      $    148
                                                                 =======                       =======


                                           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            March 31, 1994 and 1993

                    (in thousands, except per share amounts)

Management believes that the information furnished in the accompanying consolidated financial statements reflects all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the Company's financial position and results of operations for the periods presented. The results of operations for the nine months and three months ended March 31, 1994 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 1994 or any other period. The information reported in the consolidated financial statements and the notes below should be read in conjunction with the Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1993.

   1.    Business
         --------
         The Company believes that it is one of the leading suppliers of plumbing products to the home repair and remodeling market in the United States. The Company distributes plumbing, electrical and hardware products, in both packaged and bulk form, to do-it-yourself (D-I-Y) retailers, mass merchandisers, smaller independent retailers and plumbing, electrical repair and remodeling contractors. The Company performs ongoing credit evaluations of its customers' financial condition. The Company's largest customer accounted for approximately 12.3% and 11.5% of the Company's net sales from continuing operations for the nine months ended March 31, 1994 and 1993, respectively.

   2.    Consolidation and Prior-Year Reclassification
         ---------------------------------------------
         The accompanying consolidated financial statements include the accounts of Waxman Industries, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany transactions and balances are eliminated in consolidation.

         The accompanying June 30, 1993 balance sheet has been restated to reflect the discontinued operations discussed in Note 3 and the reclassification of certain debt amounts from current to long-term as a result of the Company's successful solicitation of consents to obtain waivers of certain covenant violations that existed at June 30, 1993 and the subsequent modification of certain of the Company's debt agreements. See Note 6.

   3.    Discontinued Operations - Ideal
         -------------------------------
         Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal Plumbing Group, Inc. (Ideal). Unlike the Company's U.S. operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily serves customers in the Canadian new construction market
         through independent contractors.   Accordingly, Ideal is reported as a
         discontinued operation at March 31, 1994 and the consolidated financial statements have been reclassified to report separately Ideal's net assets and results of operations. Prior period consolidated financial statements have been reclassified to conform to the current period presentation.

      At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group which included members of Ideal's management. Such transaction would have required the consent of Ideal's Canadian bank as borrowings under its bank credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank reviewed the management group's acquisition proposal, however the proposal was subsequently rejected. On May 5, 1994, without advance notice, the bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements. (Borrowings under these agreements are non-recourse to Waxman Industries, Inc.) As a result of this action, the Company's control and ownership of Ideal is likely to be lost prior to June 30, 1994.

      The estimated loss on disposal totals $38.2 million, without tax benefit, and represents a complete write-off of the Company's investment in Ideal. The loss includes the estimated loss on disposal, a provision for anticipated operating losses until disposal and provisions for other estimated costs to be incurred in connection with the disposal, as well as a $6.4 million foreign currency exchange loss which results from the elimination of the currency translation adjustments relating to Ideal.
      In accordance with SFAS No. 109, "Accounting for Income Taxes", any tax benefits relating to the loss on disposal have been reduced 100% by a valuation allowance. The Company will continue to evaluate the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of such loss on disposal may be recognized in the future.

      Net assets of the discontinued operation at March 31, 1994 consist of current assets and plant, property and equipment, current liabilities and bank borrowings after deducting an allowance for the estimated loss on disposal.

      Summary operating results of the discontinued operation for the periods presented are as follows:

                                            Nine Months Ended                Three Months Ended
                                                 March 31                          March 31
                                          ------------------------          -----------------------

                                           1994              1993              1994           1993
                                         --------          --------          -------        -------
        Net sales                       $87,265           $118,455            $18,449        $31,371
        Costs and expenses               90,261            115,960             22,597         31,793
                                         ------            -------             ------         ------
        Income (loss) before
          income taxes                   (2,996)             2,495             (4,148)          (422)
        Income taxes                        253              1,195                102           (204)
                                         ------            -------             ------         ------
          Net income (loss)             $(3,249)           $ 1,300            $(4,250)       $  (218)
                                         ======            =======             ======         ======


    4.  Earnings Per Share
        ------------------
        Primary earnings per share have been computed based on the weighted average number of shares and share equivalents outstanding, which totaled 11,674 and 11,666 for the three and nine months ended March 31, 1994, respectively. The weighted average number of shares and share equivalents outstanding totaled 11,662 for both the three and nine months ended March 31, 1993. Share equivalents include the Company's common stock purchase warrants. The conversion of the Company's Convertible Subordinated

        Debentures due March 15, 2007 into shares of common stock was not assumed in computing fully diluted earnings per share in either 1994 or 1993, as the effect would be antidilutive.

    5.  Income Taxes
        ------------

        Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The adoption of SFAS 109 had no effect on the Company's financial position or results of operations. In accordance with the provisions of SFAS 109, the Company is unable to tax benefit losses in the current period.

        The Company currently has $11.5 million of available domestic net operating loss carryforwards which expire in 2008. In addition, as a result of the anticipated disposition of Ideal, the Company currently estimates that it will have available additional net operating loss carry forwards of approximately $30 million.

        SFAS 109 requires the recognition of income tax benefits for loss carryforwards which have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance in certain circumstances. Upon adoption of SFAS 109, the benefit of the Company's net operating loss carryforwards was reduced 100% by a valuation allowance. The Company will continue to evaluate the valuation allowance and to the extent that the Company is able to recognize tax benefits in the future, such recognition will favorably affect future results of operations.

    6.  Debt:
        ----
        A. Long-Term Debt
           --------------

            Long-term debt at March 31, 1994 consisted of the following:

          Domestic revolving credit agreements                      $30,794
          Other notes payable                                         4,986
                                                                    -------
            Subtotal - long-term debt                                35,780
          Less: current portion                                      (3,178)
                                                                    -------
            Long-term debt, net                                     $32,602
                                                                    -------

         The Company has a secured revolving credit facility with two banks which provides for availability of up to $30 million and expires on December 31, 1995. At June 30, 1993, a "cross-default" provision contained in the credit agreement would have been triggered, and borrowings thereunder would have been subject to acceleration if, due to a covenant violation related to the Senior Secured Notes (defined below), such notes were accelerated. As discussed in B. below, the Company has received consents from the requisite number of holders of the Senior Secured Notes to waive such covenant violation.

         In December 1993, Barnett Inc. (Barnett), a wholly-owned subsidiary of the Company, entered into a secured revolving credit facility with a domestic bank. The credit facility provides for availability of up to $5 million and expires on May 31, 1994. Borrowings under this facility are secured by substantially all of Barnett's assets. Interest on the unpaid principal is based on the bank's prime rate plus 1.5% or LIBOR plus 3%.

         In May 1994, both the domestic revolving credit facility and the Barnett revolving credit facility were terminated by the Company, and borrowings thereunder were refinanced as part of the Company's debt restructuring. See Note 9. Borrowings under the Barnett revolving credit facility at March 31, 1994 are classified as long-term debt as they were subsequently refinanced using proceeds from long-term debt obligations.

         B. Senior Secured Notes
            --------------------

         In September 1991, the Company completed a private placement of Senior Secured Notes due September 1, 1998 (the Senior Secured Notes). As of June 30, 1993, the Company was not in compliance with the operating cash flow covenant contained in the Senior Secured Note indenture. As a result of the covenant violation, the trustee or the holders of 25% of the Senior Secured Notes had the right, at their discretion, to declare the Company to be in default under the indenture and cause the amounts due under the Senior Secured Notes to be subject to acceleration. In addition, as a result of the Company's 1993 operating results as well as the unfavorable impact of the decline in the Canadian dollar on cumulative currency translation adjustments, the Company's consolidated stockholders' equity at June 30, 1993 and September 30, 1993 was below the minimum net worth requirement under the Senior Secured Note indenture. Under the terms of the indenture, the Company would have been required to offer to purchase $5 million of the Senior Secured Notes every six months.

         During November 1993, the Company completed a solicitation of consents from the holders of the Senior Secured Notes to waive noncompliance with the operating cash flow covenant and amend certain provisions of the Senior Secured Note indenture. Effectiveness of the waiver and amendments required the consent of holders of at least 66-2/3% of the outstanding principal amount of the securities. The effect of the consent was to cure the noncompliance with the operating cash flow covenant as well as amend the net worth and certain other financial covenants to relieve the Company of its obligation to offer to purchase $5 million of Senior Secured Notes on May 30, 1994 and provide that future compliance will not be negatively impacted by the Company's fiscal 1993 operating results or fluctuations in foreign currency on cumulative translation adjustments.

         During May 1994, the Company received requisite consents from the holders of the Senior Secured Notes to, among other things, permit the completion of the Company's debt restructuring (see Note 9) and eliminate any prospective defaults resulting from the adverse results and events relating to the Company's discontinued Canadian operations. See Note 9.

         C. Senior Subordinated Notes
            --------------------------

         In June 1989, the Company issued $100 million principal amount of 13-3/4% Senior Subordinated Notes (the Subordinated Notes) due June 1, 1999. As a result of the Company's 1993 operating results as well as the unfavorable impact of the decline in the Canadian dollar on cumulative currency translation adjustments, the Company's consolidated stockholders' equity at June 30, 1993 and September 30, 1993 was below the $15 million minimum net worth requirement under the Subordinated Note indenture. Under the terms of the Subordinated Note indenture, the Company would have been required to offer to purchase $10 million of the Subordinated Notes every six months.

         During November 1993, the Company completed a solicitation of consents from the holders of the Subordinated Notes to waive the Company's obligation to offer to purchase on December 31, 1993 $10 million principal amount of the Subordinated Notes as well as amend certain provisions of the Subordinated Note indenture. Effectiveness of the waiver and amendments required the consent of holders of at least 66-2/3% of the outstanding principal amount of the Subordinated Notes. The effect of the consent was to relieve the Company of its obligation to offer to purchase $10 million Subordinated Notes on December 31, 1993 as well as amend the minimum net worth covenant to provide that future compliance will not be negatively impacted by the Company's cumulative currency translation adjustments.

         During May 1994, the Company refinanced $50 million of the Subordinated Notes. In addition, it received requisite consents from the holders of the Subordinated Notes to, among other things, permit the completion of the Company's debt restructuring and eliminate any prospective defaults which result from the adverse results and events relating to the Company's discontinued Canadian operations See Note 9.

         D. Convertible Subordinated Debentures
            -----------------------------------

         In March 1987, the Company issued 6-1/4% Convertible Subordinated Debentures (the Debentures) due March 15, 2007 of which approximately $2 million remained outstanding as of December 31, 1993. As a result of the Company's 1993 operating results, as well as the unfavorable impact of the decline in the Canadian dollar on cumulative currency translation adjustments, the Company's consolidated stockholders' equity was below the minimum net worth requirement under the Debenture indenture at both June 30, 1993 and September 30, 1993. As a result, the Company would have been required to make a purchase offer at December 31, 1993 for substantially all of the Debentures currently outstanding. However, in December 1993, the Company commenced and successfully completed a solicitation of consents from the holders of the Debentures to defer until April 30, 1994 the Company's obligation to offer to purchase $1.9 million of the Debentures. In connection with the solicitation, the interest rate on the Debentures was adjusted to 9.5% and the conversion price was reduced from $9.58 to $3.25 per share.

         On April 28, 1994, the Company made an offer to purchase $1.9 million of the Debentures. If the offer is accepted, such purchase is expected to be consummated on June 15, 1994.

   7.    Supplemental Cash Flow Information
         ----------------------------------

         Cash payments during the nine months ended March 31, 1994 and 1993 included income taxes of $ 401 and $ 635, and interest of $12,769 and $ 12,281 respectively.

   8.    Sale of Businesses
         ------------------

         At June 30, 1993, net assets held for sale in the accompanying consolidated balance sheets related to the proposed disposal of three operating entities in which the Company had entered into letters of intent with prospective buyers.

         During October 1993, the Company completed the sale of one of its Canadian operations, H. Belanger Plumbing Accessories, Ltd. (Belanger). The Company sold all of the capital stock of Belanger in exchange for approximately U.S. $3 million in cash and a U.S. $0.3 million promissory note. The promissory note, which matures on October 14, 1996, provides for three equal consecutive annual payments. Interest is payable annually at a rate of 7%. The loss on the sale of Belanger was approximately $3 million.

         The Company was unable to come to terms with the prospective buyer of the other two entities. At the present time, the Company is not engaged in any other negotiations with respect to the sale of these entities. As such, the consummation of a sale of these businesses is not expected to occur in the foreseeable future, if at all. Accordingly, these businesses are no longer reflected as net assets held for sale in the consolidated balance sheet at March 31, 1994. The Company evaluated the net realizable value of the carrying value of the net assets previously held in accordance with its normal, ongoing policy regarding impairment and concluded that no further write-down of the net carrying value of these assets was required in excess of the reserve previously established. The Company incurred approximately $.2 million of fees and expenses relating to the transaction which was applied against the reserve.

   9.    Subsequent Events - Debt Restructuring and Extraordinary Charge
         ---------------------------------------------------------------

         A. Debt Restructuring
            ------------------

         On May 20, 1994, the Company completed a restructuring of its debt which included a refinancing of $50 million of its Subordinated Notes as well as all borrowings under its existing domestic bank credit facilities. As part of the restructuring, the Company exchanged $50 million of its Subordinated Notes for $50 million initial accreted value of 12.75% Senior Secured Deferred Coupon Notes due 2004 (the Deferred Coupon Notes) along with detachable warrants to purchase 2.95 million shares of the Company's common stock. The Deferred Coupon Notes have no cash interest requirements until 1999. In addition, the Operating Companies (as defined below) entered into a new $55 million, four year, secured credit facility with an affiliate of Citibank, N.A., as agent, which includes a $20 million letter of credit
         subfacility.   The domestic credit facility, which has an initial term
         of three years will be extended for an additional year if the Senior Secured Notes have been redeemed within 33 months after the initial borrowing under the domestic credit facility. The domestic credit
         facility will be subject to borrowing base formulas.   Borrowings
         under the domestic credit facility will bear interest at (i) the per annum rate of 1.5% plus the highest of (a) the prime rate of Citibank, N.A., (b) the federal funds rate plus 0.5% and (c) a formula with respect to three month certificates of deposit of major United States money market banks or (ii) LIBOR plus 3.0%. These rates will be increased by 0.5% until such time as the domestic term loan, discussed below, has been repaid in full. These rates will be decreased by 0.5% if Waxman USA achieves certain performance criteria based on the ratio of EBITDA to fixed charged. The facility will include a letter of credit subfacility of $20 million. The domestic credit facility will be secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of the Operating Companies and 65% of the capital stock of one subsidiary of TWI. The Operating Companies also entered into a $15.0 million three-year term loan with Citibank, N.A., as agent. The domestic term loan will bear interest at a rate per annum equal to 2.0% over the interest rate under the domestic credit facility and will be secured by a junior lien on the collateral under the domestic credit facility. A one-time fee of 1.0% of the principal amount outstanding under the domestic term loan will be payable if such loan is not repaid within 6 months after May 20, 1994. Principal payments on the domestic term loan of $1.0 million each will be required quarterly commencing at the end of the third quarter following May 20, 1994. The domestic term loan will be required to be prepaid if Waxman USA completes a financing sufficient to retire the Subordinated Notes, the Senior Secured Notes and the domestic term loan. The domestic term loan will contain negative, affirmative and financial covenants, conditions and events of default substantially the same as those under the domestic credit facility. The initial borrowings under the revolving credit facility (which totaled approximately $27.2 million) along with proceeds from the domestic term loan were used to repay all borrowings under the Company's existing domestic bank credit facilities as well as fees and expenses associated with the restructuring.

         B. Corporate Restructuring
            -----------------------

         The Company has restructured (the "Corporate Restructuring") its domestic operations such that the Company will be a holding company whose only material assets will be the capital stock of its subsidiaries. As part of the Corporate Restructuring, the Company has formed (a) Waxman USA Inc. ("Waxman USA"), as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Waxman Consumer Products Group Inc., a wholly owned subsidiary of Waxman USA, to own and operate Waxman Industries' Consumer Products Group Division, and (c) WOC Inc. ("WOC"), a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company restructured its operation by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Division to Consumer Products, (iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock Corporation ("U.S. Lock") and LeRan Copper & Brass, Inc. ("LeRan"), each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI, International, Inc. ("TWI") to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing, Inc. ("WAMI") to TWI. The Operating Companies consist of Barnett, Consumer Products and WOC.

         C. Extraordinary Charge
            --------------------

         As a result of the refinancing of the $50 million of Subordinated Notes as well as borrowings under the domestic bank credit facilities, the Company incurred an extraordinary charge which totaled $6.6 million, without tax benefit, and included the fees paid upon the exchange of the Subordinated Notes along with the accelerated amortization of unamortized debt discount and issuance costs. The fees paid included an exchange fee to the holders of the Subordinated Notes as well as legal, accounting and printing expenses directly
         relating the Exchange. The payment of these fees facilitated   the
         early retirement of the Subordinated Notes. The Company has accrued for the extraordinary charge at March 31, 1994. The $6.6 million extraordinary charge is included in accrued liabilities in the accompanying balance sheet at March 31, 1994.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Waxman Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Waxman Industries, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of June 30, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waxman Industries, Inc. and Subsidiaries as of June 30, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1993, in conformity with generally accepted accounting principles.


As explained in Note 3 to the consolidated financial statements, effective July 1, 1992, the Company changed its method of accounting for certain warehousing and catalog costs.


                             Arthur Andersen & Co.

Cleveland, Ohio,
May 20, 1994.

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1993 AND 1992


                                     ASSETS


                                                                                           1993               1992
                                                                                           ----               ----
CURRENT ASSETS:
  Cash                                                                                  $   406,000        $   194,000
  Accounts receivable, net                                                               32,432,000         36,235,000
  Inventories                                                                            69,728,000         80,326,000
  Prepaid expenses                                                                        4,844,000          7,810,000
  Net assets of discontinued operations                                                  29,156,000         50,632,000
  Net assets held for sale                                                               10,266,000                 --
                                                                                       ------------       ------------

         Total current assets                                                           146,832,000        175,197,000
                                                                                       ------------       ------------

PROPERTY AND EQUIPMENT:
  Land                                                                                    1,420,000          1,441,000
  Buildings                                                                              11,172,000         10,808,000
  Equipment                                                                              18,229,000         19,848,000
                                                                                       ------------       ------------
                                                                                         30,821,000         32,097,000

  Less accumulated depreciation and amortization                                       (14,361,000)       (13,321,000)
                                                                                      ------------       ------------

  Property and equipment, net                                                            16,460,000         18,776,000
                                                                                       ------------       ------------


COST OF BUSINESSES IN EXCESS OF
 NET ASSETS ACQUIRED, NET                                                                24,448,000         28,199,000

OTHER ASSETS                                                                              9,311,000         15,309,000
                                                                                        -----------       ------------


                                                                                       $197,051,000       $237,481,000
                                                                                       ============       ============


                                           The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.



                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1993 AND 1992


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                         1993                1992
                                                                                         ----                ----
CURRENT LIABILITIES:
  Current portion of long-term debt                                                   $   2,493,000       $  2,107,000
  Accounts payable                                                                       18,604,000         28,912,000
  Accrued liabilities                                                                     6,548,000          8,292,000
                                                                                      -------------       ------------

         Total current liabilities                                                       27,645,000         39,311,000
                                                                                      -------------       ------------

LONG-TERM DEBT, NET OF CURRENT PORTION                                                   22,567,000          9,663,000

SENIOR SECURED NOTES                                                                     38,563,000         38,451,000

SUBORDINATED DEBT                                                                       100,780,000        100,780,000

NET LONG-TERM LIABILITIES OF
  DISCONTINUED OPERATIONS                                                                        --          8,449,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value per share:
    Authorized and unissued 2,000,000 shares                                                     --                 --
  Common stock, $.01 par value per share:
    Authorized 22,000,000 shares;
    Issued 9,424,000 in 1993 and 9,411,000 in 1992                                           94,000             94,000
  Class B common stock, $.01 par value per share:
    Authorized 6,000,000 shares;
    Issued 2,238,000 in 1993 and 2,251,000 in 1992                                           23,000             23,000
  Paid-in capital                                                                        18,467,000         18,467,000
  Retained earnings (deficit)                                                            (6,437,000)        23,735,000
                                                                                       ------------        ------------

                                                                                         12,147,000         42,319,000
  Cumulative currency translation adjustments                                            (4,651,000)        (1,492,000)
                                                                                       ------------       ------------

         Total stockholders' equity                                                       7,496,000         40,827,000
                                                                                       ------------       ------------

                                                                                       $197,051,000       $237,481,000
                                                                                       ============       ============



                                          The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                                      F-16


                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEARS ENDED JUNE 30, 1993, 1992 AND 1991

                                                                     1993                1992                1991
                                                                     ----                ----                ----
Net sales                                                          $ 204,778,000       $197,738,000       $186,327,000

Cost of sales                                                        137,244,000        127,115,000        121,397,000
                                                                    ------------       ------------       ------------
  Gross profit                                                        67,534,000         70,623,000         64,930,000
Selling, general and administrative expenses                          56,081,000         51,824,000         50,263,000
Restructuring and other nonrecurring charges                           6,762,000          3,900,000                 --
                                                                    ------------       ------------       ------------

Operating income                                                       4,691,000         14,899,000         14,667,000
Interest expense (net of interest income
  of $5,000, $978,000 and $1,335,000)                                 20,365,000         20,025,000         17,462,000
                                                                    ------------       ------------       ------------

Loss from continuing operations before
  income taxes, extraordinary charge and
  cumulative effect of accounting change                            (15,674,000)        (5,126,000)        (2,795,000)

Provision (benefit) for income taxes                                     216,000          (768,000)          (680,000)
                                                                     -----------       ------------       -----------

Loss from continuing operations before
  extraordinary charge and cumulative
  effect of accounting change                                       (15,890,000)        (4,358,000)        (2,115,000)

Income (loss) from discontinued
  operations of Ideal, net of taxes                                 (11,240,000)          1,146,000          4,343,000
                                                                    -----------           ---------         ----------


Income (loss) before extraordinary charge and
  cumulative effect of accounting change                            (27,130,000)        (3,212,000)          2,228,000

Extraordinary charge, early retirement
  of debt, net of tax benefit                                                 --        (1,186,000)                 --

Cumulative effect of change in accounting
  for warehouse and catalog costs,
  without tax benefit                                                (2,110,000)                --                  --
                                                                    -----------          ---------           ---------

Net income (loss)                                                  $(29,240,000)       $(4,398,000)         $2,228,000
                                                                    ===========          =========           =========

Primary and fully diluted earnings
(loss) per share:
  From continuing operations                                              (1.36)              (.44)               (.22)

  Income (loss) from discontinued operations                               (.97)               .11                 .45

  Extraordinary charge                                                       --               (.12)                 --

  Cumulative effect of accounting change                                   (.18)                --                  --
                                                                     ----------          ---------             -------

  Net income (loss)                                                 $     (2.51)        $     (.45)           $    .23
                                                                     ==========          =========             =======

                                           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements


                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1993, 1992 AND 1991


                                                                                                          CUMULATIVE
                                                      CLASS B                                              CURRENCY
                                       COMMON         COMMON          PAID-IN           RETAINED         TRANSLATION
                                        STOCK          STOCK          CAPITAL           EARNINGS         ADJUSTMENTS
                                        -----          -----          -------           --------         -----------

BALANCE, JUNE 30, 1990                $  76,000       $ 23,000       $ 9,590,000       $28,255,000       $ 1,298,000
Net income                                                                               2,228,000
Cash dividends:
  -- $.12 per common share
     and Class B share                                                                  (1,149,000)
Common stock repurchase                 (4,000)                       (1,906,000)
Currency translation
  adjustments                                                                                               (345,000)
                                      ---------       --------       -----------        -----------      -----------

BALANCE, JUNE 30, 1991                $  72,000       $ 23,000       $ 7,684,000        $29,334,000      $   953,000
Net loss                                                                                 (4,398,000)
Cash dividends:
  -- $.12 per common share
     and Class B share                                                                   (1,201,000)
Issuance of common stock                 22,000                        9,763,000
Stock options exercised                                                   20,000
Stock warrants issued                                                  1,000,000
Currency translation
  adjustments                                                                                             (2,445,000)
                                      ---------       --------       -----------        -----------      -----------

BALANCE, JUNE 30, 1992                $  94,000       $ 23,000       $18,467,000        $23,735,000      $(1,492,000)
Net loss                                                                                (29,240,000)
Cash dividends:
  -- $.08 per common share
     and Class B share                                                                     (932,000)
Currency translation
  adjustments                                                                                             (3,159,000)
                                      ---------       --------       -----------        -----------      -----------

BALANCE, JUNE 30, 1993                $  94,000       $ 23,000       $18,467,000        $(6,437,000)     $(4,651,000)
                                      =========       ========       ===========        ===========      ===========

                                           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1993, 1992 AND 1991



                                                                     1993                1992                1991
                                                                     ----                ----                ----

CASH FROM (USED FOR):
  OPERATIONS:
    Loss from continuing operations                                $(15,890,000)      $ (4,358,000)      $ (2,115,000)
    Adjustments to reconcile loss
      from continuing operations to
      net cash used for continuing operations:
    Restructuring costs                                               6,762,000                 --                 --
    Loss on sale of investments                                              --          3,900,000                 --
    Depreciation and amortization                                     8,932,000          6,525,000          5,160,000
    Changes in assets and liabilities:
      Accounts receivable                                            (1,666,000)        (1,841,000)        (1,651,000)
      Inventories                                                        82,000        (15,664,000)         5,305,000
      Prepaid expenses                                                2,276,000         (2,285,000)        (1,754,000)
      Accounts payable                                               (8,337,000)         11,050,000        (6,503,000)
      Accrued liabilities                                            (1,691,000)          (878,000)        (1,250,000)
                                                                     ----------         ----------         ----------
          Net cash used for continuing
          operations                                                 (9,532,000)        (3,551,000)        (2,808,000)

    Earnings (loss) from
     discontinued operations                                        (11,240,000)         1,146,000          4,343,000
    Other, net                                                       (3,159,000)        (2,444,000)          (346,000)
    Change in net assets of
     discontinued operations                                         13,027,000          6,646,000         21,885,000
                                                                     ----------          ---------         ----------

       Net cash provided by (used for)
        operating activities                                        (10,904,000)         1,797,000         23,074,000
                                                                    -----------          ---------         ----------

  INVESTMENTS:
    Capital expenditures                                             (1,336,000)        (3,193,000)        (1,110,000)
    Change in other assets                                           (1,826,000)        (5,922,000)        (1,886,000)
    Proceeds from sale of investments                                         --         4,386,000          4,500,000
    Business acquisitions                                                     --                --         (1,773,000)
                                                                     -----------       -----------         ----------

       Net cash used for investments                                  (3,162,000)       (4,729,000)          (269,000)
                                                                     -----------       -----------         ----------
  FINANCING:
    Net borrowings (repayments) under
     credit agreements                                                15,770,000         6,393,000         (9,311,000)
    Repayments of long-term debt                                        (560,000)         (508,000)          (537,000)
    Repayment of domestic term loan                                           --       (60,000,000)                --
    Proceeds from issuance of debt, net                                       --        48,500,000                 --
    Repurchase of debt                                                        --       (12,878,000)                --
    Proceeds from issuance of stock                                           --         9,805,000                 --
    Dividends paid                                                      (932,000)       (1,201,000)        (1,149,000)
    Common stock repurchase                                                   --                --         (1,910,000)
                                                                    ------------      ------------       ------------

       Net cash provided by
        (used for) financing                                          14,278,000        (9,889,000)       (12,907,000)
                                                                    ------------      ------------       ------------

NET INCREASE (DECREASE) IN CASH                                          212,000       (12,821,000)         9,898,000
BALANCE, BEGINNING OF PERIOD                                             194,000        13,015,000          3,117,000
                                                                    ------------      ------------       ------------
BALANCE, END OF PERIOD                                              $    406,000      $    194,000       $ 13,015,000
                                                                    ============      ============       ============

                                           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 1993, 1992 AND 1991

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  A.  CONSOLIDATION AND BASIS OF PRESENTATION

         The financial statements include the accounts of Waxman Industries, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany transactions and balances are eliminated in consolidation. Certain 1992 and 1991 amounts have been reclassified to conform with the 1993 presentation.

         The financial statements have been restated to reflect the discontinued operations discussed in Note 12.

         The Company operates in a single business segment - the distribution of plumbing, electrical and hardware products. Substantially all of the Company's business is conducted in the United States.

  B.  ACCOUNTS RECEIVABLE

         Accounts receivable are presented net of allowances for doubtful accounts of $1,124,000 and $1,112,000 at June 30, 1993 and 1992, respectively. Bad debt expense totaled $695,000 in 1993, $562,000 in 1992 and $441,000 in
1991.

         The Company sells plumbing, electrical and hardware products throughout the United States to do-it-yourself retailers, mass merchandisers, smaller independent retailers and plumbing, electrical repair and remodeling contractors. The Company performs ongoing credit evaluations of its customers' financial condition. In fiscal years 1993, 1992 and 1991, the Company's largest customer accounted for approximately 12%, 11% and 8% of its net sales, respectively. The Company's ten largest customers accounted for approximately 23% of net sales in 1993, 22% in 1992 and 21% in 1991 and approximately 26% and 22% of accounts receivable at June 30, 1993 and 1992, respectively.

  C.  INVENTORIES

         At June 30, 1993 and 1992, inventories, consisting primarily of finished goods, are carried at the lower of first-in, first-out (FIFO) cost or market. The Company regularly evaluates its inventory carrying value, with appropriate consideration given to any excess, slow-moving and/or nonsalable inventories.

  D.  PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost. For financial reporting purposes, buildings and equipment are depreciated on a straight-line basis over their estimated useful lives at annual depreciation rates ranging from 2 1/2% to 30%. For income tax purposes, accelerated methods generally are used. Depreciation expense totaled $2,690,000 in 1993, $2,665,000 in 1992 and $2,524,000 in 1991.

  E.  COST OF BUSINESSES IN EXCESS OF NET ASSETS ACQUIRED

         Cost of businesses in excess of the fair market value of net assets acquired is being amortized primarily over 40 years, using the straight-line method. Management has evaluated its accounting for goodwill, considering such factors as historical profitability and current operating cash flows and believes that the asset is realizable and the amortization period is appropriate. Goodwill amortization expense totaled $725,000 in 1993, $756,000 in 1992 and $680,000 in 1991. The accumulated amortization of excess cost at June 30, 1993 and 1992 was $3,572,000 and $3,255,000, respectively.

  F.  PER SHARE DATA

         Primary earnings per share have been computed based on the weighted average number of shares and share equivalents outstanding which totaled 11,662,000 in 1993,

9,794,000 in 1992 and 9,570,000 in 1991. Share equivalents include the Company's common stock purchase warrants (see Note 6). Fully diluted earnings per share have been computed assuming the conversion of the 6 1/4% Convertible Subordinated Debentures (the Debentures) into approximately 293,000 shares of common stock in 1991 (after elimination of related interest expense, net of income tax effect, which totaled $108,000 in 1991). The conversion of the Debentures was not assumed in computing fully diluted earnings per share for 1993 and 1992 as the effect would be anti-dilutive.

  G.  FOREIGN CURRENCY TRANSLATION

         All balance sheet accounts of foreign subsidiaries are translated at the current exchange rate as of the end of the fiscal year. Income statement items are translated at the average currency exchange rates during the year. The resulting translation adjustment is recorded as a component of stockholders' equity. Foreign currency transaction gains or losses are included in the income statement as incurred and totaled $80,000 in 1993, $73,000 in 1992 and $305,000 in 1991.

  H.  IMPACT OF NEW ACCOUNTING STANDARDS

         In February 1992, the Financial Accounting Standards Board (the FASB) issued SFAS No. 109, "Accounting for Income Taxes." The Company adopted SFAS No. 109 during the first quarter of its fiscal year ending June 30, 1994. SFAS No. 109 requires the Company to recognize income tax benefits for loss carryforwards which have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance in certain circumstances. The Company did not recognize a benefit and such adoption did not have a material impact on results of operations or financial position. However, to the extent that the Company is able to recognize tax benefits in the future, such recognition will favorably effect future results of operations. The FASB has also issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company does not currently maintain any postretirement or postemployment benefit plans or programs which would be subject to such accounting standards.

2.  RESULTS OF OPERATIONS:

         As a result of the 1993 operating results, the Company was not in compliance as of June 30, 1993, with certain financial covenants contained in its domestic bank credit agreements and in the indentures governing its Senior Subordinated Notes and Senior Secured Notes. In addition, the Company's consolidated net worth decreased to a level that is expected to obligate the Company to offer to repurchase a portion of its Senior Subordinated Notes commencing December 31, 1993 and its Senior Secured Notes commencing May 30, 1994. On October 1, 1993, the Company entered into an amendment to its domestic bank credit agreement which waived all covenant violations as of June 30, 1993, and amended certain of the financial covenants to provide that future compliance will not be negatively impacted by the Company's fiscal 1993 operating results. During November, 1993, the Company obtained consents from the holders of its Senior Subordinated Notes and Senior Secured Notes which cured the financial covenant violations and relieved the Company of its repurchase obligations with respect to such indebtedness. Each of these situations is discussed in more detail in Notes 6 and 12.
         Reference should be made to Note 12 which discusses the subsequent disposition of the Canadian subsidiary, debt restructuring, corporate restructuring and the sale of a business.

3.  CHANGE IN ACCOUNTING:

         During 1993, the Company accelerated its amortization of certain warehouse start-up costs and catalog costs. This change was made during the fourth quarter and was applied retroactively to July 1, 1992. The Company had historically amortized such costs over a period not to exceed five years which, in management's opinion, represented the period over which economic benefits were received. The acceleration of amortization was made to conform with prevailing industry practice. By accelerating amortization, certain costs associated with the opening of new warehouse operations are amortized over a period of twelve months commencing the month in which the warehouse opens. Costs associated with the development and introduction of new catalogs are amortized over the life of the catalog, not to exceed a period of one year.

         The cumulative effect of this change on prior years totaled $2,110,000, or $.18 per share, and is reported separately in the 1993 consolidated income statement, without tax benefit. The effect of the change in 1993 was to increase both the loss from continuing operations before extraordinary charge and cumulative effect of accounting change and the net loss by $1,191,000. This is primarily the result of the introduction of a new catalog and, in management's opinion, is not necessarily indicative of the expected impact of accelerated amortization on future years.

         The following pro forma information reflects the Company's results for fiscal years 1992 and 1991 as if the change had been retroactively applied:

                                                                                         1992             1991
                                                                                         ----             ----
Income (loss) from continuing operations
  before extraordinary charge                                                         $(4,461,000)    $ (2,249,000)
Net income (loss)                                                                      (4,532,000)       2,125,000
Earnings (loss) per share:
  Loss from continuing operations
    before extraordinary charge                                                       $      (.45)    $     (.24)
  Net income (loss)                                                                          (.46)           .22

4.  RESTRUCTURING, NONRECURRING AND EXTRAORDINARY CHARGES:

         During the fourth quarter of 1993, as a result of certain actions taken as part of its strategy to refocus and build on its existing core businesses in the U.S. the Company recorded an $6,762,000 restructuring charge. The provision for restructuring charge consists of an estimate of the loss to be incurred upon the sale of certain businesses, including anticipated operating results through the projected disposal dates, and the write-off of intangible assets. Below is a summary of components comprising the restructuring charges as of June 30, 1993:


         Estimated loss on disposal of businesses                          $4,600,000
         Relocation and consolidation costs                                 1,544,000
         Other                                                                618,000
                                                                            ---------
                                                                           $6,762,000
                                                                            =========

         The disposal of businesses includes three operating entities in which the Company has entered into letters of intent with prospective buyers. The components of net assets held for sale included in the accompanying consolidated balance sheets is comprised primarily of working capital items and fixed assets, net of the reserve for the estimated loss on the disposals. All amounts are included at net realizable value. (See Note 12).

         During the fourth quarter of 1992, the Company recorded a $3,900,000 nonrecurring charge which represents a capital loss realized upon the sale of the Company's portfolio of debt securities.

         During 1992, the Company repurchased certain debt securities in open market purchases (see Note 6). As a result, the Company incurred an extraordinary charge which totaled $1,186,000 (net of applicable income tax benefit of $611,000) and included the market premium paid along with the accelerated amortization of unamortized debt discount and issuance costs.

5.  INCOME TAXES:

         The components of income (loss) from continuing operations before income taxes, extraordinary charges and cumulative effect of change in accounting are as follows (in thousands):

                                1993            1992            1991
                                ----            ----            ----
Domestic                      $(13,442)         $(6,179)        $(3,581)
Foreign                         (2,232)           1,053             786
                               -------          -------          ------
         Total                $(15,674)         $(5,126)       $ (2,795)
                              ========          =======        ========

         The components of the provision (benefit) for income taxes are (in thousands):

                                1993            1992            1991
                                ----            ----            ----
Currently payable:
  Federal                       $ --          $(2,404)      $  (1,138)
  Foreign and other              216              572             404
                                ----           ------           -----
         Total current           216           (1,832)           (734)
                                ----           ------          ------
Deferred:  Federal                --            1,064              54
                                ----           ------          ------
           Total provision      $216         $   (768)       $   (680)
                                ====           ======          ======

         Deferred income taxes relate to the following (in thousands):

                                1993            1992            1991
                                ----            ----            ----
Depreciation                    $--            $   68          $   45
Inventory valuation              --               (84)           (279)
Bad debt expense                 --               425             (86)
Deferred costs                   --               800             240
Other, net                       --              (145)            134
                                ---             -----          ------
         Total                  $--            $1,064          $   54
                                ===            ======          ======

         The following table reconciles the U.S. statutory rate to the Company's effective tax rate:

                                1993            1992            1991
                                ----            ----            ----
U.S. statutory rate             34.0%            34.0%           34.0%
Domestic losses not benefited  (24.4)              --              --
Capital losses not benefited   (10.0)           (18.1)             --
State taxes, net                (0.8)            (2.3)           (3.0)
Goodwill amortization           (1.6)            (4.5)           (4.3)
Effect of prior year purchase
  accounting adjustments          --              2.7              --
Other, net                       1.4              3.2            (2.4)
                                ----            -----           -----
     Effective tax rate         (1.4)%           15.0%           24.3%
                                ====            =====           =====

         In 1992, the Company was able to carryback domestic net operating losses to prior years which resulted in refunds of previously paid taxes. Such refunds totaled $2,462,000 and were received in 1993. Tax benefits for 1992 domestic net operating losses which could not be carried back to prior years were recognized by reducing previously recorded deferred income taxes. At June 30, 1993, the Company had $11,547,000 of available domestic net operating loss carryforwards for financial reporting and income tax purposes which expire in 2008.

         The Company made income tax payments of $926,000 in 1993, $1,358,000 in 1992 and $1,599,000 in 1991.

6.  DEBT:

         Total debt at June 30, 1993 and 1992 consisted of the following (in thousands):

                                                                                                         JUNE 30, 1993
                                                                                                         -------------
Domestic revolving credit agreement                                                                         $  20,400
Other notes payable, maturing at various dates through 2000 and
  bearing interest at rates varying from 5.25% to 11.75%                                                        4,660
                                                                                                             --------
         Subtotal -- Long-term debt                                                                            25,060
Less:  current portion                                                                                         (2,493)
                                                                                                             --------
  Long-term debt, net                                                                                          22,567

Senior Secured Notes                                                                                           38,563
Senior Subordinated Notes                                                                                      98,750
Convertible Subordinated Debentures                                                                             2,030
                                                                                                             --------
    Total long-term debt, net of current portion                                                             $161,910
                                                                                                             ========


                                                                                                          JUNE 30, 1992
                                                                                                          -------------
Domestic revolving credit agreement                                                                          $  5,000
Other notes payable, maturing at various dates through 2000 and
  bearing interest at rates varying from 5.25% to 11.75%                                                        6,770
                                                                                                             --------
         Subtotal -- Long-term debt                                                                            11,770
Less:  current-portion                                                                                         (2,107)
                                                                                                              -------
         Long-term debt, net                                                                                    9,663

Senior Secured Notes                                                                                           38,451
Senior Subordinated Notes                                                                                      98,750
Convertible Subordinated Debentures                                                                             2,030
                                                                                                             --------
              Total long-term debt, net of current portion                                                   $148,894
                                                                                                             ========

  A.  BANK DEBT

         In September 1991, the Company entered into a secured revolving credit facility with a domestic bank. The credit facility, which was amended and restated effective April 1, 1993, provides for availability up to $30 million and expires on December 31, 1995. Borrowings under this agreement are secured by the inventories and accounts receivable of Waxman Industries, Inc. and certain of its domestic subsidiaries. Interest is based, at the Company's option, on either the bank's reference rate plus 1.5% or LIBOR plus 2.5%. The weighted average interest rate on borrowings outstanding under the credit facility was 6.34% during 1993. The Company is required to pay a commitment fee of 1/2% per annum on the unused commitment. The agreement also requires the Company to, among other things, maintain certain net worth and working capital levels and debt service ratios.

         As a result of the 1993 operating results, the Company was not in compliance with several financial covenants contained in this agreement as of June 30, 1993. On October 1, 1993, the Company entered into an amendment to this agreement which waived all covenant violations as of June 30, 1993 and amended certain of the financial covenants to provide that future compliance will not be negatively impacted by the Company's fiscal 1993 operating results. Under the agreement, as amended, interest is based, at the Company's option, on either the bank's reference rate plus 1.5% or LIBOR plus 3.0%.

         In May 1994, the domestic revolving credit facility was terminated by the Company, and borrowings thereunder were refinanced as part of the Company's debt restructuring. See Note 12.

  B.  SENIOR SECURED NOTES

         In September 1991, the Company completed a private placement of $50 million of 7-year Senior Secured Notes (the Senior Notes), including detachable warrants to purchase 1 million shares of the Company's common stock (the Warrants). At the time of issuance, the Senior Notes included $42.5 million of 12.25% fixed rate notes and

$7.5 million of floating rate notes with interest at 300 basis points over the 90 day LIBOR rate. The Senior Notes are redeemable in whole or in part, at the option of the Company, after September 1, 1993 at a price of 107.35% for the fixed rate notes and 103% for the floating rate notes. The redemption prices decrease annually to 100% of the principal amounts at September 1, 1996.
Annual mandatory redemption payments of $14.45 million for the fixed rate notes, and $2.55 million for the floating rate notes commence on September 1, 1996 and are calculated to retire 68% of the principal amount of the Senior Notes prior to maturity. The Senior Notes, which are secured by a pledge of all of the outstanding stock of the Company's wholly-owned subsidiary, Barnett Inc., are senior in right of payment to all subordinated indebtedness and pari passu with all other senior indebtedness of the Company.

         The Warrants are exercisable through September 1, 1996, at a price of $4.60 per share. A portion of the proceeds of the private placement was allocated to the Warrants and, as a result, paid-in capital increased by $1 million in fiscal year 1992. The related $1 million reduction in the recorded principal amount of the Senior Notes is being amortized as interest expense over the life of the Senior Notes.

         During June 1992, the Company repurchased $10,850,000 principal amount of the fixed rate notes in open market purchases.

         The Senior Note indenture contains various covenants, including dividend restrictions and minimum operating cash flow requirements. As a result of its 1993 operating results, the Company was not in compliance with the operating cash flow covenant contained in the Senior Note Indenture as of June 30, 1993. The operating cash flow covenant requires a minimum ratio of operating cash flow to interest expense of 1.1 to 1.0 (the Company's actual ratio for fiscal 1993 was approximately 0.4 to 1.0). Under the terms of the indenture, the trustee or the holders of 25% of the Senior Notes may, at their discretion, declare the Company to be in default under the indenture as a result of the noncompliance and, after applicable grace periods, cause the amounts due under the Senior Notes to be subject to acceleration.

          As a result of the Company's 1993 operating results as well as the unfavorable impact of the decline in the Canadian dollar on cumulative currency translation adjustment, the Company's consolidated stockholders' equity at June 30, 1993 was below the minimum net worth requirement under the Senior Note indenture. Minimum net worth of $35 million, adjusted for cumulative earnings as defined in the indenture, is required to be maintained (the Company's actual consolidated net worth at June 30, 1993 was $7.5 million). Under the terms of the Senior Note indenture, the Company would be required to offer to purchase $5 million of the Senior Notes at a price of 102% every six months if the Company's net worth falls below the minimum net worth requirement for two consecutive quarters. Such offers to purchase must continue until the Company's net worth exceeds the minimum net worth requirement. The Company's net worth continued to be below the minimum requirement at September 30, 1993, which obligated the Company to offer to purchase $5.0 million of the Senior Notes at May 30, 1994.

         During November 1993, the Company completed a solicitation of consents from the holders of the Senior Secured Notes to waive noncompliance with the operating cash flow covenant and amend certain provisions of the Senior Secured
Note indenture. Effectiveness of the waiver and amendments required the consent of holders of at least 66-2/3% of the outstanding principal amount of the securities. The effect of the consent was to cure the noncompliance with the operating cash flow covenant as well as amend the net worth and certain other financial covenants to relieve the Company of its obligation to offer to purchase $5 million of Senior Secured Notes on May 30, 1994 and provide that future compliance will not be negatively impacted by the Company's fiscal 1993 operating results or fluctuations in foreign currency on cumulative translation adjustments.

         During May 1994, the Company received requisite consents from the holders of the Senior Secured Notes to, among other things, permit the completion of the Company's debt restructuring and eliminate any prospective defaults resulting from the adverse results and events relating to the Company's discontinued Canadian operations. See Note 12.

  C.  SENIOR SUBORDINATED NOTES

         In June 1989, the Company issued $100 million principal amount of 13 3/4% Senior Subordinated Notes (Subordinated Notes) due June 1, 1999. The Subordinated Notes are redeemable in whole or in part, at the option of the Company, after June 1, 1994 at a price of 105.156% which decreases annually to 100% of the principal amount at the maturity date. Annual mandatory redemption payments of $20 million commencing June 1, 1996 are calculated to retire 60% of the issue prior to maturity. In case of a change in control, the noteholders have the right to require the Company to repurchase the Notes at established redemption prices. The Subordinated Notes, which are unsecured, are subordinate in right of payment to all senior debt and are senior in right of payment to the Company's 6 1/4% Convertible Subordinated Debentures. Under the terms of the indenture, the Company may not incur additional indebtedness which is subordinate to senior debt and senior to the Subordinated Notes. Additionally, the indenture agreement contains various other covenants, including dividend restrictions and minimum net worth requirements.

         During 1992, the Company repurchased $1,250,000 principal amount of the Notes in an open market purchase.

         As a result of the Company's 1993 operating results as well as the unfavorable impact of the decline in the Canadian dollar on cumulative currency translation adjustment, the Company's consolidated stockholders' equity at June 30, 1993 was below the $15 million minimum net worth requirement under the Note indenture. Under the terms of the Note indenture, the Company is required to offer to purchase $10 million of the Notes at a price of 100% every six months if the Company's net worth falls below the minimum net worth requirement for two consecutive quarters. Such offers to purchase must continue until the Company's net worth exceeds the minimum net worth requirement. The Company may credit against its purchase obligation the principal amount of any notes previously acquired by the Company. The Company's net worth continued to be below the minimum requirement at September 30, 1993, which obligated the Company to offer to purchase $8.8 million of Notes at December 31, 1993 and $10.0 million of Notes at June 30, 1994.

         During November 1993, the Company completed a solicitation of consents from the holders of the Subordinated Notes to waive the Company's obligation to offer to purchase on December 31, 1993 $10 million principal amount of the Subordinated Notes as well as amend certain provisions of the Subordinated Notes indenture. Effectiveness of the waiver and amendments required the consent of holders of at least 66-2/3% of the outstanding principal amount of
the Subordinated Notes.   The effect of the consent was to relieve the Company
of its Obligation to offer to purchase $10 million Subordinated Notes on December 31, 1993 as well as amend the minimum net worth covenant to provide that future compliance will not be negatively impacted by the Company's cumulative currency translation adjustments.

         During May 1994, the Company refinanced $50 million of the Subordinated Notes. In addition, it received requisite consents from the holders of the Subordinated Notes to, among other things, permit the completion of the Company's debt restructuring and eliminate any prospective defaults which result from the adverse results and events relating to the Company's discontinued Canadian operations. See Note 12.

  D.   CONVERTIBLE SUBORDINATED DEBENTURES

         In March 1987, the Company issued $25 million principal amount of 6 1/4% Convertible Subordinated Debentures (the Debentures) due March 15, 2007. The Debentures, which are unsecured, may be converted at any time prior to maturity, unless previously redeemed, into shares of the Company's common stock at a conversion price of $9.58 per share. The indenture agreement contains various covenants, including dividend restrictions and minimum net worth requirements.

         During fiscal 1990, the Company called $12.5 million principal amount of the Debentures for redemption and subsequently $6.5 million principal amount was converted into 683,000 shares of common stock and the remaining $6.0 million principal amount was redeemed at the call price of 105%.

         During fiscal years 1990 and 1992, the Company also purchased $9.7 million and $.8 million, respectively, of the principal amount of the Debentures in open market purchases at prices which approximated the par value of the Debentures.

         As a result of the Company's 1993 operating results, as well as the unfavorable impact of the decline in the Canadian dollar on cumulative currency translation adjustment, the Company's consolidated stockholders' equity at June 30, 1993 was $7.5 million, below the $8.0 million minimum net worth requirement under the Debenture indenture. Under the terms of the Debenture indenture, if the Company's net worth falls below the minimum net worth requirement for two consecutive quarters, the Company is required to make a purchase offer for the Debentures. The Company's consolidated stockholders' equity continued to be below the minimum net worth requirement as of September 30, 1993, which obligated the Company to make a purchase offer at December 31, 1993 for substantially all of the $2.0 million principal amount of Debentures currently outstanding. However, in December 1993, the Company commenced and successfully completed a solicitation of consents from the holders of the Debentures to defer until April 30, 1994 the Company's obligation to offer to purchase $1.9 million of the Debentures. In connection with the solicitation, the interest rate on the Debentures was adjusted to 9.5% and the conversion price was reduced from $9.58 to $3.25 per share.

  E.  MISCELLANEOUS

         The Company made interest payments of $19,540,000 in 1993, $18,858,000 in 1992 and $18,622,000 in 1991. Accrued liabilities in the accompanying consolidated balance sheets include accrued interest of $2,609,000 and $2,600,000 at June 30, 1993 and 1992, respectively.

         No quoted market prices are available for any of the Company's debt as the debt is not actively traded. Management, however, believes the carrying values of its bank loans approximate their fair values as they bear interest based upon the banks' prime lending rates. It was not practical to estimate the fair value of the Company's Senior Secured Notes and subordinated debt because of the inability to estimate fair value without incurring excessive costs.

7.  STOCKHOLDERS' EQUITY:

         In May 1992, the Company completed a public offering of 2,199,000 shares of common stock at a price of $5.00 per share. The net proceeds from the offering, after deducting all associated costs, were $9,785,000.

         During fiscal 1991, the Company purchased approximately 452,000 shares of its common stock at an aggregate cost of approximately $1,910,000 through open market purchases. There were no common stock repurchases in 1993 or 1992.

         Each share of common stock entitles the holder to one vote, while each share of Class B common stock entitles the holder to ten votes. Cash dividends on the Class B common stock may not exceed those on the common stock. Due to restricted transferability there is no trading market for the Class B common stock. However, the Class B common stock may be converted, at the stockholder's option, into common stock on a share-for-share basis at any time without cost to the stockholder.

         Stockholders' equity includes cumulative currency translation adjustments of ($4,651,000) and ($1,492,000) at June 30, 1993 and 1992,
respectively.

8.  STOCK OPTIONS:

  STOCK OPTION PLAN

         Effective July 1, 1992, the Company's stockholders approved the 1992 Non-Qualified and Incentive Stock Option Plan (the 1992 Stock Option Plan) which replaced the existing stock option plan (the 1982 Plan) which terminated by its terms on April 30, 1992. The 1992 Stock Option Plan authorized the issuance of an aggregate of 1.1 million shares of common stock as incentive stock options to officers and key employees of the Company or its subsidiaries. Under the terms of the 1992 Stock Option Plan, all options granted are at an option price not less than the market value at the date of grant and may be exercised for a period not exceeding 10 years from the date of grant.

         During fiscal year 1993, options were issued under the 1992 Stock Option Plan for 1,045,000 shares at option prices ranging from $4.25 to $5.00 per share, and options for 55,000 shares with an exercise price of $5.00 per share were cancelled. At June 30, 1993, options for 990,000 shares were outstanding, of which none were exercisable.

         At June 30, 1992, there were options for 773,500 shares outstanding under the 1982 Plan. During fiscal year 1993, options for 462,750 shares with exercise prices of $4.75 to $7.29 per share were cancelled. At June 30, 1993, options for 270,750 shares remained outstanding at option prices of $4.75 to $6.00 per share, of which 153,710 options were exercisable.

  OTHER STOCK OPTIONS

         The Company has granted non-qualified stock options not under the Plan to its Co-Chief Executive Officers, outside directors and to a consultant. At June 30, 1993, a total of 170,000 shares, with exercise prices ranging from $4.25 to $6.00, were outstanding under the non-qualified options, 88,000 of which were exercisable. At June 30, 1992, options for 140,000 shares were outstanding. During fiscal year 1993, options for 30,000 shares with an exercise price of $4.25 per share were issued and no options were cancelled.

9.  LEASE COMMITMENTS:

         The Company leases certain of its warehouse and office facilities and equipment under operating lease agreements which expire at various dates through 2003.

         Future minimum rental payments are as follows: $3,458,000 in 1994, $3,055,000 in 1995, $2,665,000 in 1996, $2,342,000 in 1997, $1,880,000 in 1998
and $3,789,000 after 1998, with a cumulative total of $17,189,000.

         Total rent expense charged to operations was $3,758,000 in 1993, $3,398,000 in 1992 and $2,909,000 in 1991.

10.  PROFIT SHARING PLAN:

         The Company has a trusteed profit sharing retirement plan for employees of certain of its divisions and subsidiaries. In fiscal 1989, the plan was amended to qualify under Section 401(K) of the Internal Revenue Code. Company contributions are determined by the Board of Directors. The charges to operations for Company contributions totaled $132,000 in 1993, $123,000 in 1992 and $108,000 in 1991.

11.  CONTINGENCIES:

         The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect the Company's financial statements.

12. SUBSEQUENT EVENTS - DISCONTINUED OPERATIONS, DEBT RESTRUCTURING AND SALE OF A BUSINESS

A.    DISCONTINUED OPERATIONS - IDEAL

         Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal Plumbing Group, Inc. (Ideal). Unlike the Company's U.S. operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily serves customers in the Canadian new construction market through independent contractors. Accordingly, Ideal is reported as a discontinued operation and the consolidated financial statements have been reclassified to report separately Ideal's net assets and results of operations.

         At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group which included members of Ideal's management. Such transaction would have required the consent of Ideal's Canadian bank as borrowings under its bank credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank reviewed the management group's acquisition proposal, however the proposal was subsequently rejected. On May 5, 1994, without advance notice, the bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements. (Borrowings under these agreements are non-recourse to Waxman Industries, Inc.) As a result of this action, the Company's control and ownership of Ideal is likely to cease prior to June 30, 1994.

         The estimated loss on disposal, which was recorded by the Company in its consolidated financial statements as of March 31, 1994, totals $38.2 million, without tax benefit, and represents a complete write-off of the Company's investment in Ideal. The loss includes the estimated loss on disposal, a provision for anticipated operating losses until disposal and provisions for other estimated costs to be incurred in connection with the disposal, as well as a $6.4 million foreign currency exchange loss which results from the elimination of the currency translation adjustments relating to Ideal. In accordance with SFAS No. 109, "Accounting for Income Taxes", any tax benefits relating to the loss on disposal have been reduced 100% by a valuation allowance. The Company will continue to evaluate the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of such loss on disposal may be recognized in the future.

         Net assets of the discontinued operation at June 30, 1993 consisted of working capital of $29,878,000, net plant, property and equipment of $15,171,000, other assets of $40,561,000 and bank debt of $56,455,000 without any allowance for the estimated loss on disposal.

Summary operating results of the discontinued operation for the periods presented are as follows:

                                                  1993                   1992                  1991
                                                -------                -------               --------
         Net sales                             $153,875               $181,305               $197,968
         Costs and expenses                     164,684                178,540                191,551
                                                -------                -------                -------
         Income (loss) before
           income taxes                         (10,809)                 2,765                  6,417
         Income taxes                               431                  1,619                  2,074
                                                -------                -------                -------
           Net income (loss)                   $(11,240)              $  1,146               $  4,343
                                                -------                =======                =======


B.    DEBT RESTRUCTURING

         On May 20, 1994, the Company completed a restructuring of its debt which included a refinancing of $50 million of its Subordinated Notes as well as all borrowings under its existing domestic bank credit facilities. As part of the restructuring, the Company exchanged $50 million of its Subordinated Notes for $50 million initial accreted value of 12.75% Senior Secured Deferred Coupon Notes due 2004 (the Deferred Coupon Notes) along with detachable warrants to purchase 2.95 million shares of the Company's common stock. The Deferred Coupon Notes have no cash interest requirements until 1999. In addition, the Operating Companies (as defined below) entered into a new $55 million secured credit facility with an affiliate of Citibank, N.A., as agent, which includes a $20 million letter of credit subfacility. The domestic credit facility, which has an initial term of three years, will be extended for an additional year if the Senior Secured Notes have been redeemed within 33 months after the initial borrowing under the domestic credit facility. The domestic credit facility will be subject to borrowing base formulas. Borrowings under the domestic credit facility will bear interest at (i) the per annum rate of 1.5% plus the highest of (a) the prime rate of Citibank, N.A., (b) the federal funds rate plus 0.5% and (c) a formula with respect to three month certificates of deposit of major United States money market banks or (ii) LIBOR plus 3.0%. These rates will be increased by 0.5% until such time as the domestic term loan, discussed below, has been repaid in full. These rates will be reduced by 0.5% if Waxman USA (as defined below) achieves certain performance criteria based on the ratio of EBITDA to fixed charges. The domestic credit facility will be secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of the Operating Companies and 65% of the capital stock of one subsidiary of TWI. The Operating Companies also entered into a $15.0 million three-year term loan with Citibank, N.A., as agent. The domestic term loan will bear interest at a rate per annum equal to 1.5% over the interest rate under the domestic credit facility and will be secured by a junior lien on the collateral under the domestic credit facility. A one-time fee of 1.0% of the principal amount outstanding under the domestic term loan will be payable if such loan is not repaid within 6 months after May 20, 1994. Principal payments on the domestic term loan of $1.0 million each will be required quarterly commencing at the end of the third quarter following May 20, 1994. The domestic term loan will be required to be prepaid if Waxman USA completes a financing sufficient to retire the Subordinated Notes, the Senior Secured Notes and the domestic term loan. The initial borrowings under the revolving credit facility (which totaled approximately $27.2 million) along with proceeds from the domestic term loan were used to repay all borrowings under the Company's existing domestic bank credit facilities as well as fees and expenses associated with the restructuring.

C.    CORPORATE RESTRUCTURING

         The Company has restructured (the "Corporate Restructuring") its domestic operations such that the Company will be a holding company whose only material assets will be the capital stock of its subsidiaries. As part of the Corporate Restructuring, the Company has formed (a) Waxman USA, Inc. ("Waxman USA"), as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Waxman Consumer Products Group Inc.(Consumer Products), a wholly owned subsidiary of Waxman USA, to own and operate Waxman Industries' Consumer Products Group Division, and (c) WOC Inc. ("WOC"), a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA"s domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company restructured its operation by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Group Division to Consumer Products, (iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock Corporation ("U.S. Lock") and LeRan Copper & Brass, Inc. ("LeRan"), each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI, International, Inc. ("TWI") to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing, Inc. ("WAMI") to TWI. The Operating Companies consist of Barnett, Consumer Products and WOC.

D.       SALE OF A BUSINESS

         At June 30, 1993, net assets held for sale in the accompanying consolidated balance sheets related to the proposed disposal of three operating entities in which the Company had entered into letters of intent with prospective buyers.

         During October 1993, the Company completed the sale of one of its Canadian operations, H. Belanger Plumbing Accessories, Ltd. (Belanger). The Company sold all of the capital stock of Belanger in exchange for approximately U.S. $3 million in cash and a U.S. $0.3 million promissory note. The promissory note, which matures on October 14, 1996, provides for three equal consecutive annual payments. Interest is payable annually at a rate of 7%.
The loss on the sale of Belanger was approximately $3 million.

         The Company was unable to come to terms with the prospective buyer of the other two entities. At the present time, the Company is not engaged in any other negotiations with respect to the sale of these entities. As such, the consummation of a sale of these businesses is not expected to occur in the foreseeable future, if at all. At June 30, 1993, assets and liabilities included in net assets held for sale of these entities are as follows:

         Accounts receivable, net                                   $3,840,000
         Inventory                                                   3,214,000
         Prepaids                                                      143,000
         Property and equipment, net                                   214,000
         Cost of business in excess of
           net assets acquired, net                                  1,050,000
         Other assets                                                  195,000
         Accounts payable                                           (1,331,000)
         Accrued liabilities                                          (144,000)
                                                                    ----------

                                                                    $7,181,000
                                                                    ==========

                      SUPPLEMENTARY FINANCIAL INFORMATION

  QUARTERLY RESULTS OF OPERATIONS:

         The following is a summary of the unaudited quarterly results of operations for the years ended June 30, 1993 and 1992 (in thousands, except per share amounts):


FISCAL 1993                                       1ST QTR.       2ND QTR.       3RD QTR.       4TH QTR.        TOTAL
- -----------                                       --------       --------       --------       --------        -----
Net sales                                           $54,405        $50,969       $48,583       $ 50,821      $204,778
Gross profit                                         18,197         16,952        16,773         15,612        67,534
Operating income (loss)                               4,303          3,985         3,905         (7,502)        4,691
Loss from continuing operations
  before cumulative effect of
  accounting change                                    (363)          (547)         (710)       (14,270)      (15,890)
Income (loss) from discontinued
  operations                                            785            733          (218)       (12,540)      (11,240)
Cumulative effect of accounting
  change                                             (2,110)            --            --             --        (2,110)
Net income (loss)                                    (1,688)           186          (928)       (26,810)      (29,240)
Primary and fully diluted
  earnings per share:
  Loss from continuing
    operations before cumulative
    effect of accounting change                        (.03)          (.05)         (.06)         (1.22)        (1.36)
Income (loss) from discontinued
   operations                                           .07            .07          (.02)         (1.08)         (.97)
  Net income (loss)                                    (.14)           .02          (.08)         (2.30)        (2.51)
As Previously Reported (1):
  Net Income                                            422
  Earnings per share                                    .04



FISCAL 1992                                       1ST QTR.       2ND QTR.       3RD QTR.       4TH QTR.        TOTAL
- -----------                                       --------       --------       --------       --------        -----
Net sales                                           $48,669        $47,269       $47,628        $54,172      $197,738
Gross profit                                         16,980         16,585        17,179         19,879        70,623
Operating income                                      3,789          4,289         5,374          1,447        14,899
Income (loss) from continuing
  operations before
  extraordinary charge                                 (356)          (335)          165         (3,832)       (4,358)
Income (loss) from discontinued
   operations                                           980            805            96           (735)        1,146
Net income (loss)                                       625            470           261         (5,754)       (4,398)
Primary and fully diluted
  earnings per share:
  Income (loss) from continuing
    operations before extraordinary
    charge                                             (.04)          (.03)          .02           (.36)         (.44)
Income (loss) from discontinued
   operations                                           .11            .08           .01           (.07)          .11
  Net income (loss)                                     .07            .05           .03           (.54)         (.45)

(1) First quarter results of fiscal 1993 have been restated for the cumulative effect of the accounting change for warehouse and catalog costs. The effect of the change on 1993 operating income has been included in results for the fourth quarter.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Certificate of Incorporation of Waxman Industries, Inc. provides that each person who is a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Waxman Industries, shall be indemnified and held harmless by Waxman Industries to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by Waxman Industries the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to Waxman Industries of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Waxman Industries maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of Waxman Industries in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

  3.1** Certificate of Incorporation of Waxman Industries, Inc. (Exhibit 3(a) to Waxman Industries, Inc.'s Form S-8 filed December 4, 1989, File No. 0-5888, incorporated herein by reference).

  3.2** By-laws of Waxman Industries, Inc. (Exhibit 3.2 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1990, File No. 0-5888, incorporated herein by reference).

  4.1*** Indenture, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The Huntington National Bank, as Trustee, with respect to the Senior Secured Deferred Coupon Notes, including the form of Senior Secured Deferred Coupon Notes.

  4.2*** Warrant Agreement, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The Huntington National Bank, as Warrant Agent.

  4.3***    Warrant Certificate.

  5.1* Opinion of Shereff, Friedman, Hoffman & Goodman regarding legality.

  8.1 Form of Opinion of Shereff, Friedman, Hoffman & Goodman as to tax matters.

 10.1** Lease between Waxman Industries, Inc. as Lessee and Aurora Investment Co. as Lessor dated June 30, 1992 (Exhibit 10.1 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

 10.2** Policy Statement (revised as of June 1, 1980) regarding Waxman Industries, Inc.'s Profit Incentive Plan (Exhibit 10(c)-1 to Waxman Industries, Inc.'s Annual Report on Form

            10-K for the year ended June 30, 1984, File No. 0-5888, incorporated herein by reference).

10.3** Employment Contract dated June 18, 1990 between Barnett Inc. and William R. Pray (Exhibit 10.4 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

10.4** Form of Stock Option Agreement between Waxman Industries, Inc. and its Directors (Exhibit 10.5 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

10.5** Employment Contract dated January 1, 1992 between Waxman Industries, Inc. and John S. Peters (Exhibit 10.6 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.6*** Tax Sharing Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc., WOC Inc. and Western American Manufacturing, Inc.

10.7*** Intercorporate Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc., WOC Inc. and Western American Manufacturing, Inc.

10.8*** Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citicorp USA, Inc. as Agent, and certain exhibits thereto.

10.9*** Term Loan Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent.

12.1***     Statement re: computation of ratios.

21.1***     List of Subsidiaries of the Company.

23.1        Consent of Arthur Andersen & Co.

23.2* Consent of Shereff, Friedman, Hoffman & Goodman (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

24.1        Power of Attorney (included in Part II of Registration
            Statement).

25.1* Statement of eligibility and qualification on Form T-1 of The Huntington National Bank, as Deferred Coupon Note Trustee (bound separately).

99*         (a)  Form of Letter of Transmittal with respect to the Exchange
                 Offer

        (b)  Form of Notice of Guaranteed Delivery

        (c) Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

- ---------------
*       To be filed by amendment.

**          Incorporated herein by reference as indicated.

*** Filed as exhibits to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 20, 1994.

    (B)     FINANCIAL STATEMENT SCHEDULES

None.

ITEM 22.  UNDERTAKINGS

            The undersigned Registrant hereby undertakes:

            (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Waxman Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 16th day of August, 1994.


                                   WAXMAN INDUSTRIES, INC.


                                   By:/s/Neal R.  Restivo
                                     Neal R.  Restivo,
                                     Vice President and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           NAME                                         TITLE                                       DATE
           ----                                         -----                                       ----
         *                                Chairman of the Board,                               August 16, 1994
- ----------------------------------        Co-Chief Executive Officer
         Melvin Waxman                    and Director


         *                                President, Co-Chief Executive                        August 16, 1994
- -----------------------------------       Officer, Treasurer and Director
         Armond Waxman

/s/      Neal R. Restivo                  Vice President and Chief Financial                   August 16, 1994
- -----------------------------------       Officer (principal financial and
         Neal R.  Restivo                 accounting officer)


         *                                Director                                             August 16, 1994
- ------------------------------------
         Samuel J. Krasney

         *                                Director                                             August 16, 1994
- ------------------------------------
         Irving Z. Friedman

         *                                Director                                             August 16, 1994
- ------------------------------------
         Judy Robins


*By:/s/  Neal R. Restivo
    ----------------------------
         Neal R. Restivo
         As Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit Number                          Exhibit Description                   Sequential Page Number
 --------------               ------------------------------------------       ----------------------
   3.1**                      Certificate of Incorporation of Waxman
                              Industries, Inc. (Exhibit 3(a) to Waxman
                              Industries, Inc.'s Form S-8 filed
                              December 4, 1989, File No.  0-5888,
                              incorporated herein by reference).

   3.2**                      By-laws of Waxman Industries, Inc.
                              (Exhibit 3.2 to Waxman Industries, Inc.'s
                              Annual Report on Form 10-K for the year
                              ended June 30, 1990, File No.  0-5888,
                              incorporated herein by reference).

   4.1***                     Indenture, dated as of May 20, 1994, by
                              and between Waxman Industries, Inc. and
                              The Huntington National Bank, as Trustee, with respect to the Senior Secured
                              Deferred Coupon Notes, including the form of Senior Secured Deferred Coupon Notes.

   4.2***                     Warrant Agreement, dated as of May 20,
                              1994, by and between Waxman Industries,
                              Inc. and The Huntington National Bank, as
                              Warrant Agent.

   4.3***                     Warrant Certificate.

   5.1*                       Opinion of Shereff, Friedman, Hoffman &
                              Goodman regarding legality.

   8.1                        Form of Opinion of Shereff, Friedman,
                              Hoffman & Goodman as to tax matters.

  10.1**                      Lease between Waxman Industries, Inc. as
                              Lessee and Aurora Investment Co.  as
                              Lessor dated June 30, 1992 (Exhibit 10.1 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

  10.2**                      Policy Statement (revised as of June 1,
                              1980) regarding Waxman Industries,

Exhibit Number                       Exhibit Index                                      Sequential Page Number
- --------------             -----------------------------------------                    ----------------------
                              Inc.'s Profit Incentive Plan (Exhibit
                              10(c)-1 to Waxman Industries, Inc.'s
                              Annual Report on Form 10-K for the year
                              ended June 30, 1984, File No.  0-5888,
                              incorporated herein by reference).

10.3**                        Employment Contract dated June 18, 1990
                              between Barnett Inc. and William R. Pray
                              (Exhibit 10.4 to Waxman Industries, Inc.'s
                              Annual Report on Form 10-K for the year
                              ended June 30, 1991, File No. 0-5888,
                              incorporated herein by reference).

10.4**                        Form of Stock Option Agreement between
                              Waxman Industries, Inc. and its Directors
                              (Exhibit 10.5 to Waxman Industries, Inc.'s
                              Annual Report on Form 10-K for the year
                              ended June 30, 1991, File No. 0-5888,
                              incorporated herein by reference).


10.5** Employment Contract dated January 1, 1992 between Waxman Industries, Inc. and John
                              S. Peters (Exhibit 10.6 to Waxman
                              Industries, Inc.'s Annual Report on Form
                              10-K for the year ended June 30, 1992,
                              File No. 0-5888, incorporated herein by reference).

10.6*** Tax Sharing Agreement dated May 20, 1994 among Waxman Industries, Waxman USA,
                              Barnett Inc., Waxman Consumer Products
                              Group Inc., WOC Inc. and Western American
                              Manufacturing, Inc.

10.7***                       Intercorporate Agreement dated May 20,
                              1994 among Waxman Industries, Waxman USA,
                              Barnett Inc., Waxman Consumer Products
                              Group Inc., WOC Inc. and Western American
                              Manufacturing, Inc.

10.8*** Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc.,
                              Waxman Consumer

Exhibit Number                       Exhibit Index                                      Sequential Page Number
- --------------             -----------------------------------------                    ----------------------
                              Products Group Inc. and WOC Inc., the
                              Lenders and Issuers party thereto and
                              Citicorp USA, Inc., as Agent, and certain
                              exhibits thereto.

 10.9***                      Term Loan Credit Agreement dated as of May
                              20, 1994 among Waxman USA, Inc., Barnett
                              Inc., Waxman Consumer Products Group, Inc.
                              and WOC Inc., the Lenders and Issuers
                              party thereto and Citibank, N.A., as
                              Agent.

 12.1***                      Statement re: computation of ratios.

 21.1***                      List of Subsidiaries of the Company.

 23.1                         Consent of Arthur Andersen & Co.

 23.2*                        Consent of Shereff, Friedman, Hoffman &
                              Goodman (contained in its opinion filed as Exhibit 5.1 to this Registration
                              Statement).

 24.1                         Power of Attorney (included in Part II of
                              Registration Statement).

 25.1* Statement of eligibility and qualification on Form T-1 of The Huntington National
                              Bank, as Deferred Coupon Note Trustee
                              (bound separately).

 99*                          (a) Form of Letter of Transmittal with
                              respect to the Exchange Offer

                              (b) Form of Notice of Guaranteed Delivery

                              (c) Substitute Form W-9 and Guidelines for
                              Certification of Taxpayer Identification
                              Number on Substitute Form W-9

_________________

*        To be filed by amendment.
**       Incorporated herein by reference as indicated.
*** Filed as exhibits to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 20, 1994.